Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of July 23, 2013

among

CRESTVIEW DSW INVESTORS, L.P.,

CRESTVIEW DSW MERGER SUB, INC.,

DSW GROUP, INC.

and

DSW GROUP HOLDINGS, LLC

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	-	Limited Guarantee
Exhibit B	-	Written Consent
Exhibit C	-	Balance Sheet Rules
Exhibit D	-	Disclosure Schedule
Exhibit E	-	Escrow Agreement
Exhibit F	-	Certificate of Merger
Exhibit G	-	Letter of Transmittal
Exhibit H	-	Equity Commitment Letter
Exhibit I	-	Debt Commitment Letter
Exhibit J	-	Company Press Release
Exhibit K	-	Seller Press Release Provisions

DISCLOSURE SCHEDULE

Schedule 4.2	-	Capitalization; Subsidiaries
Schedule 4.3	-	Authority; No Conflict; Required Filings and Consents (Company)
Schedule 4.4	-	Financial Statements; Absence of Undisclosed Liabilities
Schedule 4.5	-	Tax Matters
Schedule 4.6	-	Absence of Certain Changes or Events
Schedule 4.7	-	Property
Schedule 4.8	-	Intellectual Property
Schedule 4.9	-	Employee Benefit Plans
Schedule 4.10	-	Material Contracts
Schedule 4.11	-	Compliance with Law; Necessary Authorizations
Schedule 4.12	-	Labor Matters
Schedule 4.13	-	Insurance
Schedule 4.14	-	Litigation
Schedule 4.15	-	Compliance with Environmental Requirements
Schedule 4.16	-	Customers and Suppliers
Schedule 4.17	-	Related Party Transactions
Schedule 4.18	-	No Brokers (Company)
Schedule 5.2	-	Authority; No Conflict; Required Filings and Consents (Seller)
Schedule 5.5	-	No Brokers (Seller)
Schedule 6.2	-	Authority; No Conflict; Required Filings and Consents (Parent and Merger Sub)
Schedule 6.7	-	No Brokers (Parent and Merger Sub)
Schedule 7.2	-	Conduct of Business Prior to the Closing
Schedule 7.4	-	Funded Indebtedness
Schedule 7.9	-	Termination of Affiliate Transactions
Schedule 7.10	-	Tax Matters
Schedule 12.1(a)(iv)	-	Terracon Reports

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2013 (this “Agreement”), is entered into by and among Crestview DSW Investors, L.P., a Delaware limited partnership (“Parent”), Crestview DSW Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DSW Group, Inc., a Delaware corporation (the “Company”), and DSW Group Holdings, LLC, a Delaware limited liability company (“Seller”). Parent, Merger Sub, the Company and Seller are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms which are used but not otherwise defined herein are defined in Sections 1.1 and 1.2.

RECITALS

WHEREAS, the general partner of Parent and the respective boards of directors of Merger Sub and the Company have unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger, on the terms and conditions set forth in this Agreement;

WHEREAS, as a result of the Merger, (a) the Company will become a wholly owned subsidiary of Parent, and (b) each issued and outstanding share of capital stock of the Company not owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries, other than the Dissenting Shares, shall be converted into the right to receive a portion of the Merger Consideration on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Sponsor has delivered to the Company a limited guarantee (the “Limited Guarantee”), dated as of the date hereof, with respect to certain of Parent’s obligations under this Agreement, which Limited Guarantee is attached as Exhibit A; and

WHEREAS, immediately following the execution and delivery of this Agreement, the written consent in the form attached hereto as Exhibit B, approving and adopting this Agreement (the “Written Consent”), will be executed and delivered by Seller, which Written Consent, when executed and delivered, will be sufficient to obtain the Company Stockholder Approval.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I, whenever used herein (including the Exhibits and Schedules hereto), shall have the following meanings:

“Accounting Methodology” means the accounting principles, methods and practices utilized in preparing the most recent audited consolidated balance sheet of the Company and its Subsidiaries, applied on a consistent basis and in accordance with GAAP, using consistent estimation methodologies and judgments and with consistent classifications.

“Action” means any claim, action, demand, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Entity.

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, when used in relation to Parent or Merger Sub, the term “Affiliate” shall not include any portfolio company of Parent or any of its Affiliates.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit C (which also sets forth, for illustration purposes only, a computation of Net Working Capital and of Net Indebtedness as of the close of business on June 28, 2013); provided, that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit C, the rules set forth on Exhibit C shall apply.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by Law to be closed.

“Cash and Equivalents” means, as of any date, the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries as of such date determined in accordance with the Accounting Methodology. Cash and Equivalents as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby) shall be deemed to be increased by the amount of any reasonable and documented out-of-pocket expenses paid by the Company or any of its Subsidiaries in connection with the performance of its obligations under Section 7.6(a) to the extent such amounts have not been reimbursed by or on behalf of Parent to the Company prior to the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Compliant” means, with respect to the Required Information, that (a) such Required Information (other than projections and other forward-looking information, and information of a general economic or industry-specific nature) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances, (b) such Required Information complies with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act. Notwithstanding anything to the contrary set forth herein, the definition of “Compliant” shall only be relevant as it relates to the Required Information and only for purposes of determining the commencement and completion of the Marketing Period and no liability or indemnification obligations by Seller shall arise in any respect as a result of the Required Information not being Compliant.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other arrangement of any kind (in each case, whether written or oral).

“Disclosure Schedule” means the disclosure schedules attached hereto as Exhibit D.

“Environmental Law” means any Law applicable to the Company or any of its Subsidiaries and relating to pollution or protection of the environment, including Laws relating to emissions, discharges or releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of or exposure to pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

“Evercore Engagement Letter” means that certain engagement letter, dated March 14, 2013, between Evercore Group L.L.C. and the Company, as in effect on the date hereof.

“Former Company Stockholders” means the stockholders of the Company as of immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governmental Entity” means federal, state, provincial, local or foreign government or any court, administrative regulatory, self-regulatory or other governmental agency, tribunal, arbitrator, commission, authority or instrumentality, and the local, county, city, state and foreign equivalents thereof.

“Hazardous Materials” means pollutants, contaminants and hazardous or toxic materials, substances or wastes, in each case that are regulated under Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Acts of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Indebtedness” means, with respect to the Company and its Subsidiaries and without duplication: (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) the net liability in respect of any interest rate, currency or commodity swaps, collars, caps and other hedging obligations; (d) all obligations under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for under GAAP as capital leases; (e) all obligations under any performance bond or letter of credit (other than any undrawn amount in respect of such letters of credit or similar credit transactions) or any bank overdrafts and similar charges; (f) all obligations in respect of any accrued interest, premiums, penalties and other obligations relating to any of the foregoing; (g) all obligations referred to in clauses (a) through (f) above that are either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries; (h) all obligations that are classified and accounted for by the Company as insurance reserves in accordance with the Accounting Methodology; (i) all obligations that are classified and accounted for by the Company as deferred compensation in accordance with the Accounting Methodology (including any amounts owed under the DS Waters of America, Inc. Deferred Compensation Administration Plan and the DS Waters of America, Inc. Executive Deferred Compensation Plan); (j) all obligations that are classified and accounted for by the Company as accrued severance costs in accordance with the Accounting Methodology; (k) all obligations that are classified and accounted for by the Company as unclaimed property in accordance with the Accounting Methodology; and (l) all accrued liabilities under any of the Company’s and any of its Subsidiaries’ post-retirement medical plans. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include: (i) any amounts available under any credit facility (including any letters of credit or surety bonds) to the extent undrawn or uncalled; (ii) any obligations in respect of customer deposits; (iii) any obligations in respect of the Industrial Bonds; (iv) any obligations in respect of Taxes; (v) any accrued liabilities under any of the Company’s or any of its Subsidiaries’ pension plans; (vi) any obligations for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); (vii) any intercompany accounts payable or intercompany loans solely between the Company and any of its wholly owned Subsidiaries of any kind or nature to the extent such amounts eliminate fully in consolidation; (viii) any component of Net Working Capital, including trade liabilities and accrued expenses incurred and payable in the ordinary course of business; and (ix) any component of Transaction Expenses.

“Industrial Bonds” means The Variable Rate Demand Industrial Development Revenue Bonds (McKesson Water Products Project) Series 1996 issued November 1, 1996 by the Waller County Industrial Corporation, which are held by and owed to the Company and/or its wholly owned Subsidiaries.

“Intellectual Property” means, as they exist anywhere in the world, all (a) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, reexaminations, interferences and extensions thereof, (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names, together with any registrations and applications in connection therewith and all goodwill associated therewith, (c) copyrights and any registrations and applications in connection therewith, (d) trade secrets, know-how, inventions, processes, procedures, designs, databases, confidential business information and other proprietary information and rights, (e) domain names, Internet addresses and other computer identifiers and (f) computer software, and all source code, object code, specifications, documentation and program architecture associated therewith.

“Knowledge” means (a) with respect to the Company, the actual (but not constructive) knowledge, after reasonable inquiry, of Thomas J. Harrington, Ron Z. Frieman, Ryan K. Owens and Randy Lindquist; (b) with respect to Seller, the actual (but not constructive) knowledge, after reasonable inquiry, of Thomas J. Harrington, Ron Z. Frieman, Ryan K. Owens and Randy Lindquist; and (c) with respect to Parent and Merger Sub, the actual (but not constructive) knowledge, after reasonable inquiry, of Katherine Chung and Jeff Marcus.

“Labor Laws” means all Laws relating to employment and employment practices, including the Occupational Safety and Health Act, those Laws relating to wages, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers’ compensation, or any other protected classification), affirmative action, and other hiring practices, immigration, workers’ compensation, unemployment, the payment of social security and other employment-related taxes, employment standards, employment of minors, health and safety, labor relations, unions, withholding, payment of wages and overtime of any kind, workplace safety, insurance, pay equity, employee classification, family and medical leave, the Immigration Reform and Control Act and any similar applicable Laws.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Entity.

“Leased Property” means any Real Property that is subject to a Property Lease.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, determined, determinable or otherwise, whenever or however arising, whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Marketing Period” means the first period of twenty (20) consecutive days (a) beginning on the later of (i) September 3, 2013 and (ii) two (2) days after the receipt by Parent of the Required Information and such Required Information is Compliant, (b) throughout and at the end of which Parent shall have (and the Debt Providers shall have access to) the Required Information and such Required Information is Compliant and (c) throughout and at the end of which the conditions set forth in Sections 10.1(a), (b), (c) and (d) and 10.2(a), (b) and (c) shall be satisfied and nothing shall have occurred and no circumstance shall exist that would cause any of the conditions set forth in Sections 10.1(a), (b), (c) and (d) and 10.2(a), (b) and (c) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive day period. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the twenty (20) consecutive day period described above if the Debt Financing is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive day period: (A) the Company or any of its Subsidiaries has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under consideration, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated, (B) the applicable independent accountants of the Company and its Subsidiaries shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements of the Company and its Subsidiaries for the applicable periods by the applicable independent accountants or (C) any Required Information would not be Compliant at any time during such twenty (20) consecutive day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty (20) consecutive day period, then the Marketing Period shall be deemed not to have occurred); provided that (I) the Company shall use commercially reasonable efforts to provide reasonable advance written notice to Parent of the date on which the Company anticipates that it will deliver the Required Information to Parent and (II) if the Company in good faith reasonably believes that it has delivered the Required Information and that such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date set forth in such notice, provided that the Marketing Period shall not commence prior to the date provided for in clause (a) above, unless Parent in good faith reasonably believes the Company has not completed delivery of such information, and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity the information that the Company has not delivered); provided, further, in the event that the Marketing Period shall terminate after its commencement due to (x) the Required Information not being Compliant, (y) any of the conditions set forth in Sections 10.1(a), (b), (c) and (d) and 10.2(a), (b) and (c) not being satisfied or the occurrence or existence of any circumstance that would cause any of the conditions set forth in Sections 10.1(a), (b), (c) and (d) and 10.2(a), (b) and (c) not to be satisfied or (z) for any other reason, Parent shall deliver prompt (and, in any event, within two (2) days after becoming aware of such termination) written notice to Seller and the Company describing in reasonable detail the reasons for such termination.

“Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that is or would reasonably be expected to be materially adverse to (a) the business, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate timely the Merger and the other transactions contemplated by this Agreement; provided, however, that, for purposes of the foregoing clause (a) only, Material Adverse Effect shall not include, alone or in any combination, any adverse change, effect, event, occurrence, condition, state of facts or development relating to or resulting from (i) the economy in general, the industry in which the Company or any of its Subsidiaries operates, or any worldwide, national or local conditions or general circumstances (political, economic, financial, regulatory or otherwise), (ii) acts of god, force majeure, an outbreak or escalation of hostilities or the declaration of a state of emergency or war, or the occurrence of any other similar calamity or crisis (including any act of terrorism), (iii) changes in Laws after the date hereof, (iv) changes in GAAP or its authoritative application after the date hereof, (v) the announcement or existence of this Agreement or the Merger or the other transactions contemplated hereby (provided, that the exception in this clause (v) shall not be deemed to apply to the representations and warranties set forth in Section 4.3(d), the first sentence of Section 4.8(d), the fourth sentence of Section 4.8(e) and the first sentence of Section 4.9(g) and, to the extent related thereto, the condition set forth in Section 10.2(b)), or (vi) actions or omissions of the Company or any of its Subsidiaries taken with the prior written consent of Parent or Merger Sub (it being understood that the Debt Commitment Letter provides that Parent and Merger Sub may not consent under this Agreement without the consent of the Arrangers (as defined in the Debt Commitment Letter)), except to the extent, with respect to clauses (i), (ii), (iii) and (iv) above, that any such change, effect, event, occurrence, condition, state of facts or development disproportionately affects the Company and/or its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries participate.

“Net Indebtedness” means the Indebtedness outstanding as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby) less the Cash and Equivalents as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby).

“Net Working Capital” means, as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby), the current assets of the Company and its Subsidiaries on a consolidated basis as of such time (other than Cash and Equivalents, restricted cash and cash equivalents and deferred Tax assets) less the current liabilities of the Company and its Subsidiaries on a consolidated basis as of such time (excluding any item or amount included in either Indebtedness, Transaction Expenses, income Taxes and deferred Tax liabilities, any expense payable by the Company in connection with the performance of its obligations under Section 7.6(a)). Net Working Capital (and each component thereof) shall be determined in accordance with the Balance Sheet Rules.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Entity.

“Other Stockholder Costs” means the sum of (a) any Damages suffered or incurred as a result of any Action in connection with the assertion of appraisal rights as described in Section 2.8, (b) an amount equal to the difference between (i) the amount paid to holders of Dissenting Shares in respect of such Dissenting Shares that have demanded and perfected appraisal rights for such shares in accordance with the DGCL (and have not effectively withdrawn or lost such appraisal rights) and (ii) the aggregate consideration that would have been paid to such holders pursuant to the terms of this Agreement with respect to such Dissenting Shares if no demand for appraisal had been made by the holders of such shares and (c) any Damages suffered or incurred as a result of any Action brought by any stockholder of the Company alleging a breach of fiduciary duty by the board of directors of the Company in respect of the approval and adoption of this Agreement and the consummation of the Merger.

“Permits” means all licenses, permits, consents, approvals, registrations, qualifications and filings required under applicable Law.

“Permitted Liens” means (a) Liens set forth on Schedule 4.7(a); (b) Liens for Taxes which are not yet due and payable; (c) statutory Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen and other like persons for labor, materials, or supplies, if any, arising in the ordinary course of business for amounts not yet due and payable; (d) easements, rights of way, zoning ordinances and other similar encumbrances that are of record affecting Real Property which do not or would not, individually or in the aggregate, impair in any material respect the value, use, occupancy or operation of the Real Property to which they relate and which are not violated by the current use, occupancy or operation of such Real Property; (e) Liens resulting from deposits made in connection with workers’ compensation, unemployment taxes or insurance, social security and like Laws; (f) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof solely to the extent that such Liens will be released in full and terminated at or prior to the Closing in accordance with this Agreement; and (g) Liens that encumber a landlord’s interest in Real Property that is leased to the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of its Subsidiaries, allows the identification of or contact with a natural person or can be used to identify a natural person.

“Real Property” means any real property or space in any building located thereon owned in fee or used or occupied pursuant to any lease, sublease, license, or other use or occupancy agreement by the Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, the directors, officers, employees, managers, members, partners, equity holders, agents, consultants, advisors (including legal counsel, accountants and financial advisors) and representatives of such Person.

“Required Information” means all financial statements, financial data, projections, audit reports and other information regarding the Company and its Subsidiaries (including, for the avoidance of doubt, DS Waters Enterprises, Inc.) of the type required for a registered public offering and of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act (it being understood that DS Waters Enterprises, Inc. expects to be a non-accelerated filer under the Securities Act), to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter (assuming that such offering(s) were consummated at the same time during the Company’s and its Subsidiaries’ fiscal year as such offering(s) of debt securities will be made) or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s and its Subsidiaries’ independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Commitment Letter and which the Company shall have no reason to believe that its and its Subsidiaries’ accountants are not prepared to issue.

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” means any tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, where the context requires, any corporation, partnership, limited liability company or other entity in which such Person, directly or indirectly, owns or controls more than fifty percent (50%) of the voting power or other ownership interests.

“Target Net Working Capital” means $28,500,000.

“Tax” or “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group).

“Tax Returns” means all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or similar statements (and all statements, schedules and attachments thereto) required to be filed in connection with any Taxes.

“Tax Sharing Agreement” means any Contract primarily relating to the sharing, allocation or indemnification of Taxes, or any similar Contract.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Limited Guarantee, each Letter of Transmittal and the agreements, certificates and instruments executed (or to be executed) by a Party and delivered (or to be delivered) pursuant to this Agreement in connection with the Closing.

“Transaction Expenses” means any and all out-of-pocket fees, costs and expenses incurred or subject to reimbursement by the Company or any of its Subsidiaries, in each case arising out of the preparation and/or execution of this Agreement and/or the consummation of the Merger or the other transactions contemplated by this Agreement (whether incurred prior to, on or after the date hereof) and not paid prior to the Closing, including, without duplication: (a) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (b) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (c) any fees, costs and expenses or payments related to any transaction or sale bonus (including any bonus payments pursuant to the Transaction Management Incentive Plan and the DSW Group, Inc. Equity Realization Bonus Plan), discretionary bonus, change-of-control payment, success fee, retention payment, phantom equity payout, “stay put” or other compensatory payments made or payable to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, whether provided pursuant to an employment agreement or otherwise, in each case made to a current or former employee or other Person as a result of the execution of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including any withholding and employment Taxes associated therewith, and including any such payments that are due after the Closing; (d) any and all other fees, expenses or payments resulting from the change of control or otherwise payable by Seller or the Company in connection with the receipt of any consent or approval required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents; (e) any and all payments under (i) the Contingent Payment Agreement, dated as of April 20, 2012, by and among Seller, the Company, DS Waters Enterprises, Inc., DS Waters of America, Inc. and each of the other persons listed on the signature pages thereto and (ii) the Minority Guaranteed Payment Agreement, dated as of April 20, 2012, by and among Seller, the Company, DS Waters Enterprises, Inc., DS Waters of America, Inc. and each of the other persons listed on the signature pages thereto; (f) the costs of D&O Insurance pursuant to Section 9.5; and (g) fifty percent (50%) of any applicable Transfer Taxes. For the avoidance of doubt, Transaction Expenses shall not include (i) any of the foregoing expenses to the extent that they have been paid in full prior to the Closing, (ii) any component of Net Working Capital or Indebtedness and (iii) any payment becoming due as a result of facts or circumstances arising after the Closing (other than (A) as contemplated by Section 3.2 or (B) the passage of time), including any “double-trigger” severance payments payable as a result of a termination of employment after the Closing. For the avoidance of doubt, Transaction Expenses shall not include the amount of any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the performance of the Company’s obligations under Section 7.6(a).

“Transaction Management Incentive Plan” means the DS Waters of America, Inc. Transaction Management Incentive Plan, as in effect on the date hereof except to the extent any change thereto is required to give effect to the applicable provisions of Section 12.2(m).

“Treasury Regulations” means the final and temporary U.S. Treasury regulations issued under the Code.

Section 1.2 Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION

Adjustment Band	3.1(a)(ii)
Affiliate Transactions	4.17
Agreement	Caption
Alternate Debt Financing	8.6(d)
Bankruptcy and Equity Exceptions	4.3(a)
Basket Amount	12.2(b)
Cap	12.2(d)
Cascade	7.11
Cascade Acquisition	7.11

TERM	SECTION

Cascade LOI	7.11
Certificate(s)	2.6(f)
Certificate of Merger	2.4(a)
Closing	2.2(a)
Closing Date	2.2(a)
Closing Transaction Expenses	3.1(a)(i)
Commitment Letters	6.4
Common Stock	2.6
Common Stock Per Share Price	2.6(c)(iii)
Company	Caption
Company Board Approval	4.3(b)
Company Fundamental Representations	12.2(a)
Company Intellectual Property	4.8(a)
Company Multiemployer Plan	4.9(a)
Company Permits	4.11(b)
Company Press Release	9.2(a)
Company Stock Plan	2.6(e)
Company Stockholder Approval	4.3(a)
Confidentiality Agreement	9.1(a)
Contest	13.3(a)
D&O Insurance	9.5
Damages	12.1(a)
De Minimis Amount	12.2(c)
Debt Commitment Letter	6.4
Debt Financing	6.4
Debt Financing Notice Event	8.6(d)
Debt Providers	6.4
DGCL	2.4(a)
Dissenting Shares	2.8(a)
DSWA	7.11
Effective Time	2.4(b)
Employee Plan	4.9(a)
Employees	8.2(a)
Environmental Investigations	12.1(a)(iv)
ERISA	4.9(a)
ERISA Affiliate	4.9(a)
Equity Commitment Letter	6.4
Equity Financing	6.4
Equityholder Party	14.4
Escrow	2.2(b)(iii)
Escrow Agent	2.2(b)(iii)
Escrow Agreement	2.3
Escrow Amount	2.2(b)(iii)
Estimated Closing Amounts	3.1(a)(ii)
Estimated Merger Consideration	2.1

TERM	SECTION

Estimated Net Indebtedness	3.1(a)(i)
Estimated Net Working Capital	3.1(a)(i)
Estimated Transaction Expenses	3.1(a)(i)
Financial Statements	4.4(a)
Financing	6.4
Financing Agreements	8.6(a)
Funded Indebtedness	7.4
General Survival Date	12.2(a)
Indemnified Party	12.2(b)
Indemnifying Party	12.4(a)
Independent Auditor	3.1(b)(ii)
Interim Financials	4.4(a)
IRS	4.9(c)
Letter of Transmittal	2.7(b)
Licensed Intellectual Property	4.8(a)
Liens	4.7(a)(i)
Limited Guarantee	Recitals
Liquidation Preference	2.6(c)(i)
Material Contract	4.10(a)
Merger	Recitals
Merger Consideration	3.1(b)(vi)
Merger Sub	Caption
Most Recent Balance Sheet	4.4(a)
Multiemployer Plan	4.9(a)
New Debt Commitment Letter	8.6(d)
Notice of Claim	12.4(a)
Objection Notice	12.4(a)
Outside Date	11.1(c)
Owned Intellectual Property	4.8(a)
Owned Real Property	4.7(b)(i)
Parent	Caption
Parent Fundamental Representations	12.2(a)
Parent Indemnified Parties	12.1(a)
Parent Plans	8.2(b)
Parent Related Parties	11.3(b)
Party	Caption
Pay-Off Lenders	7.4
Pay-Off Letters	7.4
Personal Property	4.7(a)(i)
Post-Closing Adjustment Transaction Expense Amounts	3.2(a)(i)
Post-Closing Escrow Transaction Expense Amounts	3.2(b)
Post-Closing Tax Period	13.6(a)
Post-Signing Tax Returns	13.4(a)
Pre-Closing Statement	3.1(a)(i)
Pre-Closing Tax Return Amendment	13.7

TERM	SECTION

Pre-Closing Taxable Periods	13.4(b)
Pre-Closing Taxes	13.1(a)(i)
Preferred Stock	2.6
Privacy Policy	4.8(e)
Property Leases	4.7(b)(ii)
Releasing Person	14.3
Released Person	14.3
Restricted Activity SEC	12.1(d) 7.6(a)(iv)
Securityholder	14.17(a)
Seller	Caption
Seller Fundamental Representations	12.2(a)
Seller Indemnified Parties	12.1(b)
Seller Objection	3.1(b)(ii)
Seller Press Release Provisions	9.2(a)
Significant Customers	4.16
Significant Suppliers	4.16
Sponsor	6.4
Stock Option	2.6(e)
Subsidiary Securities	4.2(e)
Surviving Corporation	2.5(a)
Tax Benefits	12.2(h)
Termination Fee	11.3(b)
Terracon Reports	12.1(a)(iv)
Third-Party Notice	12.4(c)
Transaction Expense Calculation	3.2(a)(i)
Transfer Taxes	13.8
WARN Act	4.12(c)
Written Consent	Recitals

Section 1.3 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an article, section or exhibit of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof, (b) the word “including” (or any derivation thereof) means “including, without limitation,” (c) words importing the singular will also include the plural, and vice versa, (d) words denoting any gender shall include all genders, (e) the word “or” is not exclusive, (f) any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder as from time to time amended, modified or supplemented, (g) references to a Person are also to its permitted successors and assigns, (h) references to Schedules shall mean one of the disclosure schedules constituting the Disclosure Schedule, (i) references to any Contract (other than the Limited Guarantee, the Equity Commitment Letter and the Debt Commitment Letter)

shall mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any Schedule, all such amendments, supplements or modifications must also be listed on such Schedule and (j) any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by GAAP. References to “$” or “dollars” will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

ARTICLE II

THE MERGER; CONVERSION OF SECURITIES

Section 2.1 Merger Consideration. Subject to adjustment as set forth in Section 3.1, the aggregate merger consideration to be paid by Parent at the Closing shall be an amount equal to Nine Hundred Million Dollars ($900,000,000), adjusted on a dollar-for-dollar basis as follows (such consideration, as adjusted, the “Estimated Merger Consideration”):

(a) it shall be increased by the amount, if any, by which Estimated Net Indebtedness is less than zero (-0-) or decreased by the amount, if any, by which Estimated Net Indebtedness is greater than zero (-0-);

(b) it shall be increased by the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital or decreased by the amount, if any, by which the Target Net Working Capital exceeds Estimated Net Working Capital; and

(c) it shall be decreased by the amount of Estimated Transaction Expenses.

Section 2.2 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Company and Parent (but in no event later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article X, other than those conditions which, by their nature, are to be satisfied at the Closing, it being agreed, for the avoidance of doubt, that the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, or at such other time, date and place as they shall agree; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article X (other than those conditions which, by their nature, are to be satisfied at the Closing, it being agreed, for the avoidance of doubt, that the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), then notwithstanding the satisfaction or waiver of such conditions, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on not less than two (2) Business Days’ notice to the Company and Seller and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article X as of the date determined pursuant to this proviso other than those conditions which, by their nature, are to be satisfied at the Closing, it being agreed, for the avoidance of doubt, that the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing).

(b) Subject to the terms and conditions of this Agreement, the Parties shall consummate the Merger on the Closing Date by taking the following actions:

(i) The Parties shall cause the Certificate of Merger to be executed and delivered to the Secretary of State of the State of Delaware for filing;

(ii) Parent shall deliver the Estimated Merger Consideration less the Escrow Amount by wire transfer of immediately available funds to no more than three (3) accounts of Seller as Seller shall designate at least two (2) Business Days prior to the Closing, for payment by Seller to the Former Company Stockholders in accordance with this Agreement, and none of Parent, the Company or any of their respective Affiliates shall have any Liability with respect to the disbursement by Seller of such amount to the Former Company Stockholders or for any errors or omissions by Seller in connection therewith;

(iii) Parent shall deposit with Bank of America, N.A., as escrow agent, or such other escrow agent reasonably acceptable to Parent and Seller (the “Escrow Agent”), an amount equal to $50,000,000 (together with any interest or earnings thereon, the “Escrow Amount”) for the purpose of securing the obligations of the Former Company Stockholders to pay any amounts set forth in Section 3.1(b)(vi), Section 12.1(a) and Section 13.1(a) (the “Escrow”);

(iv) Parent shall deliver or cause to be delivered to the Pay-Off Lenders the amounts set forth on the applicable Pay-Off Letters by wire transfer of immediately available funds to the account or accounts set forth in such Pay-Off Letters;

(v) Parent shall pay, or cause to be paid, on behalf of the Company, the Closing Transaction Expenses by wire transfer of immediately available funds in accordance with the final invoices or other documentation therefor that are delivered to Parent pursuant to Section 3.1(a)(i), except that, in the case of any Closing Transaction Expenses payable to participants under the Transaction Management Incentive Plan, such Closing Transaction Expenses shall be paid, or cause to be paid, to the Company for disbursement through the Company’s normal payroll procedures (and reduced by applicable withholdings) to such participants after the Closing in accordance with the terms and conditions of the Transaction Management Incentive Plan; it being understood that (A) prior to the Closing, Parent and certain participants under the Transaction Management Incentive Plan may agree that a portion of the proceeds payable to such participants thereunder will be invested in Parent (or its Affiliate), (B) such participants may direct the Company, in a writing reasonably satisfactory to Parent and Seller, not to pay such proceeds in cash at the time and under the circumstances required by the Transaction Management Incentive Plan but to instead invest such proceeds in Parent (or its Affiliate) on behalf of such participants, (C) without otherwise affecting the rights of Parent and the Former Company Stockholders to any adjustments or payments pursuant to Article III in the event that any such proceeds are not ultimately invested in Parent (or its Affiliates), the amount of the Closing Transaction Expenses paid to the Company at the Closing for the benefit of participants under the Transaction Management Incentive Plan shall be reduced by the amount of proceeds being so invested in Parent (or its Affiliates); and (D) for the avoidance of doubt, neither Seller nor any of its Affiliates shall have any Liability with respect to any Transaction Expenses invested by such participants in Parent (or its Affiliates) in accordance with this Section 2.2(b)(v) or for any errors or omissions by Parent or the Company in connection therewith;

(vi) The Company shall deliver or cause to be delivered to Parent: (A) a certificate of non-foreign status pursuant to Section 7.5 and (B) evidence of termination of the Affiliate Transactions to be terminated pursuant to Section 7.9; and

(vii) The Company, Seller and Parent shall take such further actions and make such other deliveries as are set forth in Sections 10.2(d) and 10.3(c) and as otherwise required by the terms of this Agreement.

Section 2.3 Escrow. The Escrow Amount shall be held and disbursed pursuant to the terms and conditions of the Escrow Agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”).

Section 2.4 Effective Time of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the Delaware General Corporation Law (the “DGCL”) and substantially in the form attached hereto as Exhibit F shall be duly executed by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date.

(b) The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as the Parties shall have agreed upon and as provided in the Certificate of Merger (the “Effective Time”).

Section 2.5 Effect of the Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease (the Company following consummation of the Merger is sometimes referred to herein as the “Surviving Corporation”), and (ii) the certificate of incorporation of the Company shall be amended and restated as set forth in the Certificate of Merger, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (iii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

(b) The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(c) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall, from and after the Effective Time, become the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.6 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), holders of any shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), or holders of any shares of capital stock of Merger Sub, the foregoing shares shall be converted as follows:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b) Cancellation of Company-Owned Stock. Any shares of Preferred Stock or Common Stock that are owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries shall be canceled and retired and shall cease to exist without any consideration payable therefor.

(c) Preferred Stock. Each issued and outstanding share of Preferred Stock as of immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6(b) and any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, be converted into the right to receive, in cash:

(i) the lesser of (A) $104.557 plus an amount equal to all accrued but unpaid dividends on such share (the “Liquidation Preference”) and (B) an amount equal to a fraction, (1) the numerator of which is the Estimated Merger Consideration minus the Escrow Amount and (2) the denominator of which is the number of issued and outstanding shares of Preferred Stock as of immediately prior to the Effective Time;

(ii) if the full Liquidation Preference has not been paid in respect of such share pursuant to Section 2.6(c)(i) or this Section 2.6(c)(ii), any additional amounts as may be payable to the Former Company Stockholders from time to time after the Closing pursuant to Section 3.1, Section 8.7, Article XII, Article XIII or the Escrow Agreement (pro rata based on the aggregate number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time) until and to the extent that an aggregate amount equal to the Liquidation Preference has been paid in respect of such share pursuant Section 2.6(c)(i) and this Section 2.6(c)(ii); and

(iii) if such share has received an aggregate amount under Section 2.6(c)(i) and (ii) equal to the full Liquidation Preference, (A) an amount equal to the quotient of (1) the result of (x) the Estimated Merger Consideration minus (y) the Escrow Amount minus (z) the aggregate amount paid to holders of Preferred Stock as of immediately prior to the Effective Time pursuant to Section 2.6(c)(i) and (ii), divided by (2) the number of shares of Preferred Stock and Common Stock issued and outstanding immediately prior to the Effective Time (the “Common Stock Per Share Price”), and (B) any additional amounts as may be payable to the Former Company Stockholders from time to time after the Closing pursuant to Section 3.1, Section 8.7, Article XII, Article XIII or the Escrow Agreement (pro rata based on the aggregate number of shares of Preferred Stock and Common Stock issued and outstanding immediately prior to the Effective Time).

(d) Common Stock. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 2.6(b) and any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, be converted into the right to receive, in cash, (A) the Common Stock Per Share Price and (B) any additional amounts as may be payable to the Former Company Stockholders from time to time after the Closing pursuant to Section 3.1, Section 8.7, Article XII, Article XIII or the Escrow Agreement (pro rata based on the aggregate number of shares of Preferred Stock and Common Stock issued and outstanding immediately prior to the Effective Time), it being understood that no share of Common Stock shall be entitled to any payment hereunder unless and until each share of Preferred Stock issued and outstanding immediately prior to the Effective Time has received an aggregate amount under Section 2.6(c)(i) and (ii) equal to the full Liquidation Preference.

(e) Stock Options. Immediately prior to Closing, each option to acquire shares of Common Stock (“Stock Option”) granted under the DSW Group, Inc. Stock Option Plan (the “Company Stock Plan”) that is outstanding and unexercised immediately prior to the Closing, whether or not then vested or exercisable, shall be, by virtue of the consummation of the Merger and without any action on the part of the Company, the holder of that Stock Option or any other Person, cancelled and converted into the right to receive from Seller, out of the proceeds payable to Seller under this Agreement and the Escrow Agreement, as promptly as reasonably practicable after the Closing Date, an amount in cash, without interest, equal to the amount, if any, to which such holder of a Stock Option is entitled to receive under Section 7.1 of the Company Stock Plan, less any Taxes required to be withheld in accordance with applicable Law. In the event that a Stock Option does not entitle the holder thereof to receive any payment amount under Section 7.1 of the Company Stock Plan as determined immediately prior to the

Closing, such Stock Option will be cancelled effective as of Closing without consideration and such Stock Option shall have no further force or effect. At or prior to the Closing, the Company shall adopt any resolutions that may be necessary to effectuate the provisions of this Section 2.6(e) and to terminate the Company Stock Plan.

(f) Cancellation of Certificates. All shares of Preferred Stock and Common Stock, when converted pursuant to Section 2.6(c) and (d), respectively, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of an outstanding certificate or certificates (each a “Certificate”, and collectively the “Certificates”) representing any such shares of Preferred Stock or Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the amount set forth in Section 2.6(c) or (d), as applicable, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.7, all as set forth in this Agreement.

Section 2.7 Payment of Merger Consideration; Exchange of Certificates.

(a) Seller shall act as paying agent for the payment from time to time of the Merger Consideration upon surrender of Certificates and the cancellation of the Stock Options and in connection with the distribution of any additional amounts as may be payable to the Former Company Stockholders from time to time after the Closing pursuant to Section 3.1, Article XII, Article XIII or the Escrow Agreement. Seller shall be solely responsible for determining the amounts payable to the Former Company Stockholders pursuant to this Agreement in respect of their shares of Preferred Stock and Common Stock and their Stock Options, and none of Parent, the Company or any of their respective Affiliates shall have any Liability with respect to the disbursement by Seller of any such amounts to the Former Company Stockholders or for any errors or omissions by Seller in connection therewith.

(b) From and after the Effective Time, each holder of a Certificate or Certificates immediately prior to the Effective Time shall surrender each Certificate to Seller, and receive promptly upon receipt thereof by Seller the amounts payable under this Agreement in respect of the shares represented by such Certificate. The surrender of Certificates shall be accompanied by duly completed and executed letters of transmittal in the form attached hereto as Exhibit G (each, a “Letter of Transmittal”). Seller shall promptly provide to Parent copies of any Letters of Transmittal received by Seller, and Parent shall promptly determine whether such Letters of Transmittal have been properly completed and executed. Until so surrendered, each outstanding Certificate shall be deemed for all purposes from and after the Effective Time to evidence the right to receive the applicable amounts set forth in this Agreement but shall, subject to applicable appraisal rights under the DGCL, have no other rights. From and after the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Preferred Stock or Common Stock, as applicable, outstanding immediately prior to the Effective Time. Upon the request of Parent, Seller shall promptly deliver to Parent all original Certificates and Letters of Transmittal in Seller’s possession.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in form satisfactory to Seller and Parent (but without the posting of a bond) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Seller shall pay the amounts set forth in this Agreement in exchange therefor pursuant to the provisions of Section 2.6(c) (in the case of Preferred Stock) or Section 2.6(d) (in the case of Common Stock).

(d) From and after the Effective Time, each holder of Stock Options shall receive from Seller the applicable amounts, if any, into which the Stock Options shall have been converted pursuant to, and subject to, the provisions of Section 2.6(e).

(e) Notwithstanding any other provision of this Agreement, Parent, the Surviving Corporation, Seller and the Escrow Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, to any Person such amounts that Parent, the Surviving Corporation, Seller or the Escrow Agent (as applicable) are required to deduct and withhold with respect to any such deliveries and payments under the Code or any other applicable Law. To the extent that amounts are so rightfully withheld by Parent, the Surviving Corporation, Seller or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Parent, the Surviving Corporation, Seller or the Escrow Agent, as applicable, shall disburse such withheld amounts to the applicable Governmental Entity.

Section 2.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Preferred Stock or Common Stock held by a holder who has exercised such holder’s appraisal rights in accordance with Section 262 of the DGCL, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the applicable Merger Consideration pursuant to Section 2.6, but the holder of the Dissenting Shares shall only be entitled to such appraisal rights as are granted pursuant to the DGCL.

(b) Notwithstanding the provisions of Section 2.8(a), if any holder of shares of Preferred Stock or Common Stock who demands his, her or its appraisal rights with respect to such shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its rights to receive payment for the fair market value of such shares under Section 262 of the DGCL, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration as provided in Section 2.6(c) or (d), as applicable, upon surrender of the Certificate(s) representing such shares.

(c) The Company shall provide (i) Seller and Parent prompt written notice of any written notice of intention to exercise appraisal rights, exercise of appraisal rights, withdrawals of such exercise, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) Seller with the opportunity to direct and control all negotiations and proceedings with respect to appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Seller, make or agree to make any payment with respect to any exercise of appraisal rights, or settle or offer to settle any such notices or demands.

Notwithstanding the foregoing, Seller shall not, without Parent’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld), settle or compromise any such notices or demands or consent to the entry of any judgment with respect to any such notices or demands, unless (x) such settlement or compromise does not entail any admission of liability on the part of Parent, the Company or any of its Subsidiaries and (y) the claiming party with respect to such notice or demand gives to Parent, the Company and its Subsidiaries an unconditional release from all liability in respect of such notice of demand.

ARTICLE III

CLOSING AND POST-CLOSING ADJUSTMENTS

Section 3.1 Closing and Post-Closing Adjustments.

(a) Closing.

(i) Estimates. No less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent (A) a certificate signed by an executive officer of the Company setting forth the Company’s good faith estimates and calculations of Net Working Capital (“Estimated Net Working Capital”), Net Indebtedness (“Estimated Net Indebtedness”), Transaction Expenses (“Estimated Transaction Expenses”) and the Estimated Merger Consideration (such certificate, the “Pre-Closing Statement”), in each case determined in accordance with the Balance Sheet Rules, together with supporting documentation for such estimates and any additional information reasonably requested by Parent, and (B) final invoices and other documentation with respect to all Transaction Expenses to be paid by the Company or any of its Subsidiaries to third parties at the Closing (the “Closing Transaction Expenses”). The Pre-Closing Statement shall be prepared in consultation with Parent. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3.1(a) shall limit, modify, abrogate or otherwise constitute a waiver of any of Parent’s or Seller’s rights to determine Net Working Capital, Net Indebtedness, Transaction Expenses and the Merger Consideration pursuant to Section 3.1(b).

(ii) The Company shall provide Parent and its Representatives reasonable and timely access to the working papers, personnel and other information regarding such calculations of Estimated Net Working Capital, Estimated Net Indebtedness and Estimated Transaction Expenses (collectively, the “Estimated Closing Amounts”) and the Estimated Merger Consideration as Parent may reasonably request; provided, however, that any such access to the work papers of the Company’s outside accountants shall be conditioned upon Parent’s execution of customary indemnification and confidentiality agreements. If Parent does not object to the Company’s good faith estimates of the Estimated Closing Amounts and the Estimated Merger Consideration within three (3) Business Days after its receipt of the Pre-Closing Statement, the Estimated Closing Amounts and the Estimated Merger Consideration for purposes of this Agreement shall be equal the Company’s good faith estimate of the Estimated Closing Amounts and the Estimated Merger Consideration, without otherwise affecting the rights of Parent and the Former Company Stockholders to any adjustments or payments pursuant to this Article III. If Parent shall advise the Company within three (3) Business Days after its receipt of the Pre-Closing Statement of its own good faith estimate of the Estimated Closing Amounts and such estimate in the aggregate differs from the Company’s good faith estimate of Estimated Closing Amounts in the aggregate by an amount that is less than the product of (x) twenty percent (20%) and (y) the Company’s good faith estimate of Estimated Closing Amounts in the aggregate (the resulting amount of the product of (x) and (y), the “Adjustment Band”), then the Company’s good faith estimate of Estimated Closing Amounts shall be the Estimated Closing Amounts for purposes of this Agreement, without otherwise affecting the rights of Parent and the Former Company Stockholders to any adjustments or payments pursuant to this Article III. If Parent shall advise the Company prior to the Closing of its own good faith estimate of the Estimated Closing Adjustments and such estimate in the aggregate differs from the Company’s estimate of the Estimated Closing Amounts by more than the Adjustment Band, then Parties shall for a period of two (2) Business Days endeavor in good faith to reach a mutually acceptable computation of the Estimated Closing Amounts for purposes of proceeding to the Closing, without otherwise affecting the rights of Parent and the Former Company Stockholders to any adjustments or payments pursuant to this Article III; provided that any such mutual agreement shall be deemed to be the Estimated Closing Amounts for purposes of this Agreement, without otherwise affecting the rights of Parent and the Former Company Stockholders to any adjustments or payments pursuant to this Article III. If the Parties shall fail to mutually agree pursuant to the immediately preceding sentence, the Estimated Closing Amounts for purposes of this Agreement shall be equal to the Company’s good faith estimate of the Estimated Closing Amounts minus the Adjustment Band, and the Parties shall proceed to the Closing, without otherwise affecting the rights of Parent and the Former Company Stockholders to any adjustments or payments pursuant to this Article III; provided further, however, that such difference shall be allocated among the various components of the Estimated Closing Amounts on a pro rata basis (and such amounts shall be deemed to be the Estimated Closing Amounts for the purposes of this Agreement).

(iii) Adjustment. At the Closing, the amount of the Estimated Merger Consideration shall be determined in accordance with Section 2.1.

(b) Post-Closing Adjustments.

(i) Parent’s Calculations. Within ninety (90) days after the Closing Date, Parent shall prepare or cause to be prepared a calculation of Net Working Capital, Net Indebtedness and Transaction Expenses, in each case determined in accordance with the Balance Sheet Rules, and deliver to Seller such calculations and the adjustments, if any, required to be made to the Estimated Merger Consideration pursuant to Sections 3.1(b)(iii), 3.1(b)(iv) and 3.1(b)(v). Parent shall provide Seller and its Representatives reasonable and timely access to the working papers, personnel and other information regarding such calculations of Net Working Capital, Net Indebtedness and Transaction Expenses as Seller may reasonably request; provided, however, that any such access to the work papers of the Company’s outside accountants shall be conditioned upon Seller’s execution of customary indemnification and confidentiality agreements.

(ii) Determination. Seller will have a period of up to forty-five (45) days following the delivery of Parent’s calculations of Net Working Capital, Net Indebtedness, Transaction Expenses and the Merger Consideration to notify Parent of any disagreements in reasonable detail with such calculations in writing (such notice being a “Seller Objection”). If Seller fails to deliver a Seller Objection before the end of such 45-day period, Parent’s calculation of Net Working Capital, Net Indebtedness and Transaction Expenses and the adjustments, if any, required to be made to the Estimated Merger Consideration pursuant to Sections 3.1(b)(iii), (iv) and (v) shall become final and binding on the Parties. In the event Seller delivers to Parent a Seller Objection before the end of such 45-day period, Parent and Seller shall attempt in good faith to resolve any disagreements that they may have with respect to any matter specified in the Seller Objection during the thirty (30)-day period following the delivery to Parent of a Seller Objection. If the Parties are unable to resolve the Seller Objection within such 30-day period, either Seller, on the one hand, or Parent, on the other hand, shall have the right to submit the determination of the matters to KPMG LLP or, if KPMG LLP is not available for such assignment, then an independent accountant of national standing reasonably acceptable to Parent and Seller (the “Independent Auditor”), whose decision shall be final and binding on the Parties. Seller and Parent shall each submit to the Independent Auditor a written statement setting forth their respective positions as to any and all matters which remain in dispute. There will be no ex parte communications between Seller or Parent and the Independent Auditor, other than written answers by Seller or Parent to written questions of the Independent Auditor (copies of which shall be provided simultaneously to the other Party). The Independent Auditor shall be instructed to resolve all disputed items within thirty (30) days of the submission to it of such items. In resolving any disputed item, the Independent Auditor (A) shall be bound by the provisions of this Section 3.1(b)(ii), (B) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Parent or Seller, (C) shall restrict its decision to such items included in the Seller Objection which are then in dispute, (D) may review only the written presentations of Seller and Parent in resolving any matter which is in dispute and (E) shall render its decision in writing setting forth in reasonable detail the basis upon which its decision was made. The fees, costs and expenses of the Independent Auditor shall be paid by the Party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Independent Auditor. Notwithstanding anything herein to the contrary but subject to Section 12.1(a)(vii), the dispute resolution mechanism contained in this Section 3.1(b)(ii) shall be the exclusive mechanism for resolving disputes regarding the adjustments relating to Net Working Capital, Net Indebtedness and Transaction Expenses.

(iii) Net Working Capital Adjustment. If Net Working Capital, as finally determined pursuant to Section 3.1(b)(ii), is less than Estimated Net Working Capital, then the Estimated Merger Consideration shall be reduced dollar-for-dollar by the amount of such shortfall. If Net Working Capital, as finally determined pursuant to Section 3.1(b)(ii), is greater than Estimated Net Working Capital, then the Estimated Merger Consideration shall be increased dollar-for-dollar by the amount of such difference.

(iv) Net Indebtedness Adjustment. If Net Indebtedness, as finally determined pursuant to Section 3.1(b)(ii), is less than Estimated Net Indebtedness, then the Estimated Merger Consideration shall be increased dollar-for-dollar by the amount of such shortfall. If Net Indebtedness, as finally determined pursuant to Section 3.1(b)(ii), is greater than Estimated Net Indebtedness, then the Estimated Merger Consideration shall be reduced dollar-for-dollar by the amount of such difference.

(v) Transaction Expenses Adjustment. If Transaction Expenses, as finally determined pursuant to Section 3.1(b)(ii), are less than Estimated Transaction Expenses, then the Estimated Merger Consideration shall be increased dollar-for-dollar by the amount of such shortfall. If Transaction Expenses, as finally determined pursuant to Section 3.1(b)(ii), are greater than Estimated Transaction Expenses, then the Estimated Merger Consideration shall be reduced dollar-for-dollar by the amount of such difference.

(vi) Merger Consideration; Payment of Adjustments. The Estimated Merger Consideration as adjusted pursuant to this Section 3.1(b) shall constitute the “Merger Consideration”. If it is determined pursuant to this Section 3.1(b) that the Estimated Merger Consideration paid at the Closing is less than the Merger Consideration, subject to Section 3.2(a), Parent shall remit such difference to the account(s) designated by Seller (for the benefit of the Former Company Stockholders) pursuant to Section 3.1(b)(vii), and none of Parent, the Company or any of their respective Affiliates shall have any Liability with respect to the disbursement thereof by Seller to the Former Company Stockholders or for any errors or omissions by Seller in connection therewith. If it is determined pursuant to this Section 3.1(b) that the Estimated Merger Consideration paid at the Closing is greater than the Merger Consideration, Parent and Seller shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release from the Escrow and pay to Parent in accordance with the Escrow Agreement an amount equal to such difference.

(vii) Timing of Adjustment Payment. Any cash payment to be made as a result of adjustments made in accordance with this Section 3.1(b) shall, subject to Section 3.2(a), be paid within five (5) Business Days of the final determination of such adjustments in accordance with Section 3.1(b)(ii) by wire transfer of immediately available funds. Any such payment shall be made to no more than three (3) accounts as shall be designated by Parent or Seller (for the benefit of the Former Company Stockholders), as the case may be, at least two (2) Business Days prior to the date that such payment is to be made.

Section 3.2 Post-Closing Payment of Transaction Expenses.

(a) Post-Closing Adjustment Transaction Expense Amounts and Insurance Proceeds.

(i) As promptly as practicable and in any event no later than ten (10) Business Days following (i) a final determination that any amounts are payable to Seller (for the benefit of the Former Company Stockholders) pursuant to Section 3.1(b)(vi) or (ii) Seller’s receipt of written notice from the Company of its recovery of any insurance proceeds pursuant to Section 8.7, Seller shall deliver to Parent written notice of Seller’s calculation of the Transaction Expenses, if any, that will be payable under the Evercore Engagement Letter and the Transaction Management Incentive Plan as a result of the payment of such adjustment amount or insurance proceeds, as applicable, to Seller (such amounts, the “Post-Closing Adjustment Transaction Expense Amounts”) and a schedule of the recipients of such Post-Closing Adjustment Transaction Expense Amounts and the amount to be received by each such recipient (each such calculation and schedule, a “Transaction Expense Calculation”). The Post-Closing Adjustment Transaction Expense Amounts shall reduce the amounts otherwise payable to Seller (for the benefit of Former Company Stockholders) hereunder. Parent will have a period of three (3) Business Days following delivery of a Transaction Expense Calculation to notify Seller in writing (in reasonable detail) of any disagreements with such Transaction Expense Calculation. Parent and Seller shall attempt in good faith to resolve any disagreements that they may have with respect to such Transaction Expense Calculation; provided, that on the first (1st) Business Day following the expiration of such three (3)-Business Day period, Parent shall pay, or cause to be paid, to Seller the undisputed amount payable to Seller hereunder to no more than three (3) accounts designated by Seller pursuant to Section 3.1(b)(vii). If Parent fails to deliver a written objection to such Transaction Expense Calculation before the end of such three (3)-Business Day period, such Transaction Expense Calculation shall become final and binding on the Parties, and on the first (1st) Business Day following the expiration of such three (3)-Business Day period, Parent shall pay, or cause to be paid, (A) to Seller, the amount payable to Seller hereunder (as determined pursuant to this Section 3.2(a)(i)) and (B) the aggregate Post-Closing Adjustment Transaction Expense Amounts (as determined pursuant to this Section 3.2(a)(i)), which shall be paid to the recipients and in the amounts set forth on the applicable Transaction Expense Calculation.

(ii) If Parent and Seller are unable to resolve all of their disagreements with respect to a Transaction Expense Calculation delivered by Seller under Section 3.2(a)(i) within thirty (30) days after the delivery thereof to Parent, Parent and Seller shall refer their remaining disagreements to the Independent Auditor, selected in accordance with Section 3.1(b)(ii), whose written decision shall be final and binding on the Parties. On the first (1st) Business Day following the receipt by Parent of the written decision of the Independent Auditor, Parent shall pay, or cause to be paid, (A) to Seller the amount payable to Seller hereunder (as determined pursuant to this Section 3.2(a)(ii)) minus any amounts previously paid to Seller in accordance with Section 3.2(a)(i) and (B) the aggregate Post-Closing Adjustment Transaction Expense Amounts (as determined pursuant to this Section 3.2(a)(ii)), which shall be paid to the recipients and in the amounts set forth in accordance with the Independent Auditor’s written decision. The fees, costs and expenses relating to the engagement of the Independent Auditor under this Section 3.2(a)(ii) shall be borne by the Party whose aggregate calculations of the disputed amounts differs most greatly from the determination of the Independent Auditor.

(b) Post-Closing Escrow Transaction Expense Amounts. Contemporaneously with the disbursement to Seller of any amounts from the Escrow Account after the Closing, Parent and Seller shall cause any Transaction Expenses that are payable after the Closing under the Evercore Engagement Letter and the Transaction Management Incentive Plan as a result of the disbursement of amounts from the Escrow Account (such amounts, the “Post-Closing Escrow Transaction Expense Amounts”) to be paid from amounts that would otherwise be released to Seller out of the Escrow Account directly to the Company pursuant to the terms and conditions of the Escrow Agreement. Parent shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with Seller and its Representatives to the extent reasonably necessary to enable Seller to calculate such Post-Closing Escrow Transaction Expense Amounts.

(c) Payment of Transaction Expense Amounts by the Company.

(i) Promptly following the receipt by the Company of any Post-Closing Adjustment Transaction Expense Amounts or Post-Closing Escrow Transaction Expense Amounts pursuant to Section 3.2(a) or (b) or the Escrow Agreement, the Company shall promptly pay, or cause to be promptly paid, the applicable Post-Closing Adjustment Transaction Expense Amounts or Post-Closing Escrow Transaction Expense Amounts to the applicable recipients thereof (A) through the Company’s normal payroll procedures (and reduced by applicable withholdings), in the case of recipients who are then employees of the Company or its Subsidiaries or (B) by wire transfer of immediately available funds, in the case of the other recipients.

(ii) Upon disbursement of any Post-Closing Adjustment Transaction Expense Amounts or Post-Closing Escrow Transaction Expense Amounts in accordance with Section 3.2(a) or (b) or the Escrow Agreement, neither Seller nor any of its Affiliates shall have any Liability with respect to such Post-Closing Adjustment Transaction Expense Amounts or Post-Closing Escrow Transaction Expense Amounts with respect to the disbursement by or on behalf of Parent or the Company or for any errors or omissions by Parent or the Company in connection therewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the Merger, except as set forth in the Disclosure Schedule (subject to Section 14.5), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization of Company.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted.

(b) The Company is duly qualified and/or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company has provided to Parent true and complete copies of the certificate of incorporation and by-laws of the Company, each as in effect on the date hereof.

Section 4.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 9,530,902 shares of Common Stock and 4,137,846 shares of Preferred Stock. On the date hereof and, except to the extent Stock Options are exercised prior to the Closing, as of the Closing, 3,385,510 shares of Common Stock and 4,137,846 shares of Preferred Stock are issued and outstanding, all of which shares are owned beneficially and of record by Seller. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized, validly issued and are fully paid and non-assessable and free of any preemptive rights in respect thereto. As of the date hereof and, except to the extent Stock Options are exercised prior to the Closing, as of the Closing, there are no issued or outstanding shares of capital stock of the Company other than 3,385,510 shares of Common Stock and 4,137,846 shares of Preferred Stock, and except as described on Schedule 4.2(a), (i) there are no shares of capital stock of the Company held in treasury and (ii) there are no subscriptions, options, “phantom” stock rights, stock appreciation rights, warrants or other rights entitling any Person to acquire or otherwise receive from the Company any shares of capital stock or securities of the Company convertible into or exchangeable for capital stock of the Company. Except as described on Schedule 4.2(a), there are no Contracts relating to the grant, issuance, repurchase, redemption or other acquisition by the Company of any Common Stock or any Preferred Stock. Except as described on Schedule 4.2(a), there are no voting trusts, shareholder agreements, proxies or other restrictions that restrict or limit the voting, sale or other disposition of any shares of Common Stock or Preferred Stock. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of capital stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. Schedule 4.2(a) sets forth a true and correct list as of the date hereof of all outstanding Stock Options issued under the Company Stock Plan, including the holder to whom the Stock Option was issued, date of grant, type of award, first vesting date, number of shares of Common Stock underlying such Stock Option and the exercise price per share of Common Stock. All Stock Options are out-of-the-money and shall not be entitled to any payment pursuant to Section 2.6(e).

(b) Schedule 4.2(b) sets forth the names of each Subsidiary of the Company and shows for each such Subsidiary: (i) its jurisdiction of organization; (ii) the authorized and outstanding capital stock or other equity securities of each such Subsidiary; and (iii) the identity of and number of shares of such capital stock or other equity securities owned of record by each holder thereof. Except as set forth on Schedule 4.2(b), (x) the Company has no Subsidiaries and (y) the Company does not own any capital stock or other equity securities of any other Person.

(c) Each Subsidiary of the Company is duly organized, validly existing and in good standing in its jurisdiction of organization, with all requisite corporate or other similar power to own, lease and operate its property and to carry on its business as now being conducted.

(d) Each such Subsidiary is duly qualified and/or licensed to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) All of the issued and outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto. Except as described on Schedule 4.2(e), there are no (i) issued or outstanding shares of capital stock or other equity securities of any Subsidiary of the Company and (ii) subscriptions, options, “phantom” stock rights, stock appreciation rights, warrants or other rights entitling any Person to acquire or otherwise receive from any Subsidiary of the Company any shares of capital stock or other equity securities of such Subsidiary convertible into or exchangeable for capital stock or other equity securities of such Subsidiary (collectively, the “Subsidiary Securities”). Except as described on Schedule 4.2(e), no Subsidiary Securities are held in treasury. Except as described on Schedule 4.2(e), there are no Contracts relating to the grant, issuance, repurchase, redemption or other acquisition by any Subsidiary of the Company of any Subsidiary Securities. Except as described on Schedule 4.2(e), there are no voting trusts, shareholder agreements, proxies or other restrictions that restrict or limit the voting, sale or other disposition of any Subsidiary Securities. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of any Subsidiary Securities. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of any Subsidiary Securities on any matter.

(f) None of the Company and its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

(g) The Company has provided to Parent true and complete copies of the certificate of incorporation, by-laws or other applicable organizational documents of each Subsidiary of the Company, each as in effect on the date hereof.

Section 4.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations under, and to consummate the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents. The execution and delivery by the Company of, the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company’s stockholders holding in the aggregate (a) at least a majority of the issued and outstanding shares of Preferred Stock and (b) at least a majority of the issued and outstanding shares of Preferred Stock and Common Stock (voting as a single class) (the “Company Stockholder Approval”). This Agreement has been and such other Transaction Documents have been or, when executed and delivered, will be duly executed and delivered by the Company. This Agreement and each of the other Transaction Documents to which the Company is a party constitutes, and each of the other Transaction Documents to which the Company will become a party, when executed and delivered by the Company, will constitute, a valid and binding obligation of the Company enforceable by Parent against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) The board of directors of the Company has, by unanimous written consent, (i) determined that the Merger is fair to, and in the best interests of, the Company and the holders of Preferred Stock and Common Stock, (ii) adopted and approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended that the holders of Preferred Stock and Common Stock adopt and approve this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Company Board Approval”), and no other corporate actions on the part of the Company (other than the Company Stockholder Approval) are necessary in connection with the authorization, execution and delivery of this Agreement and the other Transaction Documents by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby. The Company has delivered to Parent a certified copy of the Company Board Approval which as of the date hereof has not been revoked, rescinded or amended.

(c) The Company Stockholder Approval constitutes all of the votes, consents and approvals required of the holders of capital stock of the Company for the authorization, execution and delivery of this Agreement by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby. The execution and delivery of the Written Consent will constitute the valid and effective Company Stockholder Approval.

(d) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will become a party do not, and the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by this Agreement and such other Transaction Documents to which it is or will become a party, will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other applicable organizational documents of the Company or any of its Subsidiaries, (ii) violate any Law applicable to the Company or any of its Subsidiaries, (iii) except as set forth on Schedule 4.3(d), conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, or constitute an event that, after notice or lapse of time or both, would conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, the terms of any Order involving or binding upon the Company or any of its Subsidiaries, or any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound, (iv) require any consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any third party on the part of the Company or any of its Subsidiaries, other than (x) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities Laws, (y) such filings as may be required under the HSR Act or (z) such other consents, authorizations, filings, approvals and registrations which are listed on Schedule 4.3(d), or (v) result in the creation or imposition of any Lien (other than any Permitted Lien), with or without notice or lapse of time or both, on any assets of the Company or any of its Subsidiaries, except, in the case of the preceding clauses (ii), (iii), (iv) and (v), as would not, individually or in the aggregate with any other item described in such clauses, result in a Material Adverse Effect.

Section 4.4 Financial Statements; Absence of Undisclosed Liabilities.

(a) The Company has delivered to Parent true, complete and correct copies of (i) the Company’s consolidated unaudited balance sheet as of May 24, 2013 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of income and comprehensive loss, of changes in equity (deficit) and cash flows for the five-month period then ended (together with the Most Recent Balance Sheet, the “Interim Financials”) and (ii) the Company’s audited consolidated balance sheet as of December 28, 2012 and December 30, 2011, and the related audited consolidated statements of income and comprehensive loss, of changes in equity (deficit) and cash flows for the three years ended December 28, 2012 (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects (subject to, in the case of the Interim Financials, normal year-end adjustments and the absence of footnotes, none of which, individually or in the aggregate, would be material) the consolidated financial position and results of operation of the Company and its Subsidiaries as of their historical dates and for the periods indicated. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (subject to, in the case of the Interim Financials, normal year-end adjustments and the absence of footnotes, none of which, individually or in the aggregate, would be material).

(c) Except as set forth on Schedule 4.4(c), neither the Company nor any of its Subsidiaries has any debt, liability or other obligation that would, in accordance with GAAP, be required to be disclosed in the Financial Statements, except those liabilities (i) reflected in the Financial Statements, (ii) disclosed in the Disclosure Schedule, (iii) incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iv) for performance obligations arising out of or under Contracts to which the Company or any of its Subsidiaries is a party (excluding any Liability for breach thereof).

(d) All of the outstanding accounts receivable shown on the Financial Statements have been valued in accordance with GAAP applied on a consistent basis and represent, as of the respective dates thereof, valid Liabilities of a third party to the Company arising from sales actually made or services actually performed, in each case, in the ordinary course of business consistent with past practice. All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Financial Statements in accordance with GAAP applied on a consistent basis.

(e) All inventory reflected on the Financial Statements consists of a quality and quantity usable in the business of the Company and its Subsidiaries consistent with past practices and have been valued in accordance with GAAP applied on a consistent basis. All of the inventory deemed obsolete or below-standard quality have been reserved against, written off or written down to net realizable value on the Financial Statements and valued in accordance with the GAAP applied on a consistent basis.

(f) The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP applied on a consistent basis.

(g) Schedule 4.4(g) sets forth a true and complete list of all Indebtedness of the Company and its Subsidiaries (expressed, for purposes of Indebtedness described in each of clauses (h) through (l) of the definition thereof, as an aggregate amount of all Indebtedness described in each such clause), in each case as of May 24, 2013, including, as applicable, the aggregate principal amount outstanding thereunder.

Section 4.5 Tax Matters. Except as set forth on Schedule 4.5:

(a) All material Tax Returns required to be filed prior to the date hereof by the Company and its Subsidiaries have been timely filed (taking into account any applicable extension of time within which to file) and are true and complete in all material respects;

(b) All Taxes shown to be payable on the Tax Returns described in Section 4.5(a) and all other material Taxes of the Company and its Subsidiaries have been paid in full, and the Financial Statements reflect a reasonable reserve (excluding any reserve for deferred Taxes) in accordance with GAAP for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such Financial Statements;

(c) There are no material Liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP applied on a consistent basis;

(d) Parent has been furnished by the Company with true and complete copies of all federal income Tax Returns filed by the Company and its Subsidiaries for all periods during the three (3) years prior to the date of this Agreement;

(e) Since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice that it has not filed a material Tax Return or paid material Taxes required to be filed or paid;

(f) No Action is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries; no Governmental Entity has given notice in writing of any intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries; no claim in writing has been made by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and all deficiencies for material Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements;

(g) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries, and no request for any such waiver or extension is currently pending;

(h) Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement (other than one exclusively between or among the Company and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which the Company is the common parent) under Treasury Regulations Sections § 1.1502-6 or 1.1502-78 or similar provision of state, local or foreign Tax Law, as a transferee or successor, by contract or otherwise;

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Tax Law);

(j) The Company and its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Entity proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws;

(k) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition;

(l) Neither the Company nor any of the Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Sections 481 or 108(i) of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason;

(m) Any material adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported by the Company or any of its Subsidiaries to the appropriate state, local or foreign Governmental Entities, has been so reported by the Company or such Subsidiary; and

(n) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law that could affect the Company’s liability for Taxes after the Closing Date, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity; and

(o) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.5 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters (other than representations and warranties contained in Sections 4.1, 4.2, 4.4 or 4.9).

Section 4.6 Absence of Certain Changes or Events. (a) Since December 28, 2012, there has not been any change, effect, event, occurrence, condition, state of facts or development that, individually or in the aggregate with any other such changes, effects, events, occurrences, conditions, state of facts or developments, has resulted in or would result in a Material Adverse Effect and (b) since the date of the Most Recent Balance Sheet and through the date hereof, except as set forth on Schedule 4.6, (i) the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice, (ii) the Company and its Subsidiaries have not suffered any damage, destruction or loss not covered by insurance in an amount in excess of $500,000 individually or $5,000,000 in the aggregate and (iii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Parent pursuant to clauses (i), (ii), (iii), (iv), (viii), (ix), (x), (xi), (xiv), (xv), (xvi), (xvii) or (xx) (to the extent relating to any of the foregoing) of Section 7.2(b).

Section 4.7 Property.

(a) Personal Property.

(i) The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all its material personal properties and assets, whether tangible or intangible (collectively, the “Personal Property”), free and clear of all liens, mortgages, deeds of trust, pledges, charges, security interests, rights of first refusal or offer, easements, restrictions, leases, defects of title, covenants, encroachments, options or other encumbrances (“Liens”), other than Permitted Liens. The Personal Property, together with the Real Property owned or leased by the Company and its Subsidiaries, is sufficient for the conduct of the business of the Company and its Subsidiaries in all material respects as presently conducted by the Company and its Subsidiaries.

(ii) Except as set forth on Schedule 4.7(a), the material machinery, equipment and other material tangible assets that the Company and its Subsidiaries own or lease have been maintained in accordance with customary industry practice, and, subject to ordinary wear and tear, are in good operating condition and repair.

(b) Real Property.

(i) Schedule 4.7(b)(i)(A) contains a complete and correct list of the addresses and types of all Real Property owned by the Company and its Subsidiaries (together with all the buildings, improvements, structures and fixtures now located thereon, and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”), as well as a list of any Contracts or options to acquire any Real Property as of the date hereof. Except as set forth on Schedule 4.7(b)(i)(B), the Company or a Subsidiary of the Company is the owner of good and marketable fee simple title to all material Owned Real Property, free and clear of all Liens except for Permitted Liens. Except as set forth on Schedule 4.7(b)(i)(C), neither the Company nor its applicable Subsidiary has leased or licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof. Except as set forth on Schedule 4.7(b)(i)(D), other than the rights of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase any Owned Real Property or any portion thereof or interest therein. The Company has heretofore made available to Parent all surveys with respect to any material Owned Property in its possession showing the locations of all buildings and improvements on such Owned Real Property.

(ii) Schedule 4.7(b)(ii)(A) sets forth a complete and correct list of all Real Property that is subject to a Contract as of the date hereof pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, or otherwise uses or occupies (in each case, as tenant, subtenant, licensee or occupant) any Real Property or any interest in Real Property (the “Property Leases”). Each material Property Lease is in full force and effect, and all rent and other sums and charges due and payable by the Company or any of its Subsidiaries under any material Property Lease have been paid. Except as set forth on Schedule 4.7(b)(ii)(B), neither the Company nor any of its Subsidiaries has received written notice of default or termination under any material Property Lease which remains uncured, and no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute a material default under any material Property Lease on the part of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute a material default under any material Property Lease on the part of the other party or parties thereto. The Company has made available to Parent complete and correct copies of each of the material Property Leases, including any guarantees related thereto. The Company or its Subsidiary, as applicable, has a good, valid and enforceable leasehold interest in and to each material Property Lease, free and clear of all Liens, except for Permitted Liens, except to the extent that enforceability may be limited by the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries has leased, subleased or licensed or otherwise granted to any Person the right to use or occupy any material Leased Property or any portion thereof.

(iii) Except as set forth on Schedule 4.7(b)(iii), neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened appropriation, condemnation or like Action materially affecting any Real Property or any part thereof or of any sale or other disposition of any Real Property or any part thereof in lieu of condemnation or other matters materially affecting and impairing the current use, occupancy or value thereof. Neither the Company nor any of its Subsidiaries has received written notice that the use of any material Real Property and the improvements erected thereon, in any material respect, breaches, violates or conflicts with the terms and provisions of any Contract relating thereto.

(iv) Except as set forth on Schedule 4.7(b)(iv), the Owned Real Property and the Leased Property together constitute all of the real property used by the Company and its Subsidiaries in the operation of their business. The buildings, structures, fixtures and other improvements on or within any material Owned Real Property and material Leased Property are in all material respects suitable for the purposes for which they are currently being used by the Company or any of its Subsidiaries.

Section 4.8 Intellectual Property.

(a) The Company or a Subsidiary of the Company owns or has the right to use pursuant to a valid Contract all of the material Intellectual Property used in the conduct of the business by the Company or any of its Subsidiaries (the “Company Intellectual Property”), free and clear of all Liens other than Permitted Liens. As used herein, that portion of the Company Intellectual Property which is owned by the Company or one or more of its Subsidiaries shall be referred to as the “Owned Intellectual Property” and that portion of the Company Intellectual Property which is licensed to the Company or one or more of its Subsidiaries pursuant to a valid Contract shall be referred to as the “Licensed Intellectual Property.” The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property.

(b) Schedule 4.8(b) contains a true and complete list of (i) Owned Intellectual Property that is registered, issued or the subject of a pending application and (ii) material unregistered Owned Intellectual Property. With respect to each item of Owned Intellectual Property set forth on Schedule 4.8(b), the Company or a Subsidiary of the Company is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business. All of the material registrations, issuances and applications set forth on Schedule 4.8(b) are, to the Knowledge of the Company, valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(c) Except as set forth on Schedule 4.8(c), to the Knowledge of the Company, there is no infringement by any third party in any material respect of any Owned Intellectual Property. No Actions are pending or, to the Knowledge of the Company, threatened in writing alleging that the Company or any of its Subsidiaries is currently infringing in any material respect upon the Intellectual Property rights of any third party, and neither the Company nor any of its Subsidiaries is infringing in any material respect upon the Intellectual Property rights of any third party.

(d) The execution and delivery of this Agreement, and the performance of the Company’s obligations hereunder, shall not result in the forfeiture of the Company’s or any of its Subsidiaries’ rights in any Company Intellectual Property, nor the breach of any material license agreement pertaining to the Company Intellectual Property. Except as set forth on Schedule 4.8(d), upon the Closing, the Company or its applicable Subsidiary will continue to have the right to use all Licensed Intellectual Property on substantially similar terms and conditions as the Company or such Subsidiary enjoyed immediately prior to the Closing.

(e) The Company and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data, a true, correct and complete copy of which has been provided to Parent prior to the date hereof. The Company and each of its Subsidiaries is in material compliance with all applicable Laws regarding the collection, use and protection of Personal Data and with the Privacy Policy, and, to the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not violate, in any material respect, the Privacy Policy as it currently exists or as it existed at any time during which any Personal Data was collected or obtained by the Company or any of its Subsidiaries and, upon the Closing, the Company and its Subsidiaries will own all such Personal Data and continue to have the right to use such Personal Data on substantially the same terms and conditions as the Company or its Subsidiaries enjoyed immediately prior to the Closing. No Action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Data. Except as set forth on Schedule 4.8(e), the Company and its Subsidiaries have implemented commercially reasonable security measures to protect the Personal Data they receive and store in their respective computer systems from illegal use by third parties.

Section 4.9 Employee Benefit Plans.

(a) Schedule 4.9(a) sets forth a true and complete list of all “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other material agreements, programs, policies or other arrangements involving direct or indirect compensation, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, stock unit, “phantom” stock, retirement, post-retirement insurance, savings, stock bonus, vacation, employment, severance, retention, change in control, and all other material employee benefit plans, agreements, programs, policies or arrangements (whether written or unwritten) currently maintained, sponsored or contributed to by the Company, its Subsidiaries or any entity that would be deemed a “single employer” with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) or with respect to which the Company or its Subsidiaries or any ERISA Affiliate has any material liability (contingent or otherwise) on behalf of any employees of the Company or its Subsidiaries (each an “Employee Plan”). Each Employee Plan identified on

Schedule 4.9(a) as a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA, a “Multiemployer Plan”), is referred to herein as a “Company Multiemployer Plan”. For purposes of the representations and warranties set forth in this Section 4.9, references to “Employee Plan” shall not include any Company Multiemployer Plan.

(b) True and complete copies of each of the Employee Plans have been made available to Parent prior to the date hereof, including (i) all amendments thereto, and all related trust documents, (ii) a written summary of the material terms of any Employee Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the most recent IRS or Department of Labor determination or opinion letters with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code, (v) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vi) the three most recent actuarial reports, if any, (vii) all material, non-routine, correspondence to or from any Governmental Entity received in the last three years, and (viii) all discrimination tests for the most recent three plan years, in each case, as and solely to the extent applicable.

(c) Each Employee Plan has been maintained and operated in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code. Each Employee Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the U.S. Internal Revenue Service (“IRS”) or such Employee Plan utilizes a prototype form plan document and the prototype plan’s sponsor has received a favorable opinion or advisory letter from the IRS, in each case, regarding its qualified status under the Code and no event has occurred that caused or could reasonably be expected to cause the loss of such qualification. There are no claims (other than routine claims for benefits, and appeals of such claims) or lawsuits that have been threatened in writing or instituted against any Employee Plan. No Employee Plan is under audit or investigation by the IRS, the Department of Labor, or any other Governmental Entity. All payments or contributions required to be made by the Company and its Subsidiaries under the terms of the Employee Plans or applicable Law have been made or accrued on the Company’s or its relevant Subsidiary’s financial statements to the extent required by GAAP. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred or, to the Knowledge of the Company is reasonably expected to occur with respect to the Employee Plans.

(d) Except for the Company Multiemployer Plans or as set forth on Schedule 4.9(d), no Employee Plan is a “Multiemployer Plan,” and no Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Except as set forth on Schedule 4.9(d), none of the Employee Plans provide for post-employment life or health insurance benefits for any current or former employee of the Company or its Subsidiaries or any beneficiary, other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable law. No Employee Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(e) With respect to any Employee Plan (other than any Multiemployer Plan) to which the Company, any of its Subsidiaries or any ERISA Affiliate is required to make contributions, except as set forth on Schedule 4.9(e): (i) there does not exist an accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) the fair market value of the assets of any such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate; and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(f) With respect to each Company Multiemployer Plan, except as set forth on Schedule 4.9(f): (i) all material contributions and premiums required to have been paid by the Company, any of its Subsidiaries or any of its ERISA Affiliates to any Company Multiemployer Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law, or have been properly accrued in accordance with GAAP; (ii) neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding this Agreement contributed to or was obligated to contribute to, a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, other than the Company Multiemployer Plans; (iii) the Company has delivered to Parent complete copies of (A) all information that has been provided to the Company or any of its ERISA Affiliates regarding assessed or potential withdrawal liability under any Company Multiemployer Plan and (B) the most recent actuarial report or other information received from a Company Multiemployer Plan regarding its funding status, financial condition, or related matters; (iv) neither the Company or any of its ERISA Affiliates has received a notice that a Company Multiemployer Plan is “insolvent,” in “reorganization,” in “endangered status,” or in “critical status” (within the meaning assigned to such terms under ERISA); (v) neither the Company or any of its ERISA Affiliate has received any notice of any claim or demand for complete or partial withdrawal; (vi) to the Knowledge of the Company, no Company Multiemployer Plan is a party to any pending merger or asset or liability transfer under Part 2 of Subtitle E of Title IV of ERISA; (vii) to the Knowledge of the Company, the Pension Benefit Guaranty Corporation has not instituted proceedings against the Company Multiemployer Plan; and (viii) neither the Company or any of its ERISA Affiliate is engaged in, or has entered into any agreement with respect to, a transaction described in Section 4204 or 4212 of ERISA. The satisfaction of any aggregate withdrawal liability of the Company and its Subsidiaries under any Company Multiemployer Plan, computed as if a complete withdrawal by each of the Company and its Subsidiaries had occurred under such Company Multiemployer Plan on the date hereof would not, if actually incurred, result in a Material Adverse Effect.

(g) Except as set forth on Schedule 4.9(g), neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will (i) give rise to any liability or (ii) increase the amount of compensation or benefits due to any employee of the Company or result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan, in each case, solely by reason of such transactions. Except as set forth on Schedule 4.9(g), no amounts payable under any Employee Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code solely by reason of the consummation of the Merger and the other transactions contemplated hereby.

(h) Neither the Company nor any of its Subsidiaries has made any commitment, whether legally binding or not, or has announced (orally or in writing) to its employees a plan or intention, to create any additional employee benefit or compensation plans, policies or arrangements.

(i) To the extent that any Employee Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and is subject to the requirements of such Code section, such Employee Plan has been operated and administered in compliance in all material respects with Section 409A of the Code and the regulations and other guidance issued thereunder. No Person is entitled to be compensated (whether by the Company or any of its Subsidiaries) for excise or other additional Taxes paid or payable pursuant to Section 409A of the Code.

(j) Each grant of Stock Options was authorized by the board of directors of the Company or an authorized committee thereof, was made in accordance with the terms of the Company Stock Plan and any applicable Law and has a grant date identical to the date on which it was actually granted or awarded by the Company’s board of directors or an authorized committee thereof. The per share exercise price of each Stock Option, when applicable, was no less than the fair market value of a share of Common Stock on the date of grant.

(k) No Employee Plan is subject to the Laws of a jurisdiction outside of the United States.

(l) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.9 contains the sole and exclusive representations and warranties of the Company with respect to employee benefit and Employee Plan matters.

Section 4.10 Material Contracts.

(a) Schedule 4.10(a) contains a true and complete list of all Contracts of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound, in each case, as of the date hereof (including all amendments thereto, each, a “Material Contract”):

(i) any Contract pursuant to which the Company or any of its Subsidiaries has received more than $2,000,000 over the twelve (12)-month period ended May 31, 2013;

(ii) any Contract which obligates, or is reasonably likely to obligate, the Company or any of its Subsidiaries to pay more than $2,000,000 over any future twelve (12) month period;

(iii) any employment, retention, non-competition or separation Contract with any current or former (x) director or (y) officer, employee or consultant (in each case of this clause (y), with annual compensation in excess of $200,000) of the Company or any of its Subsidiaries;

(iv) any Contract under which the Company or any of its Subsidiaries would incur any change-in-control payment or similar compensation obligations to any of its employees as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Merger and the other transactions contemplated hereby or thereby;

(v) any currently effective collective bargaining or union agreement with respect to its employees;

(vi) any Contract that purports to restrict in any material respect the ability of the Company or any of its Subsidiaries to carry on or enter into any market or line of business or any material Contract that provides for “most favored nations” terms or establishes exclusive sale or purchase obligations with respect to any product or service anywhere in the world;

(vii) any Contract evidencing or relating to Indebtedness, in each case in an amount in excess of $1,000,000;

(viii) any Contract under which the Company or any of its Subsidiaries has advanced or loaned an amount to any Person, other than trade credit in the ordinary course of business consistent with past practice;

(ix) any joint venture, strategic alliance, partnership or limited liability company Contract;

(x) [Reserved]

(xi) any stock option, stock purchase or stock appreciation plan;

(xii) any Contract that relates to the acquisition of any business, any capital stock or other equity securities or a material amount of assets of or from any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) (A) within the past eighteen (18) months, in each case, involving amounts in excess of $1,000,000 or (B) under which there are material outstanding obligations;

(xiii) any Contract (i) pursuant to which the Company or any of its Subsidiaries uses any Licensed Intellectual Property or (ii) pursuant to which the Company or any of its Subsidiaries has granted to a third party any right in or to any Owned Intellectual Property, in each case, other than Contracts involving a one-time fee or annual fee of less than $1,000,000 entered into the ordinary course of business consistent with past practice;

(xiv) any Contract for capital expenditures involving payments of more than $1,000,000 individually or in the aggregate, in each case under which there are material outstanding obligations;

(xv) any Contract involving any resolution or settlement of any actual or threatened Action (A) with a value of greater than $1,000,000 entered into in the past three (3) years or (B) which imposes material continuing obligations on the Company or any of its Subsidiaries;

(xvi) any Contract under which the Company or any of its Subsidiaries has continuing “earn-out” or other material contingent payment obligations to any Person or any Contract under which the Company or any of its Subsidiaries would reasonably be expected to be obligated to make a material indemnification payment to any third party; or

(xvii) any Contract under which the Company or any of its Subsidiaries is lessee of any personal property owned by any other Person for which the annual rental exceeds $1,000,000.

True and complete copies of each Material Contract have been made available to Parent prior to the date hereof.

(b) Except as set forth on Schedule 4.10(b), each Material Contract is valid, binding, in full force and effect, and enforceable by and against the Company and/or its Subsidiary which is a party thereto and, to the Knowledge of the Company, by and against each other party to such Material Contract, in accordance with its terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions.

(c) Except as set forth on Schedule 4.10(c), neither the Company nor any of its Subsidiaries is in default under or in breach or violation of any provision of any Material Contract where such default, breach or violation would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no other party to any Material Contract is in default under or in breach or violation of any provision of any Material Contract where such default, breach or violation would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.11 Compliance with Law; Necessary Authorizations.

(a) Except as set forth on Schedule 4.11(a)(i), the Company and each of its Subsidiaries is and for the past three (3) years has been in compliance with all applicable Laws and Orders, except (i) for non-compliance which was resolved in full reasonably promptly upon the Company becoming aware of such noncompliance without the Company or any of its Subsidiaries having any further Liability with respect thereto or (ii) where any such noncompliance would not, individually or in the aggregate with any other such noncompliance, result in a Material Adverse Effect. Except as set forth on Schedule 4.11(a)(ii), neither the Company nor any of its Subsidiaries has received any written notice within the past twelve (12) months from any Governmental Entity of any non-compliance under any applicable Laws or Orders, which non-compliance has not been resolved in full as of the date hereof without any further Liability of the Company or any of its Subsidiaries with respect thereto, except where any such noncompliance would not, individually or in the aggregate with any other such noncompliance, result in a Material Adverse Effect.

(b) Except as set forth on Schedule 4.11(b), the Company and each of its Subsidiaries has duly obtained all Permits necessary for the Company and each of its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now owned, operated, used and maintained and for the conduct of their business as currently conducted (“Company Permits”), and each such Company Permit is valid and in full force and effect, except to the extent the failure to obtain any such Permit or failure of any such Company Permit to be valid and in full force and effect would not, individually or in the aggregate with any other such failures, result in a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all terms of all Company Permits, except to the extent that any noncompliance would not, individually or in the aggregate with any other such noncompliance, result in a Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened which may reasonably be expected to result in the revocation, cancellation, suspension or modification of any material Company Permit.

Section 4.12 Labor Matters.

(a) Except as set forth on Schedules 4.10(a) or 4.12, (i) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization; (ii) the Company and each of its Subsidiaries is in compliance with all Labor Laws, except where such failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iii) there are no labor disputes as to which there are any pending grievances, arbitrations, litigations, unfair labor practice charges or complaints (as defined in the National Labor Relations Act) against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing before the National Labor Relations Board, which may materially interfere with the respective business activities of the Company or any of its Subsidiaries; (iv) there are no strikes, work stoppages, slowdowns, lockouts or material labor dispute pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries has experienced any labor strike, slowdown, picketing or material work stoppage involving its employees within the past three years; (vi) to the Knowledge of the Company, no union organizing activities are taking place with respect to the business of the Company or any of its Subsidiaries; and (vii) all independent contractors providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other applicable Law and no such independent contractors have been improperly excluded from any Employee Plans.

(b) The Company has provided to Parent true and complete list of all employees of the Company and its Subsidiaries as of the date hereof and sets forth a complete and correct list of, for each such employee, his or her: (i) job position; (ii) classification as full-time, part-time or seasonal; (iii) hourly rate of compensation or base salary (as applicable); and (iv) location of employment.

(c) Within the past three (3) years, the Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local Law, that remains unsatisfied. Within the past six (6) months, neither the Company nor any of its Subsidiaries has implemented any employee layoffs that would reasonably be expected to result in any material liability or obligation of Parent under the WARN Act to the extent that, during the six-month period after the Closing, Parent operates the business the Company and its Subsidiaries in the same manner operated by the Company and its Subsidiaries during the six-month period prior to the Closing.

(d) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.12 contains the sole and exclusive representations and warranties of the Company with respect to labor matters.

Section 4.13 Insurance. Schedule 4.13 contains a true and complete list of the principal policies of fire, liability and other forms of insurance currently held by, for the benefit of or applicable to the Company and/or any of its Subsidiaries (or its respective assets or business) as of the date hereof. Except as set forth on Schedule 4.13, with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect, (b) all premiums that are due and payable with respect thereto have been paid in full, (c) neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of such policy nor has the termination of such policy been threatened in writing and (d) neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to the policy, is in material breach or default under such policy, and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default. The Company has made available to Parent loss-runs for the last three (3) years in respect of the Company and its Subsidiaries.

Section 4.14 Litigation. Except as set forth on Schedule 4.14, there is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or their respective assets or any of their respective officers or directors in their capacity as such, that would, individually or in the aggregate with any other such Actions, result in a Material Adverse Effect. There is no Order against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.15 Compliance with Environmental Requirements.

(a) Except as set forth on Schedule 4.15 or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries has obtained all Permits which are required under Environmental Laws, (ii) there are no Actions pending or, to the Knowledge of the Company, threatened which may reasonably be expected to result in the revocation, cancellation, suspension or modification of any such Permits, and all of such Permits are in full force and effect and, to the Knowledge of the Company, will not be revoked or cancelled as a result of the transactions contemplated by this Agreement, (iii) the Company and each of its Subsidiaries is and has been for the past three (3) years in compliance with all terms and conditions of such Permits and Environmental Laws, (iv) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws or related to the presence of Hazardous Materials, (v) there is no Order against the Company or any of its Subsidiaries pursuant to Environmental Laws that remains pending and unresolved or with respect to which the Company or any of its Subsidiaries has continuing obligations, (vi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any pending or unresolved liability for, or obligation to conduct investigation, remediation or monitoring activities at any Real Property that are required under Environmental Law and related to any Hazardous Materials and (vii) there are no Hazardous Materials present in the environment at any Real Property that are reasonably likely to result in any liability or obligation of the Company or any of its Subsidiaries for the conduct of any investigation, remediation or monitoring activities; provided, however, that, with respect to any Real Property that has been the subject of a 2013 Phase One environmental site assessment listed on Schedule 4.15, the representation in this Section 4.15(a)(vii) shall be limited to the Knowledge of the Company.

(b) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.15 contains the sole and exclusive representations and warranties of the Company with respect to matters arising under Environmental Laws.

Section 4.16 Customers and Suppliers. Schedule 4.16 sets forth a true and complete list, for the twelve (12) months ended May 31, 2013, of the ten (10) largest customers of goods and services of the Company and its Subsidiaries (collectively, the “Significant Customers”) and the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries (collectively, the “Significant Suppliers”). Except as set forth on Schedule 4.16, since the date of the Most Recent Balance Sheet and through the date hereof, no Significant Customer and no Significant Supplier (a) has threatened in writing to cancel or otherwise terminate the relationship of such Person with the Company or any of its Subsidiaries or (b) has materially modified or decreased materially or threatened in writing to materially modify or decrease materially its purchases from, or services or supplies to, the Company or any of its Subsidiaries.

Section 4.17 Related Party Transactions. Except for (a) intercompany agreements between or among the Company and its wholly-owned Subsidiaries, (b) Contracts for employment disclosed on Schedule 4.10(a) or at will employment arrangements in the ordinary course of business consistent with past practice, (c) customer Contracts for home delivery of goods or services provided by the Company or any of its Subsidiaries involving payments of no more than $25,000 annually, in each case, entered into in the ordinary course of business on customary terms, (d) Contracts entered into in the ordinary course of business of the Company and/or its Subsidiaries (excluding, for the avoidance of doubt, any monitoring fee, management or similar agreement) on an arm’s length basis on terms no less favorable to the Company or its Subsidiaries than would otherwise be available from an unaffiliated third party, (e) arrangements relating to compensation, benefits and reimbursement of expenses in the ordinary course of business consistent with past practice, (f) rights to indemnification in favor of any present or former officers or directors of the Company or any of its Subsidiaries existing as of the date hereof under (i) any Contract disclosed on Schedule 4.10(a), (ii) any of the governing documents of the Company or any of its Subsidiaries, (iii) the Company’s existing directors’ and officers’ liability insurance policy or (iv) the D&O Insurance to be obtained pursuant to Section 9.5, (g) any Transaction Document or (h) the Contracts and other arrangements or other matters set forth on Schedule 4.17 (such matters set forth on Schedule 4.17, the “Affiliate Transactions”), as of the date hereof, no officer, director, equity holder or Affiliate of Seller, the Company or any of its Subsidiaries, nor any Affiliate or immediate family member of any of the foregoing (x) is party to any Contract or other arrangements with the Company or any of its Subsidiaries, (y) owns any property used by the Company or any of its Subsidiaries or (z) is a party in any formal proceeding against the Company or any of its Subsidiaries.

Section 4.18 No Brokers. Except as set forth on Schedule 4.18, neither the Company nor any of its Subsidiaries is obligated for the payment of fees or expenses of any broker, finder or investment banker, or other advisory fees and expenses, commissions or similar payments in connection with the transactions contemplated by this Agreement or any other Transaction Document for which Parent could become liable or obligated, or for which the Company or any of its Subsidiaries could become liable or obligated after the Closing.

Section 4.19 Books and Records. The Company has provided to Parent true and complete copies of the corporate or other organization record books, as applicable, of the Company and each of its Subsidiaries with respect to actions taken by its stockholders and board of directors or other governing body. The minute books and stock record books of the Company are true and complete in all material respects and have been maintained in accordance with commercially reasonable business practices.

Section 4.20 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED WITH RESPECT THERETO, (I) NEITHER THE COMPANY NOR ANY OTHER PERSON ACTING ON BEHALF OF THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY AND (II) THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

(b) Without limiting the generality of the foregoing, except as otherwise expressly set forth in the representations and warranties contained in this Agreement or in any certificate delivered with respect thereto, neither the Company nor any Representative of the Company has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company or any of its Subsidiaries made available to Parent, including due diligence materials, or in any presentation of the business of the Company or any of its Subsidiaries by any member of the management of the Company or any of its

Subsidiaries or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any offering memoranda, offering materials, management presentations relating to the foregoing or similar materials and, except as otherwise expressly set forth in the representations and warranties contained in this Article IV or in any certificate delivered with respect thereto, any financial information, in each case, prepared and made available by the Company, any of its Subsidiaries and their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby, it being understood, for the avoidance of doubt, that Parent shall be entitled to rely on the representations and warranties of the Company contained in this Article IV and the representations and warranties of Seller contained in Article V.

(c) Except as otherwise expressly set forth in the representations and warranties contained in this Agreement or in any certificate delivered with respect thereto, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value, quality or prospects of the business or the assets of the Company or any of its Subsidiaries. Except as expressly set forth in this Agreement such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Parent shall rely on its own examination and investigation thereof. Without limiting the foregoing, the Company specifically disclaims any representations or warranties of any kind or nature, express or implied, concerning any future revenues, future costs, future expenditures, future cash flow, future results of operations, future collectability of accounts receivable, future financial condition or future prospects that may result from the ownership or operation of the business after the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the Merger, Seller hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization.

(a) Seller is duly organized, validly existing and in good standing under the laws of its state of the State of Delaware, and has all requisite limited liability company power to own, lease and operate its property and to carry on its business as now being conducted.

(b) Seller is duly qualified and/or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Seller’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.2 Authority; No Conflict; Required Filings and Consents.

(a) Seller has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations under, and to consummate the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents. The execution and delivery by Seller of, the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been and the other Transaction Documents have been or, when executed and delivered, will be duly executed and delivered by Seller. This Agreement and each of the other Transaction Documents to which Seller is a party constitutes, and each of the other Transaction Documents to which Seller will become a party, when executed and delivered by Seller, will constitute, a valid and binding obligation of Seller, enforceable by Parent against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions.

(b) The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will become a party do not, and the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents to which it is or will become a party, will not, (i) conflict with, or result in any violation or breach of any provision of the governing documents of Seller, (ii) violate any Law applicable to Seller, (iii) except as set forth on Schedule 5.2(b), conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, or constitute an event that, after notice or lapse of time or both, would conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, the terms of any Order involving or binding upon Seller, or any Contract to which Seller is a party or by which any of its assets are bound, (iv) require any consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any third party on the part of Seller, other than (x) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities Laws, (y) such filings as may be required under the HSR Act or (z) such other consents, authorizations, filings, approvals and registrations which are listed on Schedule 5.2(b), or (v) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any of the shares of Common Stock or Preferred Stock, except, in the case of the preceding clauses (ii), (iii), (iv) and (v), as would not, individually or in the aggregate with any other item described in such clauses, reasonably be expected to result in a material adverse effect on Seller’s ability to consummate the Merger and the other transactions contemplated hereby or thereby.

Section 5.3 Litigation. There is no Action pending or, to the Knowledge of Seller, threatened against Seller (a) which, if adversely determined, could reasonably be expected to adversely affect Seller’s ability to perform its obligations hereunder or under any other

Transaction Document or (b) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or thereby. Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Seller to consummate the Merger and the other transactions contemplated by this Agreement or any other Transaction Document.

Section 5.4 Title to Preferred Stock and Common Stock. Seller is the record and beneficial owner of 3,385,510 shares of Common Stock and 4,137,846 shares of Preferred Stock, free and clear of all Liens (other than Liens arising from acts of Parent or any of its direct or indirect parent or subsidiaries from and after the Closing or restrictions on transfer arising under the Securities Act and state or foreign securities Laws). Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of, or create any Lien on, such shares of Preferred Stock or Common Stock or (b) any voting trust, proxy or other Contract relating to the voting, distribution rights or disposition of such shares of Preferred Stock or Common Stock.

Section 5.5 No Brokers. Except as set forth on Schedule 5.5, Seller is not obligated for the payment of fees or expenses of any broker, finder or investment banker, or other advisory fees and expenses, commissions or similar payments, in connection with the transactions contemplated by this Agreement or any other Transaction Document for which Parent could become liable or obligated, or for which the Company or any of its Subsidiaries could become liable or obligated after the Closing.

Section 5.6 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED WITH RESPECT THERETO, NEITHER SELLER NOR ANY OTHER PERSON ACTING ON BEHALF OF SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY.

(b) Without limiting the generality of the foregoing, except as otherwise expressly set forth in the representations and warranties contained in this Agreement or in any certificate delivered with respect thereto, neither Seller nor any Representative of Seller has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company or any of its Subsidiaries made available to Parent, including due diligence materials, or in any presentation of the business of the Company or any of its Subsidiaries by any member of the management of the Company or any of its Subsidiaries or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda, offering materials, presentations or similar materials made available by Seller and its Representatives are not and shall not be deemed to be or to include representations or warranties of Seller, and are not and shall not be deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby, it being understood, for the avoidance of doubt, that Parent shall be entitled to rely on the representations and warranties of the Company contained in Article IV and the representations and warranties of Seller contained in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to Seller and the Company to enter into this Agreement and to consummate the Merger, each of Parent and Merger Sub hereby represents and warrants to the Company and Seller as follows:

Section 6.1 Organization of Parent and Merger Sub.

(a) Parent is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited partnership power to own, lease and operate its property and to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted.

(b) Each of Parent and Merger Sub is duly qualified and/or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 6.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations under, and to consummate the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents. The execution and delivery by Parent and/or Merger Sub of, the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been and such other Transaction Documents have been or, when executed and delivered by Parent and/or Merger Sub, will be duly executed and delivered by Parent and/or Merger Sub. This Agreement and each of the other Transaction Documents to which Parent and/or Merger Sub is a party constitutes, and each of the other Transaction Documents to which Parent and/or Merger Sub will become a party when executed and delivered by Parent and/or Merger Sub will constitute, a valid and binding obligation of Parent and/or Merger Sub, enforceable by Seller and the Company against Parent and/or Merger Sub in accordance with their respective terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions.

(b) The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is or will become a party do not, and the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the governing documents of Parent or Merger Sub, (ii) violate any Law applicable to Parent or Merger Sub, (iii) except as set forth on Schedule 6.2(b), conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, or constitute an event that, after notice or lapse of time or both, would conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, the terms of any Order involving or binding upon Parent or Merger Sub, or any Contract to which Parent is a party or by which any of its assets are bound, or (iv) require any consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any third party on the part of Parent or Merger Sub, other than (x) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities Laws, (y) such filings as may be required under the HSR Act or (z) such other consents, authorizations, filings, approvals and registrations which are listed on Schedule 4.3(d), except, in the case of the preceding clauses (ii), (iii) and (iv), as would not, individually or in the aggregate with any other item described in such clauses, reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated hereby or thereby.

Section 6.3 Litigation. There is no Action pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub (a) which, if adversely determined, could reasonably be expected to adversely affect Parent’s or Merger Sub’s ability to perform its obligations hereunder or under any other Transaction Document or (b) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or thereby. Neither Parent nor Merger Sub is subject to any outstanding Order that prohibits or otherwise restricts the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or any other Transaction Document.

Section 6.4 Financing. Parent has delivered to Seller duly executed copies of (a) the commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from Crestview Partners II, L.P. (the “Sponsor”) and attached as Exhibit H, pursuant to which the Sponsor has committed, subject to the terms and conditions therein, to invest the amount set forth therein (the “Equity Financing”), and (b) the commitment letter, dated as of the date hereof (as the same may be amended or replaced pursuant to Section 8.6 and including all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, collectively, the “Commitment Letters”), from the financial institutions identified therein (including any Affiliates, successors or permitted assigns thereof, the “Debt Providers”) and attached as Exhibit I, pursuant to which the Debt Providers have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt financing in the amounts set forth therein (collectively, the “Debt Financing” and together with the Equity Financing, collectively, the “Financing”) to Parent at the Closing. The Commitment Letters are in full force and effect as of the date hereof. As of the date hereof, none of the Commitment Letters (or any provision thereof) has been amended, waived or modified, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. No event that is under the control of Parent or Merger Sub and, to the Knowledge of Parent and assuming the accuracy and completeness of the representations and warranties of the Company contained in Article IV and the representations and warranties of Seller contained in Article V, no other event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Commitment Letters, and, as of the date hereof and assuming satisfaction of the conditions set forth in Section 10.1 and Section 10.2, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition required to be satisfied for the funding of the full amount of the Financing. The Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in or contemplated by the Commitment Letters, and there are no contractual or other contingencies under any Contract (other than as set forth in the Commitment Letters) relating to the Financing which permit any party thereto to reduce the amount of the Financing (except for any fee or flex provisions contained in the fee letters related to the Debt Commitment Letter) or, except as provided in the Commitment Letters, that would adversely affect or delay the availability of the Financing. Parent has fully paid any and all commitment fees or other fees required (if any) by the Commitment Letters to be paid on or before the date of this Agreement. Subject to the terms and conditions of the Commitment Letters, and subject to the terms and conditions of this Agreement, assuming (i) that the Financing is funded in accordance with the Commitment Letters, (ii) the accuracy of the representations and warranties of the Company and Seller set forth in this Agreement in a manner sufficient to satisfy the condition set forth in Section 10.2(b) and (iii) the performance by Seller and the Company in all material respects of the covenants contained in this Agreement, the net proceeds contemplated by the Commitment Letters, together with available cash of Parent and cash on hand of the Company and its Subsidiaries, if any, on the Closing Date, will provide funds to Parent sufficient to pay the Estimated Merger Consideration at the Closing, as well as all costs and expenses of Parent incurred in connection with the Merger and the other transactions contemplated hereby, and the Closing is not subject to any financing condition.

Section 6.5 [Reserved]

Section 6.6 Solvency. Assuming the accuracy of the representations and warranties of the Company set forth in Article IV and of Seller set forth in Article V, immediately after giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (including any debt and equity financings being entered into in connection therewith): (a) the fair saleable value (determined on a going concern basis) of the assets of the Company and its Subsidiaries will be greater than the total amount of their liabilities; (b) the Company and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due and (c) the Company and its Subsidiaries will have adequate capital to carry on their business. Parent does not intend to hinder, delay or defraud any present or future creditors of Parent, Merger Sub, Seller, the Company or its Subsidiaries following the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 6.7 No Brokers. Except as set forth on Schedule 6.7, neither Parent nor Merger Sub is obligated for the payment of fees or expenses of any broker, finder or investment banker, or other advisory fees and expenses, commissions or similar payments, in connection with the transactions contemplated by this Agreement or any other Transaction Document for which Seller could become liable or obligated, or for which the Company or any of its Subsidiaries could become liable or obligated prior to the Closing.

Section 6.8 Investigation. Parent is an informed and sophisticated Person and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder. Parent has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery, and performance of this Agreement and the transactions contemplated hereby. Parent has conducted its own independent review and analysis of the Company and its Subsidiaries and their respective businesses and assets and acknowledges that Parent has been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries relating to such business and assets that it has requested to see or review. In entering into this Agreement, Parent has relied solely upon the express representations and warranties of the Company and Seller set forth in Article IV, Article V and in any certificate delivered with respect thereto and on Parent’s own investigation and analysis. Parent acknowledges that, except as set forth in the representations and warranties contained Article IV and Article V or in any certificate delivered with respect thereto, none of the Company, its Subsidiaries, Seller or any other Person has made or makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Affiliates or any of their respective Representatives or any other Person for their benefit. Parent acknowledges that, except as expressly set forth in the representations and warranties in Article IV and Article V or in any certificate delivered with respect thereto, there are no representations or warranties of any kind, express or implied, by the Company or Seller with respect to the Company and/or its Subsidiaries or their respective businesses or assets. None of Seller, the Company or any of its Subsidiaries will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including documents, projections, forward-looking statements or other forecasts, or other material made available to Parent in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless such information is expressly included in a representation or warranty made by Seller or the Company in Article IV or Article V or in any certificate delivered with respect thereto.

Section 6.9 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE VI OR IN ANY CERTIFICATE DELIVERED WITH RESPECT THERETO, NEITHER PARENT NOR MERGER SUB NOR ANY OTHER PERSON ACTING ON BEHALF OF PARENT OR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY TO SELLER OR THE COMPANY, EXPRESS OR IMPLIED.

ARTICLE VII

PRE-CLOSING COVENANTS OF THE COMPANY AND SELLER

Section 7.1 Satisfaction of Conditions Precedent. Subject to the terms and conditions of this Agreement, the Company and Seller will use their respective commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 10.1 and 10.2, and the Company and Seller will use their respective commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated. The Company shall use commercially reasonable efforts to obtain the consents from, and to give any and all notices to, the third parties set forth on Schedule 4.3(d) and, at the request of the Company, Parent shall cooperate with any reasonable requests of any third parties in connection with obtaining such consents.

Section 7.2 Conduct of Business Prior to the Closing.

(a) Except (i) as expressly contemplated by this Agreement, (ii) as described on Schedule 7.2 or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (1) conduct its operations in the ordinary course of business consistent with past practices, (2) preserve intact its current business organizations, (3) keep available the service of its current officers and key employees, (4) manage its working capital (including the timing of collection of accounts receivable and the payment of accounts payable) in the ordinary course of business consistent with past practice and (5) continue to make capital expenditures in the ordinary course of business consistent with past practice substantially in accordance with the capital expenditures budget provided to Parent.

(b) Except as otherwise expressly provided in this Agreement and except as described on Schedule 7.2, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (in the case of clauses (vi), (vii), (xii), (xiv), (xv), (xvi), (xviii) and (xix) of this Section 7.2(b), such consent not to be unreasonably delayed, conditioned or withheld), directly or indirectly (whether by merger, consolidation or otherwise):

(i) amend or authorize any amendments to its certificate of incorporation, bylaws or other constitutive documents;

(ii) (A) issue, sell, redeem or purchase any shares of its capital stock or other equity securities or securities convertible into shares of its capital stock or other equity securities, other than pursuant to the exercise of any Stock Options, (B) grant or enter into any warrants, options, rights, agreements or commitments with respect to the issuance of any such shares or other equity securities, (C) amend any terms of any of its capital stock or other equity securities or agreements related thereto or (D) split, combine or reclassify any of its capital stock or other equity securities;

(iii) acquire an equity interest in, or portion of the assets of, any business or any corporation, partnership or other business organization or division, in an amount valued in excess of $5,000,000, other than in the ordinary course of business consistent with past practice;

(iv) other than Funded Indebtedness which will be repaid in full at or prior to the Closing pursuant to the Pay-Off Letters, create, incur, assume or guarantee any Indebtedness, other than in the ordinary course of business consistent with past practice;

(v) adopt, establish, enter into, amend, terminate or increase the benefits under any Employee Plan or other employee benefit, plan, practice, program, policy or Contract that would be an Employee Plan if in effect on the date of this Agreement, in any case other than in the ordinary course of business consistent with past practice or as may be required by the terms of such Employee Plan or other Contract, as may be required by applicable Law, in order to qualify under sections 401 and 501 of the Code, or in order to comply with section 409A of the Code;

(vi) increase the compensation or benefits (including granting any bonuses, whether monetary or otherwise) of any current or former (x) director or (y) officer, employee or consultant (in each case of this clause (y), with annual compensation in excess of $200,000) of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice or as provided for in any Employee Plan or written Contract in effect as of the date hereof;

(vii) grant or increase any severance, retention, change-of-control or similar payments to any current or former (x) director or (y) officer, employee or consultant (in each case of this clause (y), with annual compensation in excess of $200,000) of the Company or any of its Subsidiaries other than as provided for in any Employee Plan or written Contract made available to Parent at least three (3) Business Days prior to the date hereof;

(viii) sell, transfer or otherwise dispose of, or create or incur any Lien on, any assets (whether real, personal or mixed and including any Intellectual Property) which have an aggregate book value in excess of $1,000,000, other than in the ordinary course of business consistent with past practice;

(ix) merge or consolidate with or into another Person or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or other similar transaction;

(x) make any loan to any Person, or enter into any Contract or other transaction with any of its directors, officers or other employees, other than in the ordinary course of business consistent with past practice;

(xi) except as may be required as a result of a change in law or in GAAP, change any material accounting principles, practices or methods used by it;

(xii) enter into, modify, amend or terminate any Material Contract or any Contract that, if existing on the date hereof, would be a Material Contract, other than in the ordinary course of business, or enter into, modify or amend any Affiliate Transactions set forth on Schedule 4.17, required to be set forth thereon or that would be required to be set forth thereon if the same were in effect on the date hereof;

(xiii) enter into, modify, amend or terminate any collective bargaining agreement, other than in the ordinary course of business consistent with past practice;

(xiv) authorize any new capital expenditure or expenditures that individually exceed $1,000,000 or in the aggregate are in excess of $3,000,000; provided, that, for the avoidance of doubt, nothing shall prohibit any capital expenditure or expenditures included in the capital expenditure budget of the Company and its Subsidiaries previously provided to Parent;

(xv) waive, release or assign any rights of material value or cancel, compromise, release or assign any material Indebtedness owed to it or any material claims held by it;

(xvi) (A) settle or compromise any Action involving or against the Company or any of its Subsidiaries or any of their respective directors or officers for an amount in excess of $500,000 individually or $3,000,000 in the aggregate, in each case, in excess of the amounts provided for the in the insurance reserves with respect to such Action or Actions or (B) commence any Action other than in the ordinary course of business consistent with past practice;

(xvii) transfer or incur any Lien on any Owned Real Property (other than Permitted Liens and the transfer of any Owned Real Property described on Schedule 4.7(b)(i));

(xviii) terminate, amend, modify or grant any material waiver or consent under any material Property Lease, other than in the ordinary course of business consistent with past practice;

(xix) cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage; or

(xx) take or agree in writing or otherwise to take any of the actions described in Sections 7.2(b)(i) through 7.2(b)(xix).

Section 7.3 Access to Information. Until the Closing, the Company shall, and shall cause its Subsidiaries to, allow Parent, Merger Sub, the Debt Providers and their respective Representatives, upon reasonable advance written notice, reasonable access to the offices, facilities, books, records, Contracts, documents, financial and operating data and Representatives of the Company and its Subsidiaries during normal business hours and without undue interruption to the Company and its Subsidiaries’ businesses. Except as provided in this Agreement, any disclosure whatsoever during such investigation shall not constitute any expansion of or additional representations or warranties of the Company or Seller or any of their respective Affiliates beyond those specifically set forth in this Agreement. All such access shall be subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall have any obligation to provide Parent with any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; provided, that the Company shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that is permitted under applicable Law or that is consistent with the preservation of such privilege, as applicable.

Section 7.4 Funded Indebtedness. The Company shall deliver to Parent, together with the Pre-Closing Statement delivered to Parent pursuant to Section 3.1(a)(i), (i) a certificate signed by an executive officer of the Company setting forth its good faith estimate of the aggregate amount of Indebtedness of the Company and its Subsidiaries pursuant to the instruments listed on Schedule 7.4 (the “Funded Indebtedness”) that will be outstanding immediately prior to the Closing, including the names of each Person to which such Funded Indebtedness is owed (each such Person, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender, and (ii) customary pay-off letters with respect to the Funded Indebtedness in form and substance reasonably acceptable to Parent (the “Pay-Off Letters”), to be executed and delivered by the Pay-Off Lenders at the Closing, which Pay-off Letters shall provide for, among other things, the terms and conditions for payment and satisfaction in full of all such Funded Indebtedness and release of all Liens granted pursuant thereto. Parent and the Company shall cooperate in arranging for the repayment of all Funded Indebtedness at the Closing. The Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Affiliates to, facilitate such repayment and the release, in connection with such repayment, of any Liens securing the Funded Indebtedness.

Section 7.5 FIRPTA Certificate. On or prior to the Closing Date, Seller shall deliver (or cause to be delivered) to Parent a certificate of non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b)(2).

Section 7.6 Assistance with Financing.

(a) The Company agrees to use commercially reasonable efforts to provide, and the Company shall use commercially reasonable efforts to cause its Subsidiaries (including, for the avoidance of doubt, DS Waters Enterprises, Inc.) and its and their respective Representatives to provide, upon the reasonable request of Parent, and at Parent’s sole cost and expense, all commercially reasonable cooperation in connection with the arrangement of the Debt Financing, as applicable, in connection with the transactions contemplated hereby, including:

(i) as promptly as reasonably practical: (A) furnishing Parent, its financing sources and their respective Representatives with the Required Information and such financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (including in connection with Parent’s preparation of pro forma financial statements); and (B) informing Parent if the Company, Seller or any of their respective Affiliates has knowledge of any facts which could reasonably be expected to require the restatement of the financial statements described in the foregoing clause (A) for such financial statements to comply with GAAP;

(ii) assisting in preparation for and participation in marketing efforts (including a reasonable number of meetings and calls), drafting sessions, rating agency presentations, road shows and accounting and other due diligence sessions (including using commercially reasonable efforts to cause the Company’s and/or its Subsidiaries’, as applicable, independent auditors to participate therein and to otherwise cooperate with the reasonable requests of Parent) and sessions with prospective lenders, investors and ratings agencies and assisting Parent in obtaining ratings as contemplated by the Debt Financing;

(iii) assisting Parent and the Debt Providers with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on Parent’s draft of a business description and “Management’s Discussion and Analysis” of the financial statements to be included in offering documents relating to the Debt Financing;

(iv) providing appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its Subsidiaries, requesting accountants’ consents in connection with the use of the Company’s and its Subsidiaries’ (or previously acquired entities’) financial statements in offering documents, prospectuses and other documents to be filed with the Securities and Exchange Commission (“SEC”) and using commercially reasonable efforts to cause its independent auditors (and independent auditors of previously acquired entities, should such auditors have audited financial statements to be included in such offerings documents, prospectuses or other documents to be filed with the SEC) to issue comfort letters to the Debt Providers and other financing sources providing the Debt Financing in a form (including as to negative assurance and change period) customarily received by underwriters or initial purchasers of debt securities, as the case may be;

(v) assisting, and using commercially reasonable efforts to cause its independent auditors to assist, Parent in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary (or reasonably required by Parent’s financing sources (including the Debt Providers)) to be included in any offering documents;

(vi) providing monthly financial reports consistent with the Company’s and its Subsidiaries’ past practice;

(vii) executing and delivering as of the Closing any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including customary evidence of insurance and a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letter) and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of the Funded Indebtedness and the release of related Liens and termination of security interests and cooperation in connection with Parent’s efforts to obtain environmental assessments and title insurance);

(viii) providing commercially reasonable assistance to Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts to which the Company or any of its Subsidiaries is a party and, upon reasonable advance notice, to arrange discussions, during normal business hours and without undue interruption to the Company’s and its Subsidiaries’ businesses, among Parent, the Debt Providers and their respective Representatives with other parties to material leases, encumbrances and Contracts as of the Closing;

(ix) taking all commercially reasonable actions necessary to (A) permit Parent’s financing sources (including the Debt Providers) to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations and (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing;

(x) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries (not needed for other purposes), to be made available on the Closing Date to consummate the transactions contemplated by this Agreement; and

(xi) providing at least five (5) Business Days prior to the Closing Date all documentation and other information about the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act.

(b) Notwithstanding the foregoing, nothing in this Agreement shall require any such cooperation to the extent that it would (i) require the Company or any of its Subsidiaries to enter into any financing, purchase or other agreement for the Debt Financing that would be effective prior to the Closing or (ii) result in any officer, director or manager or other Representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other fees in connection with the Debt Financing prior to the Closing, and the Company and its Subsidiaries shall be reimbursed by Parent for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 7.6. Parent shall indemnify and hold harmless the Company and its Affiliates and Representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing or Alternate Debt Financing (including actions taken in accordance with this Section 7.6), except to the extent that such Liabilities arise out of or result from any willful misconduct or bad faith of Seller, the Company, any of their respective Affiliates or any Representatives of any of the foregoing.

(c) The Company shall use commercially reasonable efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, Parent may, in order to most effectively access the financing markets, require the reasonable cooperation of the Company under this Section 7.6 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets.

(d) Seller and the Company hereby consent to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Section 7.7 Company Stockholder Approval. Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, Seller shall execute and deliver to the Company and Parent the Written Consent. In connection with the Written Consent, the Company shall take all actions necessary to comply, and shall comply in all material respects, with the DGCL, including Sections 228 and 262 thereof, and the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company. If the Written Consent is not executed by Seller and an executed copy of such Written Consent is not delivered to Parent within 24 hours after the execution and delivery of this Agreement, Parent shall have the right to terminate this Agreement as set forth in Section 11.1(g).

Section 7.8 Exclusivity. Each of Seller and the Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller and the Company shall not, and shall use its commercially reasonable efforts to cause their Affiliates and their Representatives not to, directly or indirectly, (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (other than Parent) (i) relating to any acquisition or purchase of all or any portion of the equity of the Company or any of its Subsidiaries or all or a substantial portion of the assets of the Company or any of its Subsidiaries, (ii) to enter into any merger, consolidation or other business combination with the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries or any of their respective businesses or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person (other than Parent) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller and the Company shall, and shall use its commercially reasonable efforts to cause their Affiliates and their and such Affiliates’ respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Parent)

conducted heretofore with respect to any of the foregoing. Seller and the Company shall notify Parent promptly if any proposal regarding any of the foregoing is made and shall promptly advise Parent of the contents thereof (and, if in written form, promptly provide Parent with copies thereof).

Section 7.9 Termination of Affiliate Transactions. On or prior to the Closing Date, unless otherwise directed by Parent, the Company shall terminate, or cause to be terminated, in full all Affiliate Transactions set forth on Schedule 7.9 or required to be set forth on (but that are not set forth on) Schedule 4.17, without any Liability to Parent, the Company or any of their respective Affiliates following the Closing; provided, however, that the failure to terminate any Affiliate Transaction that is required to be set forth on (but is not set forth on) Schedule 4.17 shall not be deemed to result in a failure to satisfy the condition set forth in Section 10.2(a).

Section 7.10 Tax Matters. During the period from the date this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to (and Seller shall cause the Company and each of its Subsidiaries to) (a) except as set forth on Schedule 7.10, not make or revoke a material election with regard to Taxes or file any material amended Tax Returns and (b) not make any material change in any Tax accounting methods, except as may be appropriate to conform to changes in Tax Laws.

Section 7.11 Cascade Acquisition. Reference is hereby made to that certain non-binding proposal, dated as of May 22, 2013 (the “Cascade LOI”), by and between DS Waters of America, Inc., a wholly owned Subsidiary of the Company (“DSWA”), and Cascade Coffee, Inc. (“Cascade”), pursuant to which DSWA has proposed to purchase certain assets from Cascade relating to Cascade’s office coffee services and water filtration business (the “Cascade Acquisition”). Notwithstanding anything to the contrary contained in this Agreement, the Company shall, subject to the approval thereof by the board of directors of the Company and such other approvals as may be necessary or appropriate in connection with the Cascade Acquisition, endeavor in good faith to cause DSWA to consummate the Cascade Acquisition on terms and conditions that are consistent with the Cascade LOI and that the Company otherwise determines are satisfactory to it and in any event no less favorable to the Company than those set forth in the Cascade LOI; provided, however, that the Company may, at its election, submit the definitive documentation with respect to the Cascade Acquisition to Parent for its approval and condition the consummation of the Cascade Acquisition upon receipt of Parent’s written approval of such documentation. In the event that the Cascade Acquisition is consummated on such terms and conditions and the Closing shall occur, (i) Cash and Equivalents shall be deemed to be increased for all purposes of this Agreement by the amount of cash paid in respect of the purchase price for the Cascade Acquisition prior to the Closing, (ii) all components of the purchase price for the Cascade Acquisition or any component of net working capital and indebtedness acquired or assumed in connection with the Cascade Acquisition shall be disregarded for purposes of computing Net Working Capital or Indebtedness (or the estimates thereof), and (iii) any earn-out in respect of the Cascade Acquisition shall not be the subject of an indemnification obligation under Section 12.1(a)(vi); it being agreed and understood that the intent of this Section 7.11 is that the cost of the Cascade Acquisition shall be borne by Parent and not Seller.

ARTICLE VIII

PRE-CLOSING AND OTHER COVENANTS OF PARENT

Section 8.1 Satisfaction of Conditions Precedent. Subject to the terms and conditions of this Agreement, Parent will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 10.1 and 10.3, and Parent will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

Section 8.2 Employees; Employee Benefit Plans.

(a) For the period beginning at the Closing and ending on a date not earlier than the first anniversary of the Closing Date, Parent shall, or shall cause any of its Subsidiaries, as applicable, to provide to each employee of the Company or any of its Subsidiaries (other than those employees covered by a collective bargaining agreement) employed on the Closing Date (collectively, the “Employees”) base salary, wages, bonus opportunities and employee benefits, that in the aggregate are substantially comparable to the pay, bonus opportunities and employee benefits provided to such Employee immediately prior to the Closing; provided, that any defined benefit pension plan benefits, post-employment life or health insurance benefits, sale, retention or change in control payments payable by the Company or its Subsidiaries, and equity-based compensation arrangements of the Company or its Subsidiaries shall not be taken into account for purposes of this Section 8.2(a). For the avoidance of doubt, nothing in this Section or this Agreement is intended to limit any legal obligations that Parent may have to assume obligations under and/or to continue to be bound by the terms of any collective bargaining agreement to which the Company or any of its Subsidiaries is currently a party.

(b) Each Employee shall be given credit for service with the Company or any of its Subsidiaries and their respective predecessors under any employee benefit plans or arrangements of Parent, the Company and their respective Subsidiaries (the “Parent Plans”) for all purposes of eligibility to participate in, vesting and accrual of benefits solely to the extent past service was recognized for such Employees under the comparable Employee Plans immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this Section 8.2(b) shall be construed to require crediting of service for purposes of the calculation of benefits or that would result in (i) duplication of benefits or (ii) service credit for any purposes under a defined benefit pension plan or post-employment life or health insurance benefit plan.

(c) With respect to any Parent Plan that is a welfare plan that replaced coverage under a comparable Employee Plan in which Employees are eligible to participate after the Closing Date, Parent shall, or shall cause its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to, (i) use commercially reasonable efforts to cause insurance carriers to waive all limitations as to preexisting conditions and exclusions and waiting periods with respect to participation and coverage requirements applicable to such Employees to the extent such conditions and exclusions and waiting periods were satisfied or did not apply to such Employees under the welfare plans maintained by the Company or any of its Subsidiaries prior to the Closing Date, and (ii) provide each Employee with credit, or use commercially reasonable efforts to cause insurance carriers to provide credit, in determining any co-payments and deductibles paid prior to the Closing Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company or any of its Subsidiaries prior to the Closing Date.

(d) The provisions of this Section 8.2 are intended to be for the sole benefit of, and will be enforceable by, the Parties, and nothing in this Section 8.2, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any Employees or former employees of the Company or its Subsidiaries, any participant in any Employee Plan or Parent Plan or any dependent or beneficiary thereof.

(e) Notwithstanding anything in this Section 8.2 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan maintained by the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on and after the Closing Date, the Company or any of its Subsidiaries, or shall limit the right of Parent to amend, terminate or otherwise modify any such plan following the Closing Date. Nothing contained herein shall be construed as requiring, and the Company or any of its Subsidiaries shall take no action that would have the effect of requiring, Parent or the Company or any of their respective Subsidiaries to continue any specific employee benefit plans or to continue the employment of any specific Person.

(f) Prior to the Closing Date, the Company shall (i) use its commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and (ii) submit to its stockholders for a vote all such waived payments in a manner such that, if such vote is adopted by the stockholders of the Company in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, the Company shall provide adequate disclosure to the stockholders of the Company that hold voting stock of the Company of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to any such “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Company agrees to provide to Parent written drafts of the shareholder disclosure statement, waivers, and stockholder approval forms that will be provided to disqualified individuals and stockholders in advance of delivering such documents to the disqualified individuals and stockholders, as applicable, and allow Parent and its representatives a reasonable opportunity to provide comments on such documents.

(g) Prior to the Closing Date, the Company shall use commercially reasonable efforts to terminate the DSW Group, Inc. Equity Realization Bonus Plan without payment of any consideration to any current or former participant in such plan.

Section 8.3 Books and Records. For a period of five (5) years from the Closing, the Company and its Subsidiaries shall, and Parent shall cause the Company and its Subsidiaries to, provide to Seller reasonable access to the Representatives, books and records of the Company and its Subsidiaries upon reasonable advance written notice during regular business hours and without undue interruption to the Company and its Subsidiaries’ businesses, for the purpose of obtaining information reasonably required in connection with the preparation of Tax Returns or the defense of any claim by a third party or any other reasonable purpose, and will permit Seller to make copies of any such information (at Seller’s sole cost and expense). Notwithstanding the foregoing, none of Parent, the Company nor any of its Subsidiaries shall have any obligation to provide Parent with any information or documents the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; provided, that Parent and the Company shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that is permitted under applicable Law or that is consistent with the preservation of such privilege, as applicable.

Section 8.4 [Reserved]

Section 8.5 Contact with Customers, Distributors and Suppliers, Etc. Parent acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates or their respective Representatives to) directly or indirectly, contact any employee, customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries with respect to the transactions contemplated by this Agreement prior to the Closing without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6 Financing.

(a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate and obtain the Financing on the terms and conditions set forth in the Commitment Letters (provided, that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date of this Agreement), including (i) maintaining in effect the Commitment Letters and negotiating and entering into definitive agreements (“Financing Agreements”) with respect to the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter or on other terms in the aggregate no less favorable to Parent, as to conditionality, than the terms and conditions in the Debt Commitment Letter, (ii) satisfying on a timely basis all conditions, covenants and agreements that are in the control of Parent or its Affiliates set forth in the Commitment Letters and the Financing Agreements (including by consummating the Equity Financing on the terms and subject to the conditions set forth in the Equity Commitment Letter and the timely payment of all amounts due under the Debt Commitment Letter), and (iii) at the Closing, subject to the terms and conditions of this Agreement, consummating the Debt Financing contemplated by the Debt Commitment Letter. Without limiting the foregoing, in the event that all conditions in the Debt Commitment Letter have been satisfied, or upon funding will be satisfied, and all of the conditions to Closing in Section 10.1 and Section 10.2 have been satisfied or waived by Parent in accordance with this Agreement, Parent shall use commercially reasonable efforts to cause the lenders providing such Debt Financing to fund the Debt Financing on the Closing Date. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 8.6 shall require, and in no event shall the commercially reasonable efforts of Parent be deemed or construed to require, Parent or any of its Affiliates to (x) seek the Equity Financing from any source other than those counterparty to, or in any amount materially in excess of that contemplated by, the Equity Commitment Letter, or (y) pay any fees materially in excess of those contemplated by the Commitment Letters.

(b) Parent shall keep Seller informed on a timely basis and in reasonable detail of the status of its efforts to consummate the Debt Financing, including if for any reason Parent has concluded in good faith that it will not be able to obtain any part of the Debt Financing on the Closing Date, and shall give Seller prompt notice (i) of any breach or default by any party to any Commitment Letter or Financing Agreements of which Parent becomes aware prior to the Closing, (ii) of the receipt by Parent of any notice or other written communication from any lender of the Debt Financing with respect to any (A) breach, default, termination or repudiation by any party to any Commitment Letter or any Financing Agreement of any provision of any Commitment Letter or any Financing Agreement prior to the Closing or (B) dispute or disagreement between or among any parties to any Commitment Letter or any Financing Agreement that could reasonably be expected to delay or prevent the Closing or (iii) of any other circumstance, effect, event, occurrence, condition, state of facts or development that would reasonably be likely to prevent or impede or delay the consummation of the Financing, to the extent it becomes aware of such circumstance, effect, event, occurrence, condition, state of facts or development. As soon as reasonably practicable, but in any event within three (3) Business Days after any request by Seller in writing, Parent shall provide any information reasonably requested by Seller relating to any circumstance referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

(c) Except to the extent otherwise contemplated in Section 8.6(d), Parent shall not, without the prior written consent of Seller, replace or amend the Debt Commitment Letter if any such replacement financing or amendment (i) reduces the aggregate amount of the Financing available on the Closing Date from that contemplated in the Commitment Letters, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to prevent or delay the Closing, or (iii) would otherwise reasonably be expected to (A) prevent or delay the Closing or (B) be less favorable, in the aggregate, to Parent than the Commitment Letters then in effect. Parent shall not release or consent to the termination of the obligations of the other parties to the Debt Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Financing or as otherwise expressly contemplated by the Debt Commitment Letter, provided that such assignments or replacements would not prevent or delay or impair the availability of the Debt Financing or the timing of the Closing. Parent shall promptly deliver to the Company executed copies of any replacements of or amendments to the Commitment Letters. References in this Agreement to the “Commitment Letters” shall include any replacement or amended financing obtained by Parent pursuant to and in accordance with this Section 8.6, and references herein to “Financing” shall be deemed to include such financing.

(d) Subject to the terms and conditions of this Section 8.6, in the event that any portion of the Debt Financing expires by its terms or is terminated by any of the parties to the Debt Commitment Letter or any lender referred to in the Debt Commitment Letter notifies Parent or any of its Affiliates of the unwillingness of the lenders (or any of them) to proceed with the Debt Financing (an event referred to in this sentence, a “Debt Financing Notice Event”), Parent shall (i) promptly notify Seller of the Debt Financing Notice Event, and (ii) as promptly as practicable following the occurrence of the Debt Financing Notice Event, use commercially reasonable efforts to obtain debt financing from alternative sources in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be, and on terms and conditions not materially less favorable in the aggregate to Parent as those contained in the Debt Commitment Letter (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”). Parent shall promptly deliver to Seller true and complete copies of the New Debt Commitment Letter and all other agreements relating to such Alternate Debt Financing. References in this Agreement to the “Debt Commitment Letter” shall include any commitment for Alternate Debt Financing obtained by Parent pursuant to this Section 8.6(d) and references to “Debt Financing” shall be deemed to include such Alternate Debt Financing.

(e) Parent acknowledges and agrees that the Company and its Affiliates shall not (nor shall any of its Representatives or any of their respective Affiliates) incur any liability to any Person under, nor have any obligations with respect to, any financing that Parent may raise in connection with the transactions contemplated by this Agreement, except that at or following the Closing, the Company and the Subsidiaries may become liable in respect of the Debt Financing.

(f) Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that its obligation to consummate the Merger is not conditioned upon any Financing being made available to Parent.

Section 8.7 Certain Insurance Claims. If, prior to the Closing, (a) the Company makes any settlement payment in respect of the matter set forth in Item 1 of Schedule 4.14 and does not receive any insurance proceeds with respect thereto or (b) the Company has not made any such settlement payment but the amount of the anticipated settlement payment is included as a current liability in the final determination of Net Working Capital pursuant to Section 3.1(b)(ii), then, from and after the Closing, Parent shall cause the Company to use all reasonable efforts to recover amounts available in respect thereof under the Company’s insurance policies existing on the date hereof, and if the Company so recovers any such insurance proceeds, the Company shall pay such proceeds over to Seller (for the benefit of the Former Company Stockholders) in accordance with Section 3.2(a) to the extent of the amount of the settlement payment described in clause (a) above or the amount of the current liability described in clause (b) above, as applicable. The Company shall give Seller written notice of receipt of any such insurance proceeds within five (5) Business Days of receipt thereof.

ARTICLE IX

OTHER AGREEMENTS

Section 9.1 Confidentiality.

(a) Each Party acknowledges that Crestview Advisors, L.L.C. and the Company have previously executed a confidentiality agreement, dated February 14, 2013 (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms.

(b) Without limiting Section 9.2, after the Closing, Seller shall not, and shall use its commercially reasonable efforts to cause its Affiliates and its and their respective Representatives not to, disclose, or use to the detriment of Parent, the Company or any of its Subsidiaries, any confidential documents or information concerning the Company or any its Subsidiaries, except that Seller and its Affiliates and its and their respective Representatives may disclose such information: (i) to the extent that such information was (A) previously known on a nonconfidential basis by Seller or any of its Affiliates (other than the Company and its Subsidiaries), (B) in the public domain through no fault of Seller, any of its Affiliates or any of its or their respective Representatives or (C) later lawfully acquired by Seller or its Affiliates from sources other than those related to Seller’s prior ownership of the Company and its Subsidiaries; (ii) to its Representatives who have a need to know such information in order for them to carry out their respective duties and obligations to Seller or any such Affiliate; (iii) where required to disclose or divulge by Law or legal process; or (iv) in the context of, and to the extent necessary in, any dispute or litigation between Parent and Seller in connection with this Agreement or any other Transaction Document. The obligation of Seller to hold, and to use commercially reasonable efforts to cause its Affiliates and its and their respective Representatives to hold, any such information in confidence shall be satisfied if it exercises at least the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

Section 9.2 Press Releases; No Public Announcement.

(a) In connection with the execution and delivery of this Agreement, (i) the Company shall be entitled to issue a press release relating to the Merger, this Agreement and the other transactions contemplated hereby, the text of which is attached as Exhibit J (the “Company Press Release”), (ii) Seller, its Affiliates and any Person related to the foregoing shall be entitled to issue a press release that includes the text attached as Exhibit K (the “Seller Press Release Provisions”) and (iii) the Company, Seller, its Affiliates and any Person may make announcements, press releases or other disclosures relating to the Merger, this Agreement and the other transactions contemplated hereby, so long as such announcement, press release or other disclosure is consistent with the Company Press Release, the Seller Press Release Provisions or any other disclosure that has previously been approved in writing by Parent.

(b) Without limiting Section 9.2(a), Parent and Seller will cooperate with each other regarding the form, content and timing of any other public disclosure or announcement of the Merger or this Agreement or the transactions contemplated hereby, and the Parties will not, and will use commercially reasonable efforts to cause each of their Affiliates and their and such Affiliates’ respective Representatives not to, issue or cause the publication of any press release or other public disclosure or announcement with respect to this Agreement, the transactions contemplated by this Agreement, their discussions or any other memoranda, letters or agreements between the Parties relating to the transactions contemplated by this Agreement without the prior consent of Parent and Seller (such consent not be unreasonably delayed, conditioned or withheld); provided, however, that nothing contained in this Section 9.2(b) shall prohibit (i) the Company and its Subsidiaries from announcing or otherwise disclosing the Merger or the existence of this Agreement to any employee, consultant, customer, supplier or other Person having a business relationship with the Company or its Subsidiaries to the extent reasonably necessary to conduct the business of the Company and its Subsidiaries in the ordinary course of business or (ii) any Party or any Person related to such Party (including any direct or indirect equityholder of such Party or any of their respective Affiliates) from making any public filing, disclosure or announcement or issuing or publishing any press release that is (x) required by applicable law or regulation, court process or the rules or regulations of any national securities exchange or (y) in response to the SEC comment process, so long as such Party shall, in each case, use commercially reasonable efforts to provide the other Parties with the opportunity to review and comment on such disclosure, announcement or press release before it is made, issued or published. The Parties acknowledge that it is the intention of one Affiliate of an indirect equityholder of Seller to make public disclosure regarding the Merger in accordance with clause (ii)(x) or (ii)(y) of the proviso in the immediately preceding sentence.

(c) Notwithstanding anything to the contrary in Section 9.1 or 9.2, any Party or any Person related to such Party (including any direct or indirect equityholder of such Party or any of their respective Affiliates) may disclose information with respect to such Person’s investment in the Company and its Subsidiaries as part of such Person’s normal reporting or review procedure or in connection with such Person’s normal fundraising, marketing, informational or reporting activities, including information regarding such Person’s internal rate of return or the performance of its investment generally; provided, for the avoidance of doubt, that such disclosures shall not include (unless required by applicable law or regulation or in response to the SEC comment process, so long as such Party shall, in each case, use commercially reasonable efforts to provide the other Parties with the opportunity to review and comment on such disclosure before it is made) any operational or other proprietary information relating to the Company or its Subsidiaries or any specific business opportunities being pursued by the Company or any of its Subsidiaries.

Section 9.3 Regulatory Filings.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective commercially reasonable efforts to (i) make or deliver as soon as reasonable practicable after the date hereof (but no later than ten (10) Business Days after the date hereof) appropriate filings, registrations, applications and notices with all applicable Governmental Entities and obtain all consents, approvals, clearances and authorizations with respect thereto, including notices and filings required under any applicable Antitrust Laws, and thereafter to supply all additional information requested by Governmental Entities in connection therewith; (ii) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby; (iii) lift or rescind any injunction or order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b) Each of Parent and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Antitrust Laws. In connection therewith, if any Action is instituted (or, to the Knowledge of Parent or the Knowledge of the Company, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws. Each of Parent and the Company shall specifically request early termination of the waiting period prescribed by the HSR Act and shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws and to obtain all requisite approvals, clearances and authorizations with respect to the transactions contemplated hereby under Antitrust Laws as promptly as possible after the execution of this Agreement.

(c) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each Party shall promptly notify the other Party in writing of any pending or, to the Knowledge of such Party, threatened Action by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company. Subject to the cooperation provisions set forth in Section 9.3(b), Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity in connection with the transactions contemplated by this Agreement, including any such proceedings or negotiations with the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.

(d) Notwithstanding anything in this Agreement to the contrary (including the other subsections of this Section 9.3), in no event shall Parent or any of its Affiliates be required to (i) commence or threaten to commence any Action, (ii) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of Parent, the Company or any of their respective Affiliates or any portfolio company thereof, or (iii) otherwise agree to any restrictions on the businesses of Parent, the Company or any of their respective Affiliates or any portfolio company thereof, in connection with avoiding or eliminating any restrictions to the consummation of the transactions contemplated by this Agreement under applicable Law, in each case, where any such Action or agreement would have a material adverse impact on the business of the Company and its Subsidiaries, taken as a whole.

Section 9.4 Further Assurances. From and after the Closing, each Party agrees to cooperate fully with any other Party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by such other Party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, but only at the expense of the requesting Party.

Section 9.5 Director and Officer Liability. From and after the Closing, the Company and its Subsidiaries (and their successors or assigns) shall indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries in respect of acts and omissions occurring on or prior to the Closing Date to the fullest extent permitted by Law and as may be required by the entity’s certificate of incorporation, bylaws and/or other governing documents in effect on the date hereof or under any indemnification or other agreement between such Person and the Company or such Subsidiary disclosed in the Disclosure Schedule and in effect on the date hereof (including advancement of expenses actually and reasonably incurred by him or her or on his or her behalf). At or prior to the Closing, the Company shall purchase a “tail” director and officer liability insurance policy providing coverage for a period of six years following the Closing for acts and omissions of the individuals who were officers or directors of either the Company or any of its Subsidiaries prior to the Closing (“D&O Insurance”) with respect to matters arising at or prior to the Closing; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers. The costs of any D&O Insurance obtained pursuant to this Section 9.5 shall be Transaction Expenses. Notwithstanding any provision to the contrary in this Agreement or in the D&O Insurance, (a) no provision hereof or indemnification right in the D&O Insurance shall limit in any way the right of any Parent Indemnified Party or the obligation of Seller under Article XII or Article XIII and (b) in no event shall Parent, the Company or any of their respective successors and assigns have any obligation or liability of any kind whatsoever under this Section 9.5 to any Person with respect to indemnification, holding harmless, exculpation or expenses arising out of or relating to matters for which Seller is liable to indemnify the Parent Indemnified Parties pursuant to Article XII or Article XIII (without regard to the limitations set forth in Section 12.2 and Section 12.3).

Section 9.6 Release by Seller. Effective as of the Closing, Seller hereby unconditionally and irrevocably waives any claims that Seller, in its capacity as a stockholder of the Company, has or may have in the future against the Company or any of its Subsidiaries and releases the Company, its Subsidiaries and their directors and officers, from any and all Actions in respect of matters relating to the Company and any of its Subsidiaries; provided that the Parties acknowledge and agree that this Section 9.6 does not apply to and shall not constitute a release of any act of intentional fraud or any rights or obligations arising under this Agreement or any of the other Transaction Documents.

ARTICLE X

CONDITIONS TO THE CLOSING

Section 10.1 Conditions of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing of the following conditions:

(a) Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained, as applicable.

(b) No Injunctions or Restraints; Illegality. (i) No Order prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued, (ii) no Law shall have been enacted, entered, enforced or deemed applicable to this Agreement by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and (iii) no Action by any Governmental Entity challenging the validity or legality, or seeking to restrain the consummation of, the Merger shall be pending.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(d) HSR. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

Section 10.2 Additional Conditions of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent:

(a) Performance of Obligations of the Company. Each of the Company and Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(b) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1(a), 4.2(a), (b), (c) and (e), 4.3(a), (b) and (c), 4.6(a), 5.1(a), 5.2(a) and 5.4 shall be true and correct in all respects as of the Closing (unless such representations and warranties speak as of an earlier date, in which case they need only be true and correct as of such earlier date) and (ii) all other representations and warranties of the Company and of Seller in this Agreement (without giving effect to any “material”, “materially” or “Material Adverse Effect” qualification contained therein) shall be true and correct in all respects as of the Closing (unless such representations and warranties speak as of an earlier date, in which case they need only be true and correct as of such earlier date), except where failure of such representations and warranties to be so true and correct would not, individually or in the aggregate with any other such failures, result in a Material Adverse Effect or, in the case of Seller, would not, individually or in the aggregate with any other such failures, reasonably be expected to be materially adverse to Seller’s ability to consummate the transactions contemplated by this Agreement.

(c) No Material Adverse Effect. From and after the date hereof through the Closing Date, there shall not have occurred any change, effect, event, occurrence, condition, state of facts or development that has had or would result in, individually or in the aggregate with any other such changes, effects, events, occurrences, conditions, state of facts or developments, a Material Adverse Effect.

(d) Closing Deliverables.

(i) Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed on behalf of the Company by an executive officer thereof to the effect that the conditions set forth in Sections 10.2(a), 10.2(b) and 10.2(c) have been satisfied with respect to both the Company and Seller.

(ii) Secretary’s Certificate of the Company. The Company shall have delivered to Parent a certificate of the Secretary or an Assistant Secretary of the Company, duly executed as of the Closing Date, certifying: (i) the good standing of the Company under the laws of the State of Delaware and attaching thereto a good standing certificate of the Company certified by the Secretary of State of the State of Delaware and dated no more than two (2) Business Days prior to the Closing Date, (ii) unanimous resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder and (iii) the incumbency and signatures of the officers of the Company and as to the signatures of such officers who have executed this Agreement and the other Transaction Documents on behalf of the Company.

(iii) Secretary’s Certificate of Seller. Seller shall have delivered to Parent a certificate of the Secretary or an Assistant Secretary of Seller, duly executed as of the Closing Date, certifying: (i) the good standing of Seller under the laws of the State of Delaware and attaching thereto a good standing certificate of the Seller certified by the Secretary of State of the State of Delaware and dated no more than two (2) Business Days prior to the Closing Date, (ii) resolutions of DSW Holding Company, LLC authorizing execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder and (iii) the incumbency and signatures of the authorized signatories of such officers who have executed this Agreement and the other Transaction Documents on behalf of Seller.

(iv) [Reserved]

(v) Escrow Agreement. Seller and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(vi) Pay-Off Letters. The Company shall have delivered duly executed Pay-Off Letters to Parent.

Section 10.3 Additional Conditions of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Seller:

(a) Performance of Obligations of Parent. Parent shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(b) Representations and Warranties. (i) The representations and warranties set forth in Sections 6.1(a) and 6.2(a) shall be true and correct in all respects as of the Closing

(unless such representations and warranties speak as of an earlier date, in which case they need only be true and correct as of such earlier date) and (ii) all other representations and warranties of Parent in this Agreement (without giving effect to any “material” or “materially” qualification contained therein) shall be true and correct in all respects as of the Closing (unless such representations and warranties speak as of an earlier date, in which case they need only be true and correct as of such earlier date), except where failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to be materially adverse to Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Closing Deliverables.

(i) Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an officer of Parent to the effect that the conditions set forth in Sections 10.3(a) and 10.3(b) have been satisfied.

(ii) Secretary’s Certificate of Parent. Parent shall have delivered to Seller a certificate of the Secretary or an Assistant Secretary of Parent, duly executed as of the Closing Date, certifying: (i) the good standing of Parent under the laws of the State of Delaware, (ii) resolutions of the board of directors (or the functional equivalent) of Parent authorizing the execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder and (iii) the incumbency and signatures of the officers of Parent and as to the signatures of such officers who have executed this Agreement and the other Transaction Documents on behalf of Parent.

(iii) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered to Seller the Escrow Agreement.

ARTICLE XI

TERMINATION AND AMENDMENT

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and Seller;

(b) by either Parent or Seller, by giving written notice to the other Party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(c) by Parent, by giving written notice to Seller, if the Closing shall not have occurred on or before October 30, 2013 or such later date as Parent and Seller may mutually agree (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Parent if it or Merger Sub is then in breach of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement, and such breach either (i) is a breach of Section 2.2 (other than Parent’s and Merger Sub’s failure to consummate the Closing in breach of Section 2.2 if and only if the Debt Financing (or the Alternate Debt Financing) has not been funded or will not be funded at the Closing, in which case Parent may terminate this Agreement) or (ii) would give rise to the failure of a condition set forth in Section 10.1 or 10.3;

(d) by Seller by giving written notice to Parent, if the Closing shall not have occurred on or before the Outside Date, provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Seller if it or the Company is then in breach of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement, and such breach either (i) is a breach of Section 2.2 or (ii) would give rise to the failure of a condition set forth in Section 10.1 or 10.2;

(e) by either Parent or Seller by giving written notice to the other Party, if there shall have been a breach by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 10.1 or 10.3, in the case of Parent, or Section 10.1 or 10.2, in the case of Seller, and (ii) cannot be cured or has not been cured within 45 days following receipt by the other Party of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any Party that is then in breach of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 10.1 or 10.3, in the case of a termination by Parent, or Section 10.1 or 10.2, in the case of a termination by Seller;

(f) by Seller by giving written notice to Parent, if (i) all of the conditions set forth in Section 10.1 and Section 10.2 have been satisfied (other than those conditions which, by their nature, are to be satisfied at the Closing, which conditions shall be capable of being satisfied) and remain satisfied as of the date of termination and (ii) Parent shall not have obtained the Debt Financing (or the Alternate Debt Financing) by the date on which the Closing shall have been required to occur pursuant to Section 2.2; or

(g) by Parent, by giving written notice to Seller, if the executed Written Consent is not delivered to Parent within 24 hours after the execution and delivery of this Agreement.

Section 11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of any Party or their respective officers, directors, stockholders or Affiliates, except (a) subject to Section 14.2(d)(iv), for any liability of a Party for any knowing and intentional breach of this Agreement prior to such termination and (b) the penultimate and the last sentences of Section 7.6(b), Section 9.1(a), Section 9.2, this Section 11.2, Section 11.3 and Article XIV shall survive any termination of this Agreement.

Section 11.3 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own legal, accounting, due diligence and finders expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. Without limiting the foregoing, contemporaneously with the making of the HSR Act filing, Parent and Seller shall each be required to pay fifty percent (50%) of the filing fees payable under the HSR Act.

(b) In the event this Agreement is validly terminated (i) by Seller pursuant to Section 11.1(e) as a result of Parent’s failure to consummate the Closing in breach of Section 2.2 where Parent shall not have obtained the Debt Financing (or the Alternate Debt Financing), (ii) by Seller pursuant to Section 11.1(f) or (iii) by Parent pursuant to Section 11.1(c) if at such time Seller would be entitled to terminate this Agreement pursuant to Section 11.1(f), then Parent shall promptly, but in no event later than fifteen (15) Business Days after the date of such termination, pay or cause to be paid to Seller an amount equal to $22,500,000 in cash (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Seller in writing. Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee becomes payable in accordance with the terms of this Section 11.3(b), Seller’s right to receive payment of the Termination Fee hereunder shall be the sole and exclusive remedy of Seller and its Affiliates against Parent, the Sponsor, the Debt Providers and any of their respective former, current and future Affiliates, successors and assigns and any Representatives of any of the foregoing (collectively, the “Parent Related Parties”) for any breach, loss or damage based upon, arising out of or caused by this Agreement or the transactions contemplated hereby, including as a result of the failure of the Closing to be consummated, and upon payment of the Termination Fee hereunder, no Person shall have any rights or claims against any of the Parent Related Parties relating to or arising out of this Agreement (including under Section 14.2) or the transactions contemplated hereby, in each case whether based on contract (including a claim based on failure to act in good faith), tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Law or otherwise. The Parties acknowledge and agree that in no event shall Parent be required to pay the Termination Fee on more than one (1) occasion. Each of the Parties acknowledges and agrees that the agreement contained in this Section 11.3(b) is an integral part of the transactions contemplated hereby, that without this agreement the Parties would not have entered into this Agreement and that any amount payable pursuant to this Section 11.3(b) does not constitute a penalty.

ARTICLE XII

INDEMNIFICATION

Section 12.1 Indemnification.

(a) From and after the Closing and subject to the limitations contained in this Article XII and Article XIII, Seller will, without duplication, indemnify Parent and its Affiliates (including the Company and its Subsidiaries after the Closing), its and their respective successors and assigns, and the directors, officers, employees, managers, members, partners and equity holders of any of the foregoing (collectively, the “Parent Indemnified Parties”) and hold the Parent Indemnified Parties harmless, to the fullest extent permitted by applicable Law, from, against and in respect of any loss, expense, Liability, cost, demand, claim, action, cause of action or other damage, including interest, penalties and reasonable attorneys’ fees (collectively “Damages”) to the extent actually incurred or suffered by the Parent Indemnified Parties and arising out of or as a result of any of the following:

(i) subject to Section 12.1(d), any breach of, or any inaccuracy in, any representation or warranty of the Company contained in Article IV (other than Section 4.5) or of Seller contained in Article V (in each case, other than any Company Fundamental Representation or Seller Fundamental Representations);

(ii) any breach of, or any inaccuracy in, any Company Fundamental Representation or any Seller Fundamental Representation;

(iii) any breach of or failure to perform (A) by Seller of any of Seller’s covenants or agreements contained in this Agreement (other than Section 7.5 or 7.10) or the Escrow Agreement or (B) by the Company of any of the Company’s covenants or agreements contained in Sections 7.2, 7.9 and 9.2;

(iv) subject to Section 12.1(d), the environmental investigations, including subsurface and additional investigations recommended in the Phase One environmental site assessments by Terracon listed in Schedule 12.1(a)(iv) (the “Terracon Reports”) to investigate the potential environmental contamination identified as a “Recognized Environmental Condition” in such Terracon Reports (the “Environmental Investigations”), and any reporting, investigation, cleanup, monitoring or other activities required by Environmental Law to address the results of the Environmental Investigations, or otherwise arising out of any environmental contamination by Hazardous Materials identified in the Environmental Investigations (provided, that the Company shall undertake any such reporting, investigation, cleanup, monitoring or other activities as expeditiously as is commercially reasonable without interfering with the operations of the Company and its Subsidiaries).

(v) any Other Stockholder Costs;

(vi) fifty percent (50%) of any obligations of the Company or any of its Subsidiaries with respect to any earn-out that becomes due and payable prior to the General Survival Date under any Contract in effect on the Closing Date (for the avoidance of doubt, other than any earn-out that becomes due and payable in respect of the Cascade Acquisition);

(vii) all liabilities under any of the Company’s and any of its Subsidiaries’ post-retirement medical plans to the extent not included in the final determination of Net Indebtedness; or

(viii) (A) the disbursement by Seller of any amounts under this Agreement to the Former Company Stockholders or any errors or omissions by Seller in connection therewith or (B) subject to Section 3.2(c)(ii), the amounts of the Post-Closing Adjustment Transaction Expense Amounts and the Post-Closing Escrow Transaction Expense Amounts or any miscalculation thereof.

provided, in each case, that the relevant Parent Indemnified Party has submitted to Seller a Notice of Claim or Third-Party Notice, as applicable, for Damages in respect thereof in accordance with Section 12.4 prior to the date of the expiration of the applicable survival period specified in Section 12.2(a), in which case any claim that is the subject of such Notice of Claim or Third-Party Notice, as applicable, shall survive until finally resolved or judicially determined.

(b) From and after the Closing and subject to the limitations contained in this Article XII and Article XIII, Parent and the Company will, without duplication, jointly and severally, indemnify Seller and its respective Affiliates, and its and their respective successors and assigns, and the directors, officers, employees, managers, members, partners and equity holders of any of the foregoing (collectively, the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless, to the fullest extent permitted by applicable Law, from, against and in respect of any Damages to the extent actually incurred or suffered by the Seller Indemnified Parties and arising out of or as a result of any of the following:

(i) any breach of, or any inaccuracy in, any representation or warranty of Parent contained in Article VI (other than any Parent Fundamental Representation);

(ii) any breach of, or any inaccuracy in, any Parent Fundamental Representation; or

(iii) any breach of or failure to perform (A) by Parent of any of Parent’s covenants or agreements contained in this Agreement or the Escrow Agreement or (B) by the Company of any of the Company’s covenants or agreements contained in this Agreement that requires performance after the Closing;

provided, in each case, that the relevant Seller Indemnified Party has submitted to Parent a Notice of Claim or Third-Party Notice, as applicable, for Damages in respect thereof in accordance with Section 12.4 prior to the date of the expiration of the applicable survival period specified in Section 12.2(a), in which case any claim that is the subject of such Notice of Claim or Third-Party Notice, as applicable, shall survive until finally resolved or judicially determined.

(c) For purposes of Section 12.1(a)(i) and (ii), Section 12.1(b)(i) and (ii) and Section 13.1(a)(ii), the representations and warranties set forth in Articles IV, V and VI shall be deemed to have been made as of the date hereof and as of the Closing as if made at and as of the Closing (unless such representation or warranty speaks as of an earlier date, in which case at and as of such earlier date).

(d) Seller’s indemnification obligation under Section 12.1(a)(iv) shall only be for fifty percent (50%) of the Damages actually incurred or suffered by the Parent Indemnified Parties in connection with the matters covered thereby. Seller shall have no indemnification obligation for Damages under Section 12.1(a)(i) (solely with respect to breaches of the representations and warranties contained in Sections 4.15(a)(iii), (vi) and (vii)) or Section 12.1(a)(iv) to the extent that such Damages result from, are accelerated or exacerbated by, or would not have arisen but for, digging, drilling or an intrusive investigation (“Restricted

Activity”) conducted by a Parent Indemnified Party at any Real Property after the Closing Date, unless such Restricted Activity is (i) required by Environmental Law or ordered by a Governmental Entity with jurisdiction thereunder, (ii) reasonably necessary for the lawful conduct, in the ordinary course of operations, of a site maintenance, development or construction project, (iii) reasonably necessary to investigate material facts indicating a potentially significant risk to human health or (iv) the Environmental Investigations (so long as such Environmental Investigations are conducted within twelve (12) months of the Closing Date). No less than three (3) Business Days prior to the commencement of the Environmental Investigations, the Company shall provide to Seller the scope of work therefor in writing and shall give reasonable consideration to any comments provided by Seller thereon. Both such scope of work and the environmental consultant undertaking such scope of work shall be subject to the prior approval of the Seller not to be unreasonably delayed, conditioned or withheld. The Company shall provide to Seller all draft and final reports received by the Company in connection with the Environmental Investigations. Furthermore, Seller shall not have any indemnification obligation for Damages under Section 12.1(a)(i) (solely with respect to breaches of the representations and warranties contained in Sections 4.15(a)(iii), (vi) and (vii)) or Section 12.1(a)(iv) to the extent that any such Damages are increased as a result of a change in the use of the relevant Real Property by a Parent Indemnified Party after the Closing (other than resumption of the use of such Real Property in the business of the Company and its Subsidiaries consistent with past practice) that causes a more stringent remediation standard to apply.

Section 12.2 Limitations on Indemnification.

(a) All representations and warranties of Seller, the Company and Parent under this Agreement will survive the Closing until, and will expire at, 5:00 p.m. New York time on the earlier of (i) the date on which the final audit report on the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2014 is delivered, and (ii) April 30, 2015 (such earlier date, the “General Survival Date”), except for representations and warranties contained in Sections 4.1(a), 4.2(a), (b), (c) and (e), 4.3(a), (b) and (c) and 4.18 (the “Company Fundamental Representations”), and in Sections 5.1(a), 5.2(a), 5.4 and 5.5 (the “Seller Fundamental Representations”), and in Sections 6.1(a), 6.2(a) and 6.7 (the “Parent Fundamental Representations”), which shall survive the Closing indefinitely and (y) the representations and warranties contained in Section 4.5, which shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations. All covenants requiring performance prior to or at the Closing shall expire immediately after the Closing, except for the covenants contained in Sections 7.2, 7.9, 7.10 and 9.2, which shall expire on the General Survival Date. All covenants set forth in this Agreement that are to be performed following the Closing shall survive the Closing and continue in full force and effect until such covenants are performed in accordance with the terms of this Agreement.

(b) Neither the Parent Indemnified Parties nor the Seller Indemnified Parties (each, an “Indemnified Party”) shall be entitled to seek indemnification under Section 12.1(a)(i), Section 12.1(b)(i) or Section 13.1(a)(ii), as applicable, until the aggregate amount of all Damages suffered by all Parent Indemnified Parties or all Seller Indemnified Parties, as the case may be, exceeds in the aggregate an amount equal to $5,000,000 (the “Basket Amount”), and then such Indemnified Party shall only be entitled to indemnification for such aggregate amount of Damages that exceeds $2,500,000.

(c) Neither the Parent Indemnified Parties nor the Seller Indemnified Parties shall be deemed to have incurred any Damages under Section 12.1(a)(i) or (vii), Section 12.1(b)(i) or Section 13.1(a)(ii), as applicable, unless the claim (or series of related claims, claims having a common or substantially similar cause or claims that arise out of reasonably common circumstances) for Damages exceeds $75,000 (the “De Minimis Amount”).

(d) The aggregate amount of all payments to which the Parent Indemnified Parties or Seller Indemnified Parties shall be entitled to receive under Section 12.1(a)(i), Section 12.1(b)(i) or Section 13.1(a)(ii), as applicable, shall in no event exceed an amount equal to $50,000,000 (the “Cap”).

(e) For the avoidance of doubt, the limitations set forth in Section 12.2(b), (c) and (d) do not apply to Damages arising from any matter for which (i) the Parent Indemnified Parties are entitled to be indemnified by Seller pursuant to Section 12.1(a)(ii), (iii), (iv), (v), (vi), (vii) (with respect to Section 12.2(b) and (d) only) or (viii) or Section 13.1(a)(i), (iii) or (iv) or (ii) the Seller Indemnified Parties are entitled to be indemnified by Parent pursuant to Section 12.1(b)(ii) or (iii).

(f) None of the Indemnified Parties shall be entitled to seek indemnification for Damages under this Article XII or Article XIII to the extent that the amount of Damages had been accounted for in any of the adjustments to the Merger Consideration pursuant to Section 3.1, including in any component of Indebtedness (including insurance reserves or any other component of Indebtedness), Net Working Capital or Transaction Expenses.

(g) Any Indemnified Party’s right to indemnification, payment of Damages or other remedies pursuant to this Article XII or Article XIII shall not be affected by any investigation conducted, or any knowledge or information acquired (or capable of being acquired), by such Indemnified Party (or any Representative of such Indemnified Party or its Affiliates) at any time, whether before or after the Closing Date, relating to the facts, matters or circumstances constituting or resulting in the breach (alleged or otherwise) of the representation, warranty, covenant or agreement giving rise to such Damages.

(h) The amount of any Damages for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts realized by an Indemnified Party as a result of any indemnification, contribution or other payment by any third party (net of any costs of recovery), (ii) any insurance proceeds after giving effect to any applicable deductible or retention (net of any increase in premium or other costs or expenses resulting from collection under the applicable insurance policies) or other amounts realized by the Indemnified Party from third parties with respect to such Damages and (iii) taking into account any deduction, credit or other tax benefit actually realized in the taxable year in which the applicable indemnification payment is made by the Indemnified Party with respect to such Damage or in the next two succeeding taxable years (“Tax Benefits”), and if the Tax Benefit is realized after the indemnity payment has been made, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of that Tax Benefit (it being agreed that the amount of any Tax Benefit actually realized shall be reduced by any additional Tax cost incurred by the Indemnified Party arising from the receipt of the applicable indemnification payment hereunder); provided, that nothing in this provision shall give the Indemnifying Party the right to review the Indemnified Party’s Tax

Returns; provided, however, that the Indemnified Party shall provide the Indemnifying Party with certificates from the chief financial officer of the Company, in the case of the Parent Indemnified Parties, and the Seller, in the case of Seller Indemnified Parties, as to whether or not there has been a realization of such Tax Benefits.

(i) The Indemnified Party agrees to use its commercially reasonable efforts to (A) mitigate all Damages and (B) timely make and diligently pursue any claims for insurance, Tax Benefits and/or other payments available from third parties with respect to Damages for which it will seek indemnification under this Article XII and Article XIII; provided, that any out-of-pocket Damages incurred in connection with such efforts to mitigate shall themselves be Damages indemnifiable hereunder.

(j) For purposes of this Article XII and Article XIII and of determining whether a breach of a representation or warranty has occurred, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect or similar qualifications (except with respect to the representations and warranties set forth in Section 4.4(b), 4.6(a), 4.6(b)(iii), the last sentence of 4.7(b)(i), 4.9(a) or 4.10(a).

(k) Notwithstanding anything to the contrary set forth in this Agreement, Seller shall not be liable for Damages under this Article XII or Article XIII in an amount more than the Merger Consideration.

(l) In no event shall any Indemnifying Party be liable for any punitive or exemplary damages, except to the extent awarded by a court of competent jurisdiction to a third party in connection with a third-party claim.

(m) For the avoidance of doubt, Seller shall be entitled to make all determinations with respect to the calculation of the “Success Fee” under the Evercore Engagement Letter and the calculations of the “Transaction Bonus Pool” and the “Transaction Bonuses” under the Transaction Management Incentive Plan in accordance with the respective terms thereof, and Seller’s board of directors (or its designee) shall continue to be the “Board” as such term is used in the Transaction Management Incentive Plan; provided, however, that Seller shall not, without the prior written consent of Parent, modify, amend or supplement the Transaction Management Incentive Plan (other than to the extent any change thereto is required to give effect to this Section 12.2(m)) or change the participants or the amounts payable to such participants thereunder.

Section 12.3 Exclusive Remedies.

(a) The Parties agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to claims based on intentional fraud or a dispute under Section 3.1 (which shall be governed exclusively by Section 3.1) or as set forth in Section 12.3(b), the indemnification provisions of this Article XII and Article XIII are the sole and exclusive remedies of the Parties pursuant to this Agreement or in connection with the transactions contemplated hereby. From and after the Closing, to the maximum extent permitted by Law, except with respect to claims based on intentional fraud, a dispute under Section 3.1 (which shall be governed exclusively by Section 3.1), as set forth in Section 12.3(b) or the indemnification provisions of this Article XII and Article XIII, the Parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any applicable Law or otherwise. Except as provided in this Article XII, Article XIII or for intentional fraud, from and after the Closing, no right, claim, remedy or action shall be brought or maintained by any Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations or warranties of any of the Parties set forth or contained in this Agreement.

(b) Notwithstanding the foregoing, the provisions of this Section 12.3 shall not preclude any Party from bringing an action for specific performance after the Closing to require the other Party to perform any covenant or other agreement under this Agreement to be performed after the Closing.

(c) All obligations of the Former Company Stockholders pursuant to Section 12.1(a)(i) shall be satisfied solely by payment from the Escrow Amount, and all obligations of the Former Company Stockholders pursuant to Section 12.1(a)(ii), (iii), (iv), (v) and (vi) and Article XIII shall be satisfied first from the Escrow Amount.

Section 12.4 Terms and Conditions of Indemnification; Resolution of Conflicts.

(a) If any Indemnified Party shall claim indemnification under this Article XII for any claim (other than a third-party claim) for which indemnification is provided in Section 12.1, such Indemnified Party shall promptly, and in any event within thirty (30) days after obtaining facts that are sufficient for such Indemnified Party to determine whether a claim for indemnification may be properly made under this Article XII, give written notice (a “Notice of Claim”) to Seller or Parent, as applicable (each, an “Indemnifying Party”), setting forth (i) the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time, (ii) reasonable detail of the individual items of such Damages included in the amount so stated, (iii) the date each such item was paid or accrued or arose and (iv) the nature of the misrepresentation, breach or claim to which such item is related; provided, however, that the failure of the Indemnified Party to provide a Notice of Claim within the thirty (30) day period described above shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall prejudice any defense or claim available to the Indemnifying Party. If the Indemnifying Party disputes any claim set forth in the Notice of Claim, it may, at any time, deliver to the Indemnified Party that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim (an “Objection Notice”).

(b) If the Indemnifying Party shall deliver an Objection Notice with respect to any claim or claims by the Indemnified Party, the Indemnified Party shall have thirty (30) days from the receipt of such Objection Notice to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the Indemnifying Party and the Indemnified Party shall attempt in good faith for thirty (30) days to agree upon their rights with respect to each of such claims, after which such Persons may pursue all other remedies available to them at law or equity in accordance with this Agreement.

(c) If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party for which indemnification is provided in Section 12.1, the Indemnified Party shall promptly, and in any event within thirty (30) days after such claim or demand is received in writing by such Indemnified Party, give written notice (a “Third-Party Notice”) to the Indemnifying Party of the basis for such claim, setting forth the nature of the claim or demand in reasonable detail (to the extent then known); provided, however, that the failure of the Indemnified Party to provide a Third-Party Notice within the thirty (30) day period described above shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall prejudice any defense or claim available to the Indemnifying Party. The respective obligations and liabilities of the Parties to indemnify pursuant to this Article XII in respect of any Damages arising from a claim by a third party shall be subject to the following additional terms and conditions:

(i) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing reasonably satisfactory to the Indemnified Party, the defense of such claim; provided, that the Indemnifying Party shall not be entitled to undertake the defense of such third party claim if (A) such claim seeks injunctive relief or is part of a criminal Action, (B) such claim has or could reasonably be expected, in the reasonable judgment of the Indemnified Party, to result in Damages to the Indemnified Party such that, after giving effect to the Basket Amount, the De Minimis Amount and the Cap and the other limitations set forth in this Article XII, the Indemnifying Party would reasonably be expected to bear less than 50% of the Damages with respect to such claim, or (C) the Indemnifying Party has failed or is failing to defend in good faith such claim.

(ii) In the event that the Indemnifying Party is permitted, but shall elect not to, undertake such defense, or within thirty (30) days after delivery of the applicable Third-Party Notice shall fail to vigorously defend such third party claim, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall not compromise or settle any such claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably delayed, conditioned or withheld).

(iii) Notwithstanding anything in this Section 12.4 to the contrary, (A) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (B) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld), settle or compromise any claim or consent to entry of any judgment, unless (1) the settlement or compromise does not entail any admission of liability on the part of any Indemnified Party and (2) the claiming party or the plaintiff in such claim gives to the Indemnified Party an unconditional release from all liability in respect of such claim and (C) in the event that the Indemnifying Party undertakes defense of any claim, the Indemnified Party by counsel or other

Representative of its own choosing and at its sole cost and expense (except that the fees, costs and expenses of such counsel or other Representative shall be at the expense of the Indemnifying Party if (x) there are legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that would reasonably be expected to materially affect the ability of a single counsel to defend both the Indemnifying Party and the Indemnified Party), shall have the right to consult with the Indemnifying Party and its counsel or other Representatives concerning such claim and participate in the defense thereof, and the Indemnifying Party and the Indemnified Party and their respective counsel or other Representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

Section 12.5 Treatment of Indemnity Payments. All payments made by Seller or by Parent (or any of their respective Affiliates), as the case may be, to or for the benefit of other Parties pursuant to this Article XII or Article XIII shall be treated as adjustments to the Merger Consideration for all Tax purposes, and such agreed treatment shall govern for purposes of this Agreement and no Party shall take a position inconsistent therewith on a Tax Return or otherwise, except as otherwise required by a change in applicable Law or a final determination.

ARTICLE XIII

TAX MATTERS

Section 13.1 Tax Indemnification.

(a) From and after the Closing and subject to the applicable limitations contained in Article XII and this Article XIII, the Seller will without duplication, indemnify the Parent Indemnified Parties and hold the Parent Indemnified Parties harmless, to the fullest extent permitted by applicable Law, from, against and in respect of any Damages to the extent actually incurred by the Parent Indemnified Parties and arising out of or as a result of any of the following:

(i) Taxes of the Company or its Subsidiaries for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”);

(ii) Taxes imposed on a Parent Indemnified Party as a result of any breach of, or inaccuracy in, any representation or warranty set forth in Section 4.5;

(iii) Taxes or other payments required to be paid after the date hereof by the Company or any of its Subsidiaries to any party under any Tax Sharing Agreement or by reason of being a successor-in-interest or transferee of another entity; or

(iv) any breach of or failure to perform a covenant or agreement of Seller or the Company set forth in Section 7.5 or Section 7.10.

(b) From and after the Closing, Parent will, without duplication, indemnify the Seller Indemnified Parties and hold the Seller Indemnified Parties harmless, to the fullest extent permitted by applicable Law, from, against and in respect of any Damages to the extent actually incurred by the Seller Indemnified Parties and arising out of the Taxes of the Company or its Subsidiaries for periods or portions thereof beginning after the Closing Date other than amounts for which a Parent Indemnified Party is indemnified under Section 13.1(a).

(c) For the avoidance of doubt, pursuant to Section 12.2(f), Seller’s obligation to indemnify for Taxes pursuant to Sections 13.1(a)(i) through (iii) shall not apply to Taxes that are included as current liabilities in the determination of Net Working Capital. Furthermore, notwithstanding anything to the contrary in this Agreement, for purposes of determining Damages actually incurred by the Parent Indemnified Parties pursuant to this Article XIII, the loss of any Tax asset or Tax attribute (or for the avoidance of doubt, any increased Tax Liability incurred by Parent as a result of the loss of such Tax assets or Tax attributes) shall not be treated as Damages.

Section 13.2 Tax Indemnification Procedures.

(a) After the Closing, each of Parent and Seller, as the case may be, shall promptly notify the other Party in writing of any demand, claim or notice of the commencement of an audit received by such Party from any Governmental Entity or any other Person with respect to Taxes for which such other Party is liable pursuant to Section 13.1; provided, however, that a failure to give such notice will not affect such other Party’s rights to indemnification under this Article XIII, except to the extent that such Party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Entity or any other Person in respect of any such asserted Tax liability.

(b) Payment by an Indemnifying Party of any amount due to an Indemnified Party under this Article XIII shall be made within ten (10) days following written notice by the Indemnified Party that payment of such amounts to the appropriate Governmental Entity or other applicable third party is due by the Indemnified Party; provided, that the Indemnifying Party shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Entity or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 13.3, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Entity or a court. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Entity, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Entity, an agreement contained in IRS Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(c) All amounts required to be paid pursuant to this Article XIII shall be paid reasonably promptly in immediately available funds by wire transfer to a bank account designated by the Indemnified Party.

Section 13.3 Tax Audits and Contests; Cooperation.

(a) After the Closing Date, except as provided in Section 13.3(b) and (c) below, Parent shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”).

(b) In the case of a Contest after the Closing Date that relates solely to Taxes for which Parent is indemnified under Section 13.1(a), Seller shall control the conduct of such Contest and shall not be able to settle, compromise and/or concede any portion of such Contest that materially adversely affects the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) In the case of a Contest after the Closing Date that relates both to Taxes for which Parent is indemnified under Section 13.1(a) and Taxes for which Parent is not indemnified under Section 13.1(a), Seller shall control the conduct of such Contest, but Parent shall have the right to participate in such Contest at its own expense, and Seller shall not be able to settle, compromise and/or concede any portion of such Contest without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that that if Seller fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Seller of notice of such Contest, Parent shall have the right to assume control of such Contest and shall not be able to settle, compromise and/or concede such Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) Seller and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. Seller and Parent shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 13.3(d). Any information obtained under this Section 13.3(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

Section 13.4 Preparation of Tax Returns and Payment of Taxes.

(a) The Company shall (i) prepare (or cause to be prepared) all Tax Returns of the Company or any of its Subsidiaries and timely file all Tax Returns required to be filed by it

(or them) on or before the Closing Date (“Post-Signing Tax Returns”); (ii) consult with Parent with respect to all Post-Signing Tax Returns that are income Tax Returns and all other material Post-Signing Tax Returns and deliver drafts of such Post-Signing Tax Returns to Parent no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Tax Returns are required to be filed; and (iii) fully and timely pay all Taxes due and payable in respect of all Post-Signing Tax Returns.

(b) Parent shall (i) at its own expense, prepare (or cause to be prepared) in a manner consistent with past practice, and timely file all Tax Returns of the Company or any of its Subsidiaries with respect to any Tax Returns filed with respect to any taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that are required to be filed with any Governmental Entity after the Closing Date, provided, that Parent shall deliver any such Tax Return to Seller for its review at least thirty (30) Business Days prior to the date such Tax Return is required to be filed and Parent shall make such revisions to such Tax Returns as are requested by Seller unless such Seller request is contrary to applicable Law, and (ii) pay (or cause to be paid) any Taxes due in respect of such Tax Returns. With respect to any Tax Returns filed with respect to any Pre-Closing Taxable Periods, Seller shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns, to the extent that the aggregate amount of Pre-Closing Taxes due in respect of all such Tax Returns exceeds the amount of Taxes that are included as current liabilities in the determination of Net Working Capital. Parent shall notify Seller of any amounts due from Seller in respect of any such Tax Return no later than twenty (20) Business Days prior to the date on which such Tax Return is due, and Parent and Seller shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release such amount from the Escrow and pay such amount to Parent in accordance with the Escrow Agreement no later than five (5) Business Days prior to the date such Tax Return is due.

(c) In the case of Tax Returns that are filed with respect to Straddle Periods, Parent shall, at its own expense, prepare such Tax Return in a manner consistent with past practice, and timely file such Tax Returns with the applicable Governmental Entity, provided, that Parent shall deliver any such Tax Return to Seller for its review at least thirty (30) Business Days prior to the date such Tax Return is required to be filed and Parent shall make such revisions to such Tax Returns as are requested by Seller with respect to any portion of such Tax Return that is applicable to a Pre-Closing Taxable Period, unless such Seller request is contrary to applicable Law.

Section 13.5 Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (b) in the case of Taxes (other than those described in clause (a) above) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company and its Subsidiaries. The Parties will, to the extent permitted by applicable Law, elect with the relevant Governmental Entity to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

Section 13.6 Refunds.

(a) Except as provided in Section 13.6(b), if the Company or any of its Subsidiaries receives a refund of Taxes for any Pre-Closing Taxable Period, the Company shall promptly pay such refund to Seller (for the benefit of the Former Company Stockholders) without interest. In addition, the Company shall pay to Seller (for the benefit of the Former Company Stockholders) an amount equal to any refund of Taxes (i) that would have been payable to Seller pursuant to this Section 13.6(a), except that such refund was used to pay any Tax liability for any taxable period beginning after the Closing Date (“Post-Closing Tax Period”) or (ii) would have been payable to Seller (for the benefit of the Former Company Stockholders) pursuant to this Section 13.6(a) if it were possible to file Tax Returns for each Straddle Period as if the taxable year ended on the Closing Date.

(b) If Parent notifies Seller in writing that the Company or any of its Subsidiaries has become entitled to a refund or credit of Taxes described in Section 13.6(a), and such refund or credit (or any portion thereof) is attributable solely to the carryback of losses, credits or similar items of the Company and its Subsidiaries, as the case may be, from a Post-Closing Tax Period, then the Company will be entitled to retain the amount of any such credit or refund received (together with interest thereon).

(c) Except as provided in Section 13.6(a) and (b), the Company will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Company or any of its Subsidiaries.

Section 13.7 Amended Tax Returns. On or after the Closing Date, the Company shall not (and Parent shall not cause the Company to) amend, refile or otherwise modify any Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Periods or Straddle Periods (a “Pre-Closing Tax Return Amendment”) without the written consent of Seller; provided, that such consent shall not be necessary for (a) any Pre-Closing Tax Return Amendment that relates to a correction of a manifest or obvious error on any originally filed Tax Return, (b) any Pre-Closing Tax Return Amendment that is made in accordance with the resolution of a Contest pursuant to Section 13.3(b) and (c) if the Parent Indemnified Parties waive indemnification under this Agreement for claims arising out of such Pre-Closing Tax Return Amendment and if the filing of such Pre-Closing Tax Return Amendment has no material adverse effect to Seller.

Section 13.8 Transfer Taxes. All sales, use, gross receipts, transfer, intangible, recordation, documentary stamp or similar Taxes or charges of any nature whatsoever (including any penalties and interest) (collectively, “Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement, if any and to the extent such Taxes or charges have not been included in the calculation of Transaction Expenses, shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Parent. Seller and Parent shall jointly file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) by facsimile or other electronic transmission, on the Business Day such transmission was received, if received during normal business hours (electronically confirmed) (otherwise, the next Business Day); provided that the original thereof also is sent contemporaneously by another method set forth in this Section 14.1; provided, further, that the subject line of any notice or other communication delivered by email must clearly state that such notice or other communication is being delivered as an official notice pursuant to this Agreement; and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems. All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub:

c/o Crestview Partners II, L.P.
667 Madison Avenue, 10th Floor New York, NY 10065
Attention:	Jeff Marcus
Katherine Chung
Email:	jmarcus@crestview.com
kchung@crestview.com
Fax No.:	(212) 906-0793
Telephone No.:	(212) 906-0700

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064
Attention:	Kenneth M. Schneider, Esq.
Neil Goldman, Esq.
Email:	kschneider@paulweiss.com
ngoldman@paulweiss.com
Fax No.:	(212) 757-3990
Telephone No.:	(212) 373-3000

(b) If to the Company, to:

DS Waters of America, Inc.

5660 New Northside Drive, Suite 500 Atlanta, GA 30328
Attention:	Ryan K. Owens
Email:	rowens@water.com
Fax No.:	(770) 850-6421
Telephone No.:	(770) 989-8751

with a copy to (prior to the Closing):

Proskauer Rose LLP Eleven Times Square New York, NY 10036
Attention:	Jeffrey A. Horwitz, Esq.
James D. Meade, Esq.
Email:	jhorwitz@proskauer.com
jmeade@proskauer.com
Fax No.:	(212) 969-2900
Telephone No.:	(212) 969-3000

(c) If to Seller, to:

c/o Solar Capital Ltd.
500 Park Ave, 3rd Floor
New York, NY 10022
Attention:	Bill Eckmann
Christopher Jensen
Email:	eckmann@solarcapltd.com
jensen@solarcapltd.com
Fax No.:	(212) 994-8485
Telephone No.:	(212) 993-1670

with a copy to:

Proskauer Rose LLP Eleven Times Square New York, NY 10036
Attention:	Jeffrey A. Horwitz, Esq.
James D. Meade, Esq.
Email:	jhorwitz@proskauer.com
jmeade@proskauer.com
Fax No.:	(212) 969-2900
Telephone No.:	(212) 969-3000

Section 14.2 Specific Performance.

(a) Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that money damages would not be a sufficient remedy therefor. In the event of any breach of threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14.2, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Except as set forth in Section 14.2(d), such remedies shall not be deemed to be the exclusive remedies for breach of this Agreement but shall be in addition to all other remedies available to a Party at law or equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such Parties from recovery of monetary damages against Parent and/or from terminating this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement (including Sections 14.2(a) through (c)):

(i) prior to the Closing or the termination of this Agreement in accordance with its terms, actions for specific performance under Section 14.2(a) shall be the sole and exclusive remedy with respect to breaches by Parent of this Agreement, and no Party shall seek or accept any other form of relief (including monetary damages) that may be available for breach by Parent of this Agreement, including any such relief as may be awarded by any court;

(ii) no Party shall be entitled to seek specific performance of Parent’s obligation to consummate the Closing unless each of the following conditions are satisfied: (A) all of the conditions set forth in Section 10.1 and Section 10.2 have been satisfied (other than those conditions which, by their nature, are to be satisfied at the Closing, which conditions shall be capable of being satisfied), (B) the Debt Financing (or the Alternate Debt Financing) has been funded or will be funded at the Closing, (C) Parent fails to consummate the Closing in accordance with Section 2.2, and (D) Seller has confirmed to Parent in writing that if specific performance is granted and the Debt Financing (or the Alternate Debt Financing) is funded, and Parent otherwise complies with its obligations hereunder, then the Closing will occur;

(iii) in circumstances where the conditions set forth in Section 14.2(d)(ii) have been satisfied and the Merger has not been consummated, each of Parent and Seller expressly acknowledges and agrees that the other Party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party, and that such other Party shall be entitled to enforce specifically Parent’s or Seller’s, as the case may be, obligation to consummate the Merger, including to enforce specifically, or to cause Parent to enforce specifically, any of Sponsor’s obligations under the Equity Commitment Letter (it being agreed that, without limiting Merger Sub’s rights under the Debt Commitment Letter, this Section 14.2(d)(iii) shall not grant any Party the right to enforce specifically or cause Merger Sub to enforce specifically any of the Debt Providers’ obligations under the Debt Commitment Letter); and

(iv) following termination of this Agreement under circumstances where the Termination Fee becomes payable pursuant to Section 11.3(b), no Party shall, directly or indirectly, institute or support, and each Party shall use its commercially reasonable efforts to cause its Affiliates not to institute or support, any Action arising under or in connection with this Agreement against Parent or the Debt Providers (and Seller and the Company shall cooperate with Parent, Merger Sub, the Debt Providers and the Sponsor to seek the discharge of such Action), other than an Action by Seller to receive payment of the Termination Fee and to enforce any of its rights under the Limited Guarantee to receive payment of the Termination Fee, and any such Action shall be Seller’s sole and exclusive remedy against Parent and any of the Parent Related Parties.

Section 14.3 Release. As of the Closing, Parent, and the Company, and on behalf of itself and each of the Company’s Subsidiaries (each, together with Parent, a “Releasing Person”), hereby releases and forever discharges (and, upon Seller’s request, Parent shall cause each other Releasing Person to acknowledge and agree in writing to such release and discharge) Seller and its direct or indirect equityholders, successors and assigns and all of their respective Affiliates and Representatives (in each case, solely in their capacities as such) (each, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and any of its Subsidiaries; provided, that the Parties acknowledge and agree that this Section 14.3 does not apply to and shall not constitute a release of any act of intentional fraud or any rights or obligations arising under this Agreement or any of the other Transaction Documents.

Section 14.4 Acknowledgement. The Parties acknowledge and agree that Proskauer Rose LLP is representing Seller and various of its direct or indirect equityholders and their respective Affiliates (each, an “Equityholder Party”) and the Company in connection with the transactions contemplated by this Agreement and that, following the Closing, it may continue to represent Equityholder Parties in connection with the transactions contemplated by this

Agreement, including in connection with any disputes that may arise under this Agreement and/or any of the other Transaction Documents. Proskauer Rose LLP shall not be precluded from or restricted from representing Equityholder Parties or otherwise acting as attorneys for any Equityholder Party in any matter, including any court proceeding or other matter related to this Agreement and/or any of the other Transaction Documents and/or any of the transactions contemplated hereby or thereby. The Parties irrevocably consent to any such representation and waive any conflict or appearance of conflict with respect to any such representation.

Section 14.5 Disclosure Schedule. The information in the Disclosure Schedule constitutes (i) exceptions or qualifications to representations, warranties, covenants and obligations of Seller and the Company as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. Any disclosure made in any Schedule to this Agreement shall be deemed to be disclosures made with respect to all representations, warranties and Schedules contained in this Agreement, regardless of whether or not a specific cross-reference is made thereto, but only to the extent that the relevance of such disclosure to such other representations, warranties and Schedules is readily apparent on its face. The Disclosure Schedule shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, Seller or the Company. Seller or the Company may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on the Disclosure Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Schedule constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Capitalized terms used in the Disclosure Schedule that are not defined therein shall have the meanings given them in this Agreement.

Section 14.6 Dollar and Other Thresholds. Except as otherwise provided in this Agreement, (a) the specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or any exhibits, schedules or attachments hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and (b) no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or any exhibits, schedules or attachments hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of any exhibits, schedules or attachments hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in exhibits, schedules or attachments hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any other Person of any matter whatsoever (including any violation of any Law or breach of Contract).

Section 14.7 Neutral Construction. In view of the fact that each Party has been represented by its own counsel and this Agreement has been fully negotiated by all Parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

Section 14.8 Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile transmission or in portable document format (.pdf)), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 14.9 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the Parties and their respective successors and permitted assigns any remedy, claim, cause of action or other right under or by reason of this Agreement, except (a) the present and former officers and directors of the Company and its Subsidiaries and their respective heirs, executors, and spouses shall be deemed to be third-party beneficiaries of this Agreement with respect to Section 9.5 and (b) the Debt Providers shall be deemed to be third-party beneficiaries of this Agreement with respect to Section 11.3(b), Section 14.2, this Section 14.9, Section 14.11, Section 14.15 and Section 14.16.

Section 14.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that, without obtaining the prior written consent of any Party, Parent shall be entitled to assign all or any portion of its rights hereunder (a) to one or more of its Affiliates, (b) as collateral security to any Person providing financing to Parent or any of its Affiliates or (c) in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent; provided, however, that no assignment shall relieve the assigning Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 14.11 Amendment. This Agreement may only be amended by an instrument in writing signed on behalf of Parent and Seller; provided, that any amendment of Section 11.3(b), Section 14.2, Section 14.9, this Section 14.11, Section 14.15(b) or Section 14.16 (or any other provision of this Agreement to the extent that an amendment to such provision would modify the substance of any of the foregoing), in each case, solely with respect to the rights or obligations of the Debt Providers or any of their respective Representatives shall not be enforceable against any of the Debt Providers without the prior written consent of the Debt Providers.

Section 14.12 Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other Parties, (b) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

Section 14.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 14.14 Time is of the Essence. The Parties hereby expressly acknowledge and agree that with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 14.15 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial; Legal Fees.

(a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN TORT, CONTRACT OR OTHERWISE) (INCLUDING ANY SUCH LEGAL PROCEEDING DESCRIBED IN SECTION 14.15(b)) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Without limiting the provisions of Section 14.15(a), each of the Parties agrees that it will not (and will use commercially reasonable efforts to cause its Affiliates not to) bring or support any Action of any kind or description (and Seller and the Company shall cooperate with Parent, Merger Sub, the Debt Providers and the Sponsor to seek the discharge of such Action), whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Providers or any of their respective Representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 14.16 Non-Recourse.

(a) Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto (other than to the extent expressly provided in the Equity Commitment Letter and the Limited Guarantee), this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties.

(b) Except as otherwise expressly provided in the Equity Commitment Letter and the Limited Guarantee, no Parent Related Party shall have any liability for any liabilities or obligations of Parent for any Action (whether in tort, contract (including a claim based on failure to act in good faith) or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, neither Seller nor the Company shall have any rights of recovery in respect hereof against any Parent Related Party and no personal liability shall attach to any Parent Related Party through Parent (whether by or through attempted piercing of the corporate veil, by or through an Action (whether in tort, contract (including a claim based on failure to act in good faith) or otherwise) by or on behalf of Parent against any Parent Related Party (including any general partner thereof) by the enforcement of any judgment, fine or penalty, by virtue of any Law, or otherwise). Without limiting any rights or obligations expressly provided under the Equity Commitment Letter or the Limited Guarantee, each of Seller and the Company (for itself and its Affiliates) acknowledges and agrees that Parent has no assets and that no funds are expected to be contributed to Parent unless the Closing occurs.

Section 14.17 Agency; Power-of-Attorney.

(a) Seller is hereby appointed as agent, agent for service of process and true and lawful attorney-in-fact for each securityholder of the Company (and, upon the Effective Time, each Former Company Stockholder), except such securityholders of the Company, if any, as shall have perfected their appraisal or dissenters’ rights under the DGCL (each securityholder (other than dissenting securityholders), a “Securityholder”), with full power or substitution, to act in the name, place and stead of such Securityholder with respect to this Agreement and the other Transaction Documents and to take any action and make any decision required or permitted to be taken or made by Seller under this Agreement or the other Transaction Documents, including: (i) to act as paying agent under this Agreement and the Escrow Agreement; (ii) to give and receive notices and communications; (iii) to act for or on behalf of Securityholders with respect to the Escrow Account created for the benefit of the Securityholders and any other matter arising under this Agreement or the other Transaction Documents; (iv) to authorize delivery to Parent or any other Parent Indemnified Party of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of claims by Parent or any other Parent Indemnified Party; (v) to object to such deliveries; (vi) to negotiate, settle, compromise, agree to, commence, prosecute, participate in, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings; (vii) to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings; and (viii) to take all actions that Seller may, in its sole discretion, determine to be necessary or appropriate for the accomplishment of the foregoing. Seller shall for all purposes be deemed the sole authorized agent of each Securityholder until such time as the agency is terminated. Such agency may be changed by Securityholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that Seller may not be removed unless Securityholders that received at least two-thirds of the Merger Consideration agree to such removal and to the identity of the substituted Seller. Any vacancy in the position of Seller may be filled by approval of Securityholders that received at least a majority in interest of the Merger Consideration. No bond shall be required of Seller, and Seller shall not receive compensation for its services. Notices or communications to or from Seller shall constitute notice to or from each Securityholders during the term of the agency.

(b) As between Seller and the other Securityholders: (i) Seller shall not incur any liability with respect to any action taken or suffered by it or omitted under this Section 14.17 while acting in its capacity under this Section 14.17; (ii) Seller may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered by Seller shall not be liable to anyone while acting in its capacity under this Section 14.17; (iii) Seller undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against Seller (provided, however, that the foregoing shall not act as a limitation on the powers of Seller determined by it to be reasonably necessary to carry out the purposes of its obligations); (iv) each Securityholder shall severally (but not jointly) indemnify Seller and hold it harmless against its pro rata share of any loss, liability or expense incurred on the part of Seller (unless arising out of its gross negligence or willful misconduct) and arising out of or in connection with the acceptance or administration of its duties under this Section 14.17; and (v) Seller shall be entitled to satisfy any such loss, liability and expense from the proceeds of the Escrow Amount received by the Seller for distribution to the Securityholders on a pro rata basis.

(c) A decision, act, consent or instruction of Seller shall constitute a decision, act, consent or instruction of all of Securityholders and shall be final, binding and conclusive upon each such Securityholder. Parent may conclusively rely upon, without independent verification or investigation, any such decision, act, consent or instruction of Seller as being the decision, act, consent or instruction of every such Securityholder, and Parent shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon Seller.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Seller have signed (or caused to be signed by their respective officers thereunto duly authorized) this Agreement as of the date first written above.

PARENT:	CRESTVIEW DSW INVESTORS, L.P.

	By:	Crestview DSW GP, LLC,
its General Partner

	By:	/s/ Evelyn C. Pellicone
		Name:	Evelyn C. Pellicone
		Title:	Treasurer

MERGER SUB:	CRESTVIEW DSW MERGER SUB, INC.

	By:	/s/ Evelyn C. Pellicone
		Name:	Evelyn C. Pellicone
		Title:	Authorized Officer

COMPANY:	DSW GROUP, INC.

	By:	/s/ Thomas J. Harrington
		Name:	Thomas J. Harrington
		Title:	President and Chief Executive Officer

SELLER:	DSW GROUP HOLDINGS, LLC

	By:	/s/ Thomas J. Harrington
		Name:	Thomas J. Harrington
		Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

EXECUTION COPY

LIMITED GUARANTEE

Limited Guarantee, dated as of July 23, 2013 (this “Limited Guarantee”), by Crestview Partners II, L.P. (the “Guarantor”), in favor of DSW Group Holdings, LLC, a Delaware limited liability company (“Seller”), and DSW Group, Inc., a Delaware corporation (the “Company”, and collectively with Seller, the “Guaranteed Party”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Crestview DSW Investors, L.P., a Delaware limited partnership (“Parent”), Crestview DSW Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Seller and the Company, pursuant to which, on the terms and subject to the conditions set forth therein, Parent has agreed to effect the acquisition of the Company by merger.

1. Limited Guarantee.

(a) To induce the Guaranteed Party to enter into the Agreement, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual performance, when due and subject to the limitations set forth herein, of Parent’s obligation to pay, if applicable: (i) all monetary damages payable by Parent or Merger Sub in accordance with Sections 11.2 and 11.3 of the Agreement in respect of breaches by Parent of the Agreement, if any, following the termination of the Agreement under circumstances in which Parent would not be obligated to pay the Termination Fee (such monetary damages, the “Breach Amount”); or (ii) the Termination Fee, plus all costs and expenses payable by Guarantor pursuant to Section 5 (such obligations pursuant to the foregoing clause (i) or (ii), the “Obligations”). All payments hereunder shall be made in lawful money of the United States, by wire transfer of immediately available funds.

(b) If Parent fails to discharge the Obligations or any portion thereof when due and payable, then the Obligations shall, at the Guaranteed Party’s option, become immediately due and payable by the Guarantor and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option and subject to the limitations set forth herein and in the Agreement, take any and all actions available hereunder or under applicable Law to collect on the Guarantor’s liabilities hereunder in respect of such Obligations or portion thereof.

(c) Notwithstanding anything to the contrary set forth herein or in the Agreement, (i) the Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay, in the aggregate, to any Person or Persons (including the Guaranteed Party or any of its Affiliates) an amount in excess of (A) $60,000,000, plus all costs and expenses payable by the Guarantor pursuant to Section 5, if payment of the Breach Amount is required pursuant to Section 1(a)(i) hereof or (B) $22,500,000, plus all costs and expenses payable by the Guarantor pursuant to Section 5, if payment of the Termination Fee is required pursuant to Section 1(a)(ii) hereof, as applicable (the amount pursuant to the foregoing clause (A) or (B), as applicable, the “Cap”), (ii) this Limited Guarantee may not be enforced against the Guarantor without giving effect to the applicable Cap and (iii) the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guarantee, the Agreement or the transactions contemplated hereby or thereby other than as expressly set forth herein. For the avoidance of doubt, in no event shall the Guarantor be required to pay more than one of the Termination Fee and the Breach Amount.

(d) Notwithstanding anything to the contrary set forth herein or in the Agreement, the Guaranteed Party hereby agrees that, to the extent that Parent is relieved from all or any portion of its payment obligations under the Agreement by satisfaction thereof or pursuant to any agreement with the Guaranteed Party or any of its Affiliates or otherwise, the Guarantor shall be similarly relieved, to such extent, from the Obligations under this Limited Guarantee. This Limited Guarantee is subject to the Guarantor’s right to assert any defense that could be asserted by Parent (for the avoidance of doubt, Guarantor shall not be entitled to assert as a defense any defense that (i) has previously been asserted by Parent and for which a court of competent jurisdiction has made a final and nonappealable determination adverse to Parent or (ii) Parent has failed to assert in a timely manner to the extent required under applicable law).

(e) It is acknowledged and agreed that this Limited Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, upon the Closing.

2. Nature of Limited Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to any Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. If the Guaranteed Party is prevented under Law or otherwise from demanding or accelerating payment of all or any portion of the Obligations from Parent by reason of any automatic stay or otherwise, the Guaranteed Party shall be entitled to receive from the Guarantor, upon demand therefor, the sums that otherwise would have been due had such demand or acceleration occurred. This Limited Guarantee is an unconditional guarantee of payment and not of collectability, and, for the avoidance of doubt, the Guaranteed Party may bring, and neither the Guarantor nor Parent shall object to the Guaranteed Party bringing, a single action against the Guarantor and Parent under this Limited Guarantee, the Merger Agreement or any other Transaction Document.

3. Changes in Obligations; Certain Waivers.

(a) The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any Obligation, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party, on the one hand, and Parent or Merger Sub, on the other hand, or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.

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(b) The Guarantor agrees that the obligations of the Guarantor hereunder shall be absolute, irrevocable and unconditional and shall not be released or discharged, in whole or in part, or otherwise affected by:

(i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any other Person primarily or secondarily liable with respect to the Obligations, except as set forth in Section 9 hereof;

(ii) any change in the corporate existence, structure or ownership of Parent or any other Person interested in the Merger and the other transactions contemplated by the Agreement, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, any other Person interested in the Merger and the other transactions contemplated by the Agreement, or any other Person now or hereafter liable with respect to the Obligations or any of their assets;

(iii) any amendment or modification of the Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Agreement or the documents entered into in connection therewith;

(iv) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or Merger Sub, the Guaranteed Party, the Company or any of their Subsidiaries or any of their respective Affiliates whether in connection with any Obligation or otherwise;

(v) the adequacy of any other means the Guaranteed Party may have of obtaining payment relating to the Obligations;

(vi) the addition, substitution or release of any Person primarily or secondarily liable for the Obligations;

(vii) the lack of validity or enforceability of the Agreement; or

(viii) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity.

(c) To the fullest extent permitted by Law, the Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Obligations (other than notices to Parent or Merger Sub pursuant to the Agreement) and notice of or proof of reliance by the Guaranteed Party upon this Limited

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Guarantee or acceptance of this Limited Guarantee. The Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. The Guarantor hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligation and all other notices of any kind (other than notices to Parent or Merger Sub pursuant to the Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person primarily or secondarily liable with respect to the Obligations, and all suretyship defenses generally (other than with respect to intentional fraud by the Guaranteed Party or defenses to the payment of the Obligations under the Agreement). The Guarantor acknowledges that the waivers set forth in this Limited Guarantee are knowingly made after the advice of counsel.

(d) The Guarantor hereby unconditionally and irrevocably agrees not to, directly or indirectly, and shall cause its Affiliates not to, exercise any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under this Limited Guarantee, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Agreement, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Limited Guarantee thereafter arising.

4. No Waiver; Cumulative Rights. Subject to the terms and conditions herein, (a) no failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder, and (b) each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

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5. Expenses. If it has been finally adjudicated that (i) Parent has breached the Agreement and Seller is entitled to monetary damages as a result thereof or (ii) Seller is entitled to the Termination Fee, then, to the extent the Guaranteed Party incurs costs in collecting such damages after such final adjudication, the Guarantor agrees to pay on demand all such reasonable and documented third party costs and out-of-pocket expenses (including reasonable fees of counsel) actually incurred by the Guaranteed Party relating thereto and incurred after such final adjudication.

6. Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) Guarantor is duly organized and validly existing under the Laws of the jurisdiction of its formation and it has the power and authority to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, Order or contractual restriction binding on the Guarantor or its assets;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or other Person necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or other Person is required in connection with the execution, delivery or performance of this Limited Guarantee by the Guarantor;

(d) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; and

(e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill the Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 hereof.

7. Assignment. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person by operation of Law or otherwise without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, that (a) the Guarantor may assign its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any Affiliate and (b) if a portion of the Guarantor’s commitment under the

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Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its rights, interests and obligations hereunder may be assigned to the same assignee; provided, further, that no assignment of any of the Guarantor’s rights, interests or obligations hereunder will relieve the Guarantor of any of its obligations hereunder. Any purported assignment in violation of this Limited Guarantee is void.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) by facsimile or other electronic transmission, on the Business Day such transmission was received, if received during normal business hours (electronically confirmed) (otherwise, the next Business Day); provided, that the original thereof also is sent contemporaneously by another method set forth in this Section 8; provided, further, that the subject line of any notice or other communication delivered by email must clearly state that such notice or other communication is being delivered as an official notice pursuant to this Limited Guarantee; and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems. All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

(i)	if to the Guaranteed Party, to it at:

c/o DS Waters of America, Inc. 5660 New Northside Drive, Suite 500 Atlanta, GA 30328
Attention:	Ryan K. Owens
Email:	rowens@water.com
Fax No.:	(770) 850-6421
Telephone No.:	(770) 989-8751

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP Eleven Times Square New York, NY 10036
Attention:	Jeffrey A. Horwitz, Esq.
James D. Meade, Esq.
Email:	jhorwitz@proskauer.com
jmeade@proskauer.com
Fax No.:	(212) 969-2900
Telephone No.:	(212) 969-3000

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(ii)	if to the Guarantor, to it at:

Crestview Partners II, L.P. 667 Madison Avenue, 10th Floor New York, NY 10065
Attention:	Jeff Marcus Katherine Chung Ross A. Oliver
Email:	jmarcus@crestview.com kchung@crestview.com roliver@crestview.com
Fax No.:	(212) 906-0793
Telephone No.:	(212) 906-0700

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064
Attention:	Kenneth M. Schneider, Esq. Neil Goldman, Esq.
Email:	kschneider@paulweiss.com ngoldman@paulweiss.com
Fax No.:	(212) 757-3990
Telephone No.:	(212) 373-3000

or to such other Person or address as a party shall specify by notice in writing to the other parties.

9. Continuing Limited Guarantee. Unless terminated pursuant to this Section 9, this Limited Guarantee is a continuing one and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns until the indefeasible payment and satisfaction in full of the Obligations (as such Obligations may be modified pursuant to Section 1(d) hereof). Notwithstanding the foregoing, this Limited Guarantee shall terminate (other than Section 8 and Sections 10 through 17 hereof, all of which shall survive the termination of this Limited Guarantee), and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (a) the consummation of the Closing in accordance with the terms of the Agreement, (b) the valid termination of the Agreement in accordance with its terms under circumstances in which Parent would not be obligated to pay the Termination Fee or the Breach Amount, (c) the date that is 180 days following any valid termination of the Agreement in accordance with its terms under circumstances in which Parent would be obligated to pay the Termination Fee or the Breach Amount if, by such date, the Guaranteed Party has not made a claim in writing for payment of any Obligation to Parent or the Guarantor, (d) assertion by the Guaranteed Party or any of its Affiliates in any Action relating to this Limited Guarantee that the provisions of Section 1(c) hereof or Section 10 hereof are illegal, invalid or unenforceable, in whole or in part, or any theory of liability or seeking any remedies against the Guarantor or any Non-Recourse Party and (e) the indefeasible payment and satisfaction in full of the Obligations (as such Obligations may be modified

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pursuant to Section 1(d) hereof); provided, however, that the foregoing clause (d) shall not result in termination of this Limited Guarantee if and to the extent that (i) such assertion is made without the approval, consent or assistance of the Guaranteed Party and (ii) the Guaranteed Party cooperates with Parent, Merger Sub and the Guarantor to seek the discharge of such Action. Upon any such termination, all obligations of the Guarantor under this Limited Guarantee shall become null and void ab initio and of no further force and effect.

10. Sole Remedy; No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Guaranteed Party (for itself and its Affiliates), by its acceptance of the benefits hereof, hereby agrees and acknowledges that:

(a) notwithstanding the fact that the Guarantor may be a partnership or a limited liability company, no Person other than the Guarantor shall have any obligation hereunder and the Guaranteed Party has no rights of recovery against, and no recourse hereunder or under any document or instrument delivered in connection herewith, or in respect of any oral representations made or alleged to have been made in connection herewith, shall be had against, and no personal liability shall attach to, any former, current or future director, officer, agent, Affiliate, manager, assignee or employee of the Guarantor or Parent (or any of their respective successors or permitted assignees), against any former, current or future general or limited partner, manager, stockholder or member of the Guarantor or Parent (or any of their respective successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, manager, stockholder or member of any of the foregoing (in each case, other than the Guarantor, Parent or Merger Sub, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim on behalf of Parent against any Non-Recourse Party (whether in tort, contract or otherwise), by the enforcement of any judgment or assessment, by any Action, by virtue of any applicable Law or otherwise; provided, that, for the avoidance of doubt, the foregoing shall not preclude (i) any claims against Guarantor or its successors and assigns under this Limited Guarantee or the Equity Commitment Letter, (ii) any claims against Parent or Merger Sub (or, after the Closing, the Company and its Subsidiaries) and each of their respective successors and assigns under the Agreement or any other Transaction Document or (iii) any claims against Crestview Advisors, L.L.C. under the Confidentiality Agreement (clauses (i) through (iii), collectively, the “Permitted Claims”);

(b) neither it nor any of its Affiliates shall have any right of recovery against the Guarantor, whether by piercing of the corporate veil, by or through a claim on behalf of Parent against the Guarantor, except with respect to any claims against Guarantor or its successors and assigns under this Limited Guarantee or the Equity Commitment Letter, and recourse against the Guarantor under this Limited Guarantee and the Equity Commitment Letter shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor in respect of any liabilities or obligations arising under, or in connection with, the Agreement or the transactions contemplated thereby;

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(c) it shall not, directly or indirectly, institute, and shall cause its Affiliates not to institute, any formal proceeding or bring any other formal claim (whether in tort, contract or otherwise) that this Limited Guarantee or any provision of this Limited Guarantee is illegal, invalid or unenforceable in whole or in part, or assert any theory of liability against either Guarantor or any Non-Recourse Party with respect to the Agreement or the transactions contemplated thereby; provided, for the avoidance of doubt, that the foregoing shall not preclude the Guaranteed Party or any of its Affiliates from instituting any proceedings or claim with respect to any Permitted Claim.

(d) nothing set forth in this Limited Guarantee shall affect or be construed to affect or be construed to confer or give any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as set forth herein;

(e) Parent has no assets and no funds are expected to be contributed to Parent unless the Closing is to occur substantially concurrently with such contribution; and

(f) in no event shall the Guarantor have any obligation to make any payment hereunder at any time after the Guarantor or its assignees under the Equity Commitment Letter shall have made full payment or contribution of any amounts required to be paid or contributed thereunder and the Closing occurs.

11. Entire Agreement. This Limited Guarantee (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. With respect to the subject matter hereof, no course of prior dealings among Parent and the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party and any of its Affiliates, on the other hand, no usage of the trade, and no parol or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain, contradict or modify the terms and/or provisions of this Limited Guarantee. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the terms and provisions of this Limited Guarantee. Furthermore, the parties hereto each hereby acknowledge that (a) this Limited Guarantee embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and (b) no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction. The Guaranteed Party (on behalf of itself and its Affiliates) acknowledges and agrees that neither the Guarantor nor any Non-Recourse Party makes or has made any representation or warranty other than those made by the Guarantor expressly in Section 6 hereof and that neither the Guaranteed Party nor any of its Affiliates is relying on any such other representations or warranties.

12. Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. THIS LIMITED GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE

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WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Amendments and Waivers. This Limited Guarantee may only be amended by an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may waive compliance with any of the agreements or conditions contained herein, and any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

14. No Third Party Beneficiaries. Except for the rights of the Non-Recourse Parties provided under Section 10 hereof, this Limited Guarantee shall be binding solely on the parties hereto, and nothing set forth in this Limited Guarantee shall be construed to confer upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause any party hereto to enforce, the Obligations or any other provisions of this Limited Guarantee. For the avoidance of doubt, the Guaranteed Party’s creditors shall have no right to enforce this Limited Guarantee or to cause any party hereto to enforce this Limited Guarantee.

15. Confidentiality. This Limited Guarantee shall be treated as confidential by the Guaranteed Party and is being provided to the Guaranteed Party solely in connection with

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the transactions contemplated by the Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided, however, that the Guaranteed Party may disclose the existence of this Limited Guarantee (a) to its Representatives so long as such Representatives are informed of the confidentiality provisions contained in this Section 15, and the Guaranteed Party will be responsible for disclosures by any of its Representatives in violation of this Section 15, (b) to the extent required by applicable Law, legal process or regulation, including but not limited to the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Agreement (provided, that such Person (x) promptly notifies the Guarantor in reasonable detail of the circumstances giving rise to such required disclosure and reasonably cooperates with the Guarantor in seeking to limit such disclosure, and (y) uses its commercially reasonable efforts to give the Guarantor an opportunity to comment on such disclosure and to incorporate such comments as are reasonable) or (iii) in connection with the performance by the Guaranteed Party of its obligations under, or the enforcement by the Guaranteed Party of its rights under, the Merger Agreement or any other Transaction Document.

16. Interpretation. In view of the fact that each party hereto has been represented by its own counsel and this Limited Guarantee has been fully negotiated by all parties hereto, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Limited Guarantee.

17. Counterparts. This Limited Guarantee may be executed in two or more counterparts (and may be delivered by facsimile transmission or in portable document format (.pdf)), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

CRESTVIEW PARTNERS II, L.P.

By:	Crestview Partners II GP, L.P.,
its General Partner

By:	Crestview, L.L.C.,
its General Partner

By:	/s/ Evelyn C. Pellicone
	Name:	Evelyn C. Pellicone
	Title:	Chief Financial Officer

[Signature Page to Limited Guarantee]

Accepted and agreed to as of the date first written above:

DSW GROUP HOLDINGS, LLC

By:	/s/ Thomas J. Harrington
	Name:	Thomas J. Harrington
	Title:	President and Chief Financial Officer

DSW GROUP, INC.

By:	/s/ Thomas J. Harrington
	Name:	Thomas J. Harrington
	Title:	President and Chief Financial Officer

[Signature Page to Limited Guarantee]

EXHIBIT E

[FORM OF]

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of [            ], 2013, by and among DSW Group Holdings, LLC, a Delaware limited liability company (“Seller”), Crestview DSW Investors, L.P., a Delaware limited partnership (“Parent”), and Bank of America, National Association, a national banking association duly organized and existing under the laws of the United States of America, having an office in Chicago, Illinois (the “Escrow Agent”).

WHEREAS, Seller, Parent, Crestview DSW Merger Sub, Inc., a Delaware corporation, and DSW Group, Inc., a Delaware corporation (“DSW Group”), entered into that certain Agreement and Plan of Merger, dated as of [            ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that Parent will deposit with the Escrow Agent on the date hereof an amount equal to $50,000,000, to be held in escrow to secure obligations of the former stockholders of the Company to pay certain amounts set forth in the Merger Agreement; and

WHEREAS, Seller and Parent desire to appoint the Escrow Agent as escrow agent with respect to the Escrowed Funds (as defined below), and the Escrow Agent is willing to so serve as such escrow agent in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

ESTABLISHMENT OF ESCROW

1.1 Upon the Closing (as defined in the Merger Agreement), Parent will deposit $50,000,000 in cash (the “Deposit” and such amount, together with any interest or earnings thereon, the “Escrowed Funds”) with the Escrow Agent.

1.2 Parent and Seller hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to serve, as the escrow agent and depositary with respect to the Escrowed Funds subject to the terms and conditions set forth herein. The Escrow Agent shall receive the Deposit and agrees to hold the Escrowed Funds in a separate and distinct account (the “Escrow Account”) which is hereby established and which will be held and disbursed by the Escrow Agent only in accordance with the express terms and conditions of this Agreement.

ARTICLE II

INVESTMENT OF ESCROWED FUNDS

2.1 The Escrowed Funds, including interest or earnings thereon, shall be invested as instructed in writing on Schedule I by Seller, in a specific money market fund or bank deposit investment vehicle. It is understood and agreed that Schedule I represents money market funds which are currently available for investment of funds held in Bank of America, N.A. escrow accounts, which availability is subject to change following the date of this Agreement.

2.2 Any investment made pursuant to Section 2.1 may be changed by delivery to the Escrow Agent of a written request executed by Seller including a revised and re-executed Schedule I. Upon receipt of such request, the Escrow Agent will reinvest the Escrowed Funds in the indicated investment within two (2) Business Days or such additional time as may be required due to circumstances beyond the Escrow Agent’s control.

2.3 The Escrow Agent shall not be responsible to Parent or Seller or to any other person or entity for any loss or liability arising in respect of any investment made in accordance with the terms of this Article II.

2.4 In the event that a money market fund is designated herein as the initial investment for the Escrowed Funds, Seller acknowledges receipt of the prospectus for such fund at the time of execution of this Agreement.

ARTICLE III

DISBURSEMENTS FROM THE ESCROW ACCOUNT

3.1 Disbursement Pursuant to Joint Written Instructions. The Escrow Agent shall disburse amounts held in the Escrow Account upon receipt of joint written instructions signed by Parent and Seller substantially in the form attached hereto as Annex I (each, “Joint Instructions”) at least two (2) Business Days prior to the requested disbursement date specifying (i) the amount to be disbursed, (ii) the date of disbursement, (iii) the recipient(s) of the disbursement and (iv) the manner of disbursement and delivery instructions (including wiring instructions, if applicable). Each of Parent and Seller agree to issue Joint Instructions and take such other reasonable actions as shall be necessary to timely give effect to the provisions of this Agreement and the Merger Agreement.

3.2 Disbursements Pursuant to Final Order. The Escrow Agent shall disburse amounts held in the Escrow Account upon receipt of an order, judgment or decree, accompanied by a legal opinion by counsel for the party seeking disbursement of the applicable Escrowed Funds reasonably satisfactory to the Escrow Agent (a “Legal Opinion”) to the effect that such order, judgment or decree is the final and non-appealable ruling of a court of competent jurisdiction (a “Final Order”). The party delivering the Final Order and Legal Opinion to the Escrow Agent shall concurrently deliver copies of such Final Order and Legal Opinion to the other party, which shall be accompanied by a certification that copies of such Final Order and Legal Opinion have been delivered to the Escrow Agent. Escrow Agent shall act on a Final Order and Legal Opinion without further question.

3.3 Disbursements for Post-Closing Adjustments. If it is determined pursuant to Section 3.1(b) of the Merger Agreement that the Estimated Merger Consideration paid at the Closing is greater than the Merger Consideration as adjusted pursuant to Section 3.1(b) of the Merger Agreement (the amount of such surplus, the “Adjustment Amount”), Parent and Seller shall deliver Joint Instructions no later than the third (3rd) Business Day after the final determination of the Adjustment Amount instructing the Escrow Agent to disburse such Adjustment Amount to Parent (or Parent’s designee) in accordance with Section 3.1(b)(vi) of the Merger Agreement.

3.4 Claims for Indemnification. If Parent delivers to Seller a notice of a claim for indemnification pursuant to Article XII or Article XIII of the Merger Agreement (each, a “Claim” and each such notice, a “Claim Notice”), Parent shall also send a copy of such notice to the Escrow Agent, which notice shall include a certification by Parent that a copy of such notice has been delivered to Seller. Without limiting the Merger Agreement, each Claim Notice shall set forth the aggregate amount of the Damages (as defined in the Merger Agreement) claimed by Parent or an estimate thereof to the extent then known (the “Indemnity Claim Amount”). If Seller desires to dispute such Claim, Seller shall deliver to Parent and the Escrow Agent (which notice to the Escrow Agent shall include a certification by Seller that a copy of such notice has been delivered to Parent) written notice disputing such Claim (each a “Dispute Notice”) within thirty (30) calendar days following receipt by Seller of the applicable Claim Notice. If Seller timely delivers a Dispute Notice to Parent and the Escrow Agent regarding an applicable Claim, the Escrow Agent shall make payment with respect to such Claim only in accordance with Joint Instructions delivered pursuant to Section 3.1 or a Final Order and Legal Opinion delivered pursuant to Section 3.2. Escrow Agent shall conclusively presume that any Claim Notice or Dispute Notice delivered to it was simultaneously delivered to Seller or Parent, as applicable. If no Dispute Notice is received by the Escrow Agent within such 30-day period, then the Indemnity Claim Amount as set forth in the applicable Claim Notice shall be deemed established for purposes of this Agreement and the Merger Agreement and, on the first (1st) Business Day after the expiration of such 30-day period, the Escrow Agent shall pay to Parent (or Parent’s designee) such Indemnity Claim Amount from (and only to the extent of) the Escrowed Funds; provided, that before making such payment to Parent, Escrow Agent shall have received from Parent written notice that such thirty (30) calendar day period has elapsed and that Parent has not received a Dispute Notice from Seller. The Escrow Agent shall not inquire into or consider whether a Claim or Claim Notice complies with the requirements of the Merger Agreement.

3.5 Disbursements on Release Dates.

(a) Subject to Section 3.6, on the first (1st) Business Day after the First Interim Release Date, the Escrow Agent shall, pursuant to and in accordance with Joint Instructions delivered in accordance with this Section 3.5(a), disburse to the account(s) specified in such Joint Instructions an aggregate amount (if positive) equal to (i) $13,636,364 minus (ii) the aggregate Indemnity Claim Amounts, if any, with respect to all then unresolved Claims previously sent to the Escrow Agent with a copy to Seller in accordance with Section 3.4 (each, a “Pending Claim”) and any portion of the Adjustment Amount that is the subject of a dispute between Parent and Seller, in each case, as of 5:00 p.m. New York time on the First Interim Release Date (such amount, the “First Interim Release Amount”). The “First Interim Release Date” shall mean [insert date that is 4 months after the Closing]. Subject to Section 3.6, on the first (1st) Business Day after the First Interim Release Date, Parent and Seller shall execute and deliver to the Escrow Agent Joint Instructions directing the Escrow Agent to disburse (x) to one or more accounts designated by Seller, the First Interim Release Amount minus the applicable Post-Closing Transaction Expense Amounts (as determined pursuant to Section 3.6(a)) and (y) to an account of DSW Group and/or such other accounts on behalf of DSW Group (in each case, to be designated by Parent), the applicable Post-Closing Transaction Expense Amounts (as determined pursuant to Section 3.6(a)).

(b) Subject to Section 3.6, on the first (1st) Business Day after the Second Interim Release Date, the Escrow Agent shall, pursuant to and in accordance with Joint Instructions delivered in accordance with this Section 3.5(b), disburse to the account(s) specified in such Joint Instructions an aggregate amount (if positive) equal to (i) $36,363,636 minus (ii) the First Interim Release Amount minus (iii) the aggregate Indemnity Claim Amounts, if any, with respect to all Pending Claims and any portion of the Adjustment Amount that is the subject of a dispute between Parent and Seller, in each case, as of 5:00 p.m. New York time on the Second Interim Release Date (such amount, the “Second Interim Release Amount”). The “Second Interim Release Date” shall mean the earlier of (A) the date on which the final audit report on the audited financial statements of DSW Group and its consolidated subsidiaries for the fiscal year ended December 31, 2013 (the “FY 2013 Audit”) is delivered and (B) April 30, 2014. Parent shall give Seller and the Escrow Agent written notice of the delivery of the FY 2013 Audit within two (2) Business Days of such delivery (for the avoidance of doubt, if such notice is not received on or prior to the last Business Day prior to April 30, 2014, the Second Interim Release Date shall be April 30, 2014). Subject to Section 3.6, on the first (1st) Business Day after the Second Interim Release Date, Parent and Seller shall execute and deliver to the Escrow Agent Joint Instructions directing the Escrow Agent to disburse (x) to one or more accounts designated by Seller, the Second Interim Release Amount minus the applicable Post-Closing Transaction Expense Amounts (as determined pursuant to Section 3.6(a)) and (y) to an account of DSW Group and/or such other accounts on behalf of DSW Group (in each case, to be designated by Parent), the applicable Post-Closing Transaction Expense Amounts (as determined pursuant to Section 3.6(a)).

(c) Subject to Section 3.6, on the first (1st) Business Day after the Final Release Date, the Escrow Agent shall, pursuant to and in accordance with Joint Instructions delivered in accordance with this Section 3.5(c), disburse to the account(s) specified in such Joint Instructions an aggregate amount (if positive) equal to (i) all funds then held in the Escrow Account minus (ii) the aggregate Indemnity Claim Amounts, if any, with respect to all Pending Claims as of 5:00 p.m. New York time on the Final Release Date (such amount, the “Final Release Amount”). The “Final Release Date” shall mean the earlier of (A) the date on which the final audit report on the audited financial statements of DSW Group and its consolidated subsidiaries for the fiscal year ended December 31, 2014 (the “FY 2014 Audit”) is delivered and (B) April 30, 2015.

Parent shall give Seller and the Escrow Agent written notice of the delivery of the FY 2014 Audit within two (2) Business Days of such delivery (for the avoidance of doubt, if such notice is not received on or prior to the last Business Day prior to April 30, 2015, the Final Release Date shall be April 30, 2015). Subject to Section 3.6, on the first (1st) Business Day after the Final Release Date, Parent and Seller shall execute and deliver to the Escrow Agent Joint Instructions directing the Escrow Agent to disburse (x) to one or more accounts designated by Seller, the Final Release Amount minus the applicable Post-Closing Transaction Expense Amounts (as determined pursuant to Section 3.6(a)) and (y) to an account of DSW Group and/or such other accounts on behalf of DSW Group (in each case, to be designated by Parent), the applicable Post-Closing Transaction Expense Amounts (as determined pursuant to Section 3.6(a)).

(d) On the first (1st) Business Day after resolution of each Pending Claim following the Final Release Date, Seller and Parent shall deliver Joint Instructions to the Escrow Agent instructing the Escrow Agent to disburse to one or more accounts designated by Seller and/or Parent, as applicable, the Indemnity Claim Amount with respect to such Pending Claim from the Escrow Account; provided, that, if, upon the resolution of such Pending Claim, amounts are to be disbursed from the Escrow Account to Seller, such Joint Instructions shall direct the Escrow Agent to disburse (i) to one or more accounts designated by Seller, the portion of the Indemnity Claim Amount with respect to such Pending Claim to be released to Seller minus the applicable Post-Closing Transaction Expense Amounts (as determined pursuant to Section 3.6(b)) and (ii) to an account of DSW Group and/or such other accounts on behalf of DSW Group (in each case, to be designated by Parent), the applicable Post-Closing Transaction Expense Amounts (as determined pursuant to Section 3.6(b)).

(e) All funds transfer instructions delivered pursuant to this Section 3.5 shall be subject to the requirements of Section 5.1(b).

3.6 Calculation of Post-Closing Transaction Expense Amounts.

(a) No earlier than (i) [insert date that is 45 days prior to the First Release Date], in the case of the First Interim Release Date, (ii) March 15, 2014, in the case of Second Interim Release Date or (iii) March 15, 2015, in the case of the Final Release Date, Seller shall deliver to Parent written notice of Seller’s calculation of the Transaction Expenses (as defined in the Merger Agreement) that will be payable under the Evercore Engagement Letter and the Transaction Management Incentive Plan (each, as defined in the Merger Agreement) as a result of the disbursement of amounts from the Escrow Account on such release date (such amounts, the “Post-Closing Transaction Expense Amounts”) and a schedule of the recipients of such Post-Closing Transaction Expense Amounts and the amount to be received by each such recipient (such calculation and schedule, a “Transaction Expense Calculation”), assuming, solely for the purposes of such Transaction Expense Calculation, that Parent does not deliver any additional Claim Notices prior to the applicable release date. Without limiting Parent’s right to deliver any additional Claim Notices, Parent will have a period of ten (10) Business Days following delivery of the Transaction Expense Calculation to notify Seller in writing (in reasonable detail) of any disagreements with the Transaction Expense Calculation. Parent and Seller shall attempt in good faith to resolve any disagreements that they may have with respect to the Transaction Expense Calculation; provided, that on the first (1st)

Business Day after the First Interim Release Date, the Second Interim Release Date or the Final Release Date, as applicable, Parent and Seller shall deliver Joint Instructions instructing the Escrow Agent to disburse the undisputed amounts payable to Seller in accordance with the last sentence of Section 3.5(a), 3.5(b) or 3.5(c), as applicable. If Parent fails to deliver a written objection to the Transaction Expense Calculation before the end of such ten (10)-Business Day period, the Transaction Expense Calculation shall become final and binding on Parent and Seller, subject solely to any adjustment that may be necessary in the event that Parent delivers any additional Claim Notices prior to the applicable release date, and on the first (1st) Business Day after the later of the First Interim Release Date, the Second Interim Release Date or the Final Release Date, as applicable, and the expiration of such ten (10)-Business Day period, Parent and Seller shall deliver Joint Instructions instructing the Escrow Agent in accordance with the last sentence of Section 3.5(a), 3.5(b) or 3.5(c), as applicable.

(b) No later than two (2) Business Days following the final resolution of any Pending Claim after the Final Release Date, Seller shall deliver to Parent its Transaction Expense Calculation with respect to the Post-Closing Transaction Expense Amounts payable as a result of the disbursement of amounts from the Escrow Account in connection with the resolution of such Pending Claim. Parent will have a period of up to three (3) Business Days following delivery of the Transaction Expense Calculation to notify Seller in writing (in reasonable detail) of any disagreements with the Transaction Expense Calculation. Parent and Seller shall attempt in good faith to resolve any disagreements that they may have with respect to the Transaction Expense Calculation; provided, that on the first (1st) Business Day following the expiration of such three (3)-Business Day period, Parent and Seller shall deliver Joint Instructions instructing the Escrow Agent to disburse the undisputed amounts payable to Seller in accordance with Section 3.5(d). If Parent fails to deliver a written objection to such Transaction Expense Calculation before the end of such three (3)-day period, the Transaction Expense Calculation shall become final and binding on Parent and Seller, and on the first (1st) Business Day following the expiration of such three (3)-Business Day period, Parent and Seller shall deliver Joint Instructions instructing the Escrow Agent in accordance with Section 3.5(d).

(c) If Parent and Seller are unable to resolve all of their disagreements with respect to a Transaction Expense Calculation delivered by Seller under Section 3.6(a) or (b) within thirty (30) days of the applicable release date, Parent and Seller shall refer their remaining disagreements to the Independent Auditor (as defined in the Merger Agreement), selected in accordance with Section 3.1(b)(ii) of the Merger Agreement, whose decision shall be final and binding on the Parent and Seller. On the first (1st) Business Day following the receipt by Parent and Seller of the written decision of the Independent Auditor, Parent and Seller shall deliver Joint Instructions instructing the Escrow Agent in accordance with the last sentence of Section 3.5(d). The fees, costs and expenses relating to the engagement of the Independent Auditor under this Section 3.6(c) shall be borne by the party whose aggregate calculations of the disputed amounts in their respective positions differs most greatly from the determination of the Independent Auditor.

3.7 For the avoidance of doubt, if any Joint Instructions authorize the disbursement of all of the then-remaining Escrowed Funds, such Joint Instructions shall constitute a Termination Notice (as defined below) and shall be treated as such in accordance with the provisions of Article VI. Further, the Escrow Agent is authorized to obtain confirmation of such Joint Instructions by telephone call-back to the person or persons designated for verifying such requests on Exhibit B (such person verifying the request shall be different from the person initiating the request). The Escrow Agent is authorized to disinvest the requisite amount of Escrowed Funds one (1) Business Day prior to the requested disbursement date, or may do so earlier if the Escrow Agent determines in its sole good faith discretion that disinvesting more than one (1) Business Day prior to the disbursement date is necessary in order to assure the availability of funds on the requested disbursement date.

3.8 If the Escrowed Funds are invested, any payment date will require an additional Business Day thereafter to disinvest in accordance with Section 3.1. Also in accordance with Section 3.1, all instructions to disburse via Claim Notice, Dispute Notice or Final Order must specify the items described in items (i) through (iv) of Section 3.1.

ARTICLE IV

COMPENSATION; EXPENSES

As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Exhibit A to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the carrying out of its duties under this Agreement. Parent and Seller shall each pay 50% of such fees and expenses. The Escrow Agent is hereby authorized and directed to withdraw from the Escrowed Funds any fees or expenses that have been invoiced but that have remained unpaid for sixty (60) days or more. Further, and in addition to the right given to it in the preceding sentence, the Escrow Agent is hereby authorized to withhold any disbursement it would otherwise make from the Escrow Account if at the time of such disbursement any invoiced fees or expenses remain unpaid. Amounts due for fees and expenses at the time this Agreement is executed shall be deemed to have been invoiced at such time and for purposes of this Article IV shall be deemed an invoice. It is understood that the foregoing provisions may affect the disbursement of funds to parties not responsible for the payment of fees and expenses.

ARTICLE V

EXCULPATION AND INDEMNIFICATION

5.1 (a) The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement which obligations and duties shall be deemed purely ministerial in nature. No additional obligations and duties of the Escrow Agent shall be inferred or implied from the terms of any other documents or agreements, notwithstanding references herein to other documents or agreements. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control the duties of the Escrow

Agent in all respects. The Escrow Agent shall not be subject to, or be under any obligation to ascertain or construe the terms and conditions of any other instrument, or to interpret this Agreement in light of any other agreement whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement. The Escrow Agent shall not be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same. The Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or document. The parties hereto shall provide the Escrow Agent with a list of authorized representatives, initially authorized hereunder as set forth on Exhibit B, as such Exhibit B may be amended or supplemented from time to time by delivery of a revised and re-executed Exhibit B to the Escrow Agent. Notwithstanding the foregoing sentence, the Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications reasonably believed by it to have been sent or given by the parties or by a person or persons authorized by the parties. Subject to the following sentence, the Escrow Agent specifically allows for receiving direction by written or electronic transmission from an authorized representative. Parent and Seller agree to indemnify and hold harmless the Escrow Agent against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent’s reliance upon and compliance with instructions or directions given by written or electronic transmission, provided, however, that such Losses have not arisen from the gross negligence or willful misconduct of the Escrow Agent, it being understood that forbearance on the part of the Escrow Agent to verify or confirm that the person giving the instructions or directions, is, in fact, an authorized person shall not be deemed to constitute gross negligence or willful misconduct; provided, further, it is agreed as between Parent and Seller, that the indemnification obligations set forth in this Section 5.1(a) shall be split 50-50.

(b) In the event that funds transfer instructions are given to the Escrow Agent pursuant to the terms of this Agreement (other than with respect to fund transfers to be made contemporaneously with the execution of this Agreement), regardless of the method used to transmit such instructions, such instructions must be given by an individual designated on Exhibit B, as amended in accordance with this Agreement. Further, the Escrow Agent is authorized to obtain and rely upon confirmation of such instructions by telephone call-back to the person or persons designated for verifying such instructions on Exhibit B (such person verifying the instruction shall be different than the person initiating the instruction). The Escrow Agent may require any party hereto which is entitled to direct the delivery of fund transfers to designate a phone number or numbers for purposes of confirming the requested transfer. The parties hereto agree that the Escrow Agent may delay the initiation of any fund transfer until all security measures it deems to be necessary and appropriate have been completed and shall incur no liability for such delay.

5.2 The Escrow Account shall be maintained in accordance with applicable laws, rules and regulations and policies and procedures of general applicability to escrow accounts established by the Escrow Agent. The Escrow Agent shall not be liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment or for any damages not directly resulting from its gross negligence or willful misconduct. Without limiting the generality of the foregoing sentence, it is hereby agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s duties hereunder, notwithstanding that the Escrow Agent was advised or otherwise made aware of the possibility of such damages. The Escrow Agent shall not be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control. Any act done or omitted to be done by the Escrow Agent pursuant to and in accordance with the advice of its attorneys shall be conclusively presumed to have been performed or omitted in good faith by the Escrow Agent.

5.3 In the event the Escrow Agent is notified of any dispute, disagreement or legal action relating to or arising in connection with this Agreement, the Escrowed Funds, or the performance of the Escrow Agent’s duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent’s reasonable discretion, it may require. Furthermore, if confronted with conflicting demands such that it determines in good faith that it risks incurring expense or liability regardless of any action it may take or refrain from taking, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized, at its option, to deposit with the court in which such action is filed, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which Parent and Seller agree on a joint and several basis to pay; provided, however, that, as between Parent and Seller, such costs, expenses, charges and attorneys’ fees shall be split 50-50. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all subsequent obligations and liability otherwise imposed by the terms of this Agreement.

5.4 Parent and Seller hereby agree, on a joint and several basis, to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against all out-of-pocket costs, damages, judgments, obligations and liabilities (including reasonable attorney’s fees) of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent’s gross negligence or willful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorneys’ fees, expenses, obligations, and liabilities; provided, however, that, as between Parent and Seller, the indemnification obligations set forth in this Section 5.4 shall be split 50-50. Without limitation, the foregoing indemnities shall extend to any breach of the representations, warranties or covenants in Section 9.4 of this Agreement. The costs and expenses of enforcing this right of indemnification also shall be paid by Parent and Seller on a joint and several basis; provided, however, it is agreed as between Parent and Seller, that such costs and expenses shall be split 50-50. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent and the termination of this Agreement.

ARTICLE VI

TERMINATION OF AGREEMENT

(a) This Agreement shall terminate on the termination date set forth in a properly executed and delivered Termination Notice (as defined below). Parent and Seller may, at any time, terminate this Agreement by delivering to the Escrow Agent written notice (the “Termination Notice”) signed by Parent and Seller setting forth (i) the requested termination date and (ii) instructions for the return or delivery of the parties’ then-escrowed property. The Termination Notice shall be received by the Escrow Agent not fewer than two (2) Business Days prior to the requested termination date. A form of Termination Notice is attached hereto as Exhibit C.

(b) Should Parent and Seller terminate this Agreement pursuant to this Article VI, it is understood and agreed by each of them that the Escrow Agent shall be entitled (i) to keep any monies paid to it in respect of fees or expenses previously due and owing and (ii) to offset from the amount of Escrowed Funds on deposit as of the date of the Termination Notice, any amounts due for fees and expenses that, as of such date, have been previously invoiced and remain unpaid or which are then due and payable on a pro rata basis. The Escrow Agent is authorized to disinvest the remaining Escrowed Funds one (1) Business Day prior to the requested date of termination set forth in the Termination Notice, or may do so earlier if the Escrow Agent determines in its sole good faith discretion that disinvesting more than one (1) Business Day prior to the requested date is necessary in order to assure the availability of funds on the requested termination date. Notwithstanding any other provision hereof, this Agreement shall not terminate before all amounts in the Escrow Account (including interest which has accrued but cannot be distributed prior to being posted) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

ARTICLE VII

RESIGNATION OF ESCROW AGENT

The Escrow Agent may resign at any time upon giving at least thirty (30) days prior written notice to Parent and Seller; provided, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and Seller shall use their best efforts to select a successor escrow agent within thirty (30) days after receiving such notice. If Parent and Seller fail to appoint a successor escrow agent within such time, the Escrow Agent shall have the right at the expense of Parent and Seller (which expenses shall be split between Parent and Seller 50-50) to petition any court of general jurisdiction sitting in Cook County, Illinois for the appointment of a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon delivery of such instrument, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. The Escrow Agent shall be paid any outstanding fees and expenses prior to transferring assets to a successor escrow agent.

ARTICLE VIII

NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) by facsimile on the Business Day such transmission was received, if received during normal business hours (electronically confirmed) (otherwise, the next Business Day); provided, that the original thereof also is sent contemporaneously by another method set forth in this Article VIII; (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems. Notices and other communications including Joint Instructions hereunder may be delivered or furnished by electronic mail, provided that any Joint Instructions or other formal notice be attached to an email message in PDF format and provided further that any notice or other communication sent to an e-mail address shall be deemed received upon and only upon the sender’s receipt of affirmative acknowledgement or receipt from the intended recipient. For purposes hereof, no acknowledgement of receipt generated on an automated basis shall be deemed sufficient for any purpose hereunder or admissible as evidence of receipt. Notices involving claims or objections to claims must be sent by registered or certified mail or by overnight courier and may not be sent via facsimile or email. All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Escrow Agent:

Bank of America, National Association
Global Custody and Agency Services
135 S. LaSalle Street
IL4-135-14-01
Chicago, Illinois 60603
Attention:	Tatjana Brown
Email:	tatjana.brown@baml.com
Fax No.:	(312) 992-9833
Telephone No.:	(312) 904-1455

If to Parent:

c/o Crestview Partners II, L.P.
667 Madison Avenue, 10th Floor
New York, NY 10065
Attention:	Jeff Marcus
Katherine Chung
Email:	jmarcus@crestview.com
kchung@crestview.com
Fax No.:	(212) 906-0793
Telephone No.:	(212) 906-0700

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Kenneth M. Schneider, Esq.
Neil Goldman, Esq.
Email:	kschneider@paulweiss.com
ngoldman@paulweiss.com
Fax No.:	(212) 757-3990
Telephone No.:	(212) 373-3000

If to Seller:

c/o Solar Capital Ltd.
500 Park Ave, 3rd Floor
New York, NY 10022
Attention:	Bill Eckmann
Christopher Jensen
Email:	eckmann@solarcapltd.com
jensen@solarcapltd.com
Fax No.:	(212) 994-8485
Telephone No.:	(212) 993-1670

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention:	Jeffrey A. Horwitz, Esq.
James D. Meade, Esq.
Email:	jhorwitz@proskauer.com
jmeade@proskauer.com
Fax No.:	(212) 969-2900
Telephone No.:	(212) 969-3000

ARTICLE IX

TAX REPORTING

9.1 Parent is intended to be, and shall be treated as, the owner for U.S. federal income tax purposes of the Escrowed Funds (and any other corpus and income held in the Escrow Account) and of all of the items of income, deductions and credits attributable to the Escrow Funds (and attributable to all of such other corpus and interest). The parties to this Agreement agree that they will not take any position in connection with the preparation, filing or audit of any tax return that is in any way inconsistent with the foregoing determination and the Escrow Agent shall, for each calendar year (or portion thereof) that the Escrow Account is in existence, report the income of the Escrow

Account (i) to Parent and (ii) to the IRS, consistently with the foregoing determination. Upon the written request of Parent following the end of any calendar quarter (a “Tax Distribution Request”), the Escrow Agent shall, in accordance with the procedure set forth below, distribute an amount equal to forty-five percent (45%) of the net income earned for U.S. federal income tax purposes on the investment of the Escrowed Funds during such calendar quarter (the “Tax Distribution Amount”) to one or more accounts designated by Parent. Parent shall prepare each Tax Distribution Request, which shall include its calculation of the applicable Tax Distribution Amount for the applicable calendar quarter and shall deliver each such Tax Distribution Request simultaneously to Escrow Agent and Seller. For a period of two (2) Business Days following its receipt of such calculation, Seller shall be entitled to object to such calculation solely for manifest error by providing written notice thereof to the Escrow Agent and Parent, in which case Parent shall correct such error and deliver a revised calculation of the Tax Distribution Amount to the Escrow Agent and Seller. If Parent so corrects its calculation of the Tax Distribution Amount or Seller fails to deliver an objection to Parent’s initial calculation of the Tax Distribution Amount within two (2) Business Days after its receipt thereof, then, no later than two (2) Business Days following the Escrow Agent’s receipt of the written approval of Parent, the Escrow Agent shall distribute the applicable Tax Distribution Amount to one or more accounts designated by Parent. Escrow Agent shall conclusively presume that any Tax Distribution Request or revised Tax Distribution Request or objections thereto delivered to Escrow Agent was simultaneously delivered to Seller or Parent, as applicable. For the avoidance of doubt, if Parent fails to deliver a Tax Distribution Request following any calendar quarter, Parent shall not be precluded from later delivering a Tax Distribution Request and receiving the applicable Tax Distribution Amount with respect to such quarter.

9.2 Parent and Seller understand and agree that they are required to provide the Escrow Agent with a properly completed and signed Tax Certification (as defined below) and that the Escrow Agent may not perform its duties hereunder without having been provided with such Tax Certification. Accordingly, Parent and Seller understand and agree that unless and until each such party has provided Tax Certifications to the Escrow Agent, the Escrow Account shall not be invested as otherwise provided herein, nor shall disbursements be made from the Escrow Account as otherwise provided at Article III. In the case of a person that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), an original IRS Form W-9 (or applicable successor form) will be provided. In the case of a person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (hereinafter a “foreign person”), an original applicable IRS Form W-8ECI, W-8IMY, W-8EXP or W-8BEN (or applicable successor form), along with any required attachments, will be provided to the Escrow Agent. As used herein “Tax Certification” shall mean an IRS form W-9 or W-8 as described above. Under current law, the applicable IRS Form W-8ECI, W-8IMY, W-8EXP or W-8BEN generally will expire every three (3) years and must be replaced with another properly completed and signed original sent to the Escrow Agent. A new original IRS Form W-8, indicating the relevant Escrow Account number, (or such other information or forms as required by law) must be delivered by each foreign person to, and received by, the Escrow Agent either prior to December 31st of the calendar year inclusive of the third (3rd) anniversary date of the date listed on the previously submitted form or as otherwise required by law.

9.3 The Escrow Agent will comply with any U.S. tax withholding or backup withholding and reporting requirements that are required by law. With respect to earnings allocable to a foreign person, the Escrow Agent will withhold U.S. tax as required by law and report such earnings and taxes withheld, if any, for the benefit of such foreign person on IRS Form 1042-S (or any other required form), unless such earnings and withheld taxes are exempt from reporting under Treasury Regulation Section 1.1461-1(c)(2)(ii) or under other applicable law. With respect to earnings allocable to a United States person, the Escrow Agent will report such income, if required, on IRS Form 1099 or any other form required by law. The IRS Forms 1099 and/or 1042-S shall show the Escrow Agent as payor and Parent as payee.

9.4 Each of Parent and Seller hereby (i) represents and warrants each for themselves that, as of the date this Agreement is made and entered into, the Escrow Account is not a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund within the meaning of Section 468B of the Code (and the regulations thereunder) and (ii) covenant that they shall not take, fail to take or permit to occur any action or inaction, on or after the date this Agreement is made and entered into, that causes the Escrow Account to become such a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund at any time.

9.5 Each of Parent and Seller agree that they are not relieved of their respective obligations, if any, to prepare and file information reports under Section 6041 of the Code, and the Treasury regulations thereunder, with respect to amounts of imputed interest income, as determined pursuant to Sections 483 or 1272 of the Code. The Escrow Agent shall not be responsible for determining or reporting such imputed interest.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Each party hereto represents and warrants that such party has all necessary power and authority to execute and deliver this Agreement and to perform all of such party’s obligations hereunder. This Agreement constitutes the legal, valid, and binding obligation of each party hereto, enforceable against such party in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

10.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule), and the parties hereto consent to exclusive jurisdiction in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, the federal courts of the United States of America located in the State of Delaware (and appellate courts thereof) for purposes of all legal proceedings (whether in tort, contract or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby.

10.3 Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow

Agent may transfer a substantial amount of its escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

10.4 This Agreement may be amended, modified, and/or supplemented only by an instrument in writing executed by all parties hereto.

10.5 This Agreement may be executed by the parties hereto individually or in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. This Agreement, signed and transmitted by facsimile machine or pdf file, is to be treated as an original document and the signature of any party hereon, if so transmitted, is to be considered as an original signature, and the document so transmitted is to be considered to have the same binding effect as a manually executed original.

10.6 The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement. Any references in this Agreement to any other agreement, instrument, or document are for the convenience of the parties and shall not constitute a part of this Agreement.

10.7 As used in this Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day when commercial banks in Chicago, Illinois or New York City are authorized or required by law or executive order to be closed.

10.8 This Agreement constitutes a contract solely among the parties by which it has been executed and is enforceable solely by the parties by which it has been executed and no other persons. It is the intention of the parties hereto that this Agreement may not be enforced on a third party beneficiary or any similar basis.

10.9 The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

10.10 No party hereto shall assign its rights hereunder until its assignee has submitted to the Escrow Agent (i) Patriot Act disclosure materials and the Escrow Agent has determined that on the basis of such materials it may accept such assignee as a customer and (ii) assignee has delivered an IRS Form W-8 or W-9, as appropriate, to the Escrow Agent which the Escrow Agent has determined to have been properly signed and completed. In addition, the foregoing rights to assign shall be subject, in the case of any party having an obligation to indemnify the Escrow Agent, to the Escrow Agent’s approval based upon the financial ability of assignee to indemnify it being reasonably comparable to the financial ability of assignor, which approval shall not be unreasonably withheld.

10.11 Escrow Agent will treat information related to this Agreement as confidential but, unless prohibited by law, each of Parent and Seller authorize the transfer or disclosure of any information relating to the Agreement to and between the subsidiaries, officers, affiliates and other representatives and advisors of Escrow Agent, wherever situated, for confidential use in the ordinary course of business, and further acknowledge that Escrow Agent and any such subsidiary, officer, affiliate, other representative or advisor may transfer or disclose any such information as required by any law, court, regulator or legal process.

Parent and Seller will treat the terms of this Agreement, including any Fee Schedule, as confidential except on a “need to know” basis to persons within or outside such party’s organization (including affiliates of such party), such as attorneys, accountants, bankers, financial advisors, auditors and other consultants of such party and its affiliates, except as required by any law, court, regulator or legal process and except pursuant to the express prior written consent of the other parties, which consent shall not be unreasonably withheld;

[signatures appear on the following page(s)]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Seller:

DSW GROUP HOLDINGS, LLC

By:
Name:
Title:

Parent:

CRESTVIEW DSW INVESTORS, L.P.

By:	Crestview DSW GP, LLC,
its General Partner

By:
Name:
Title:

Escrow Agent:

BANK OF AMERICA, NATIONAL ASSOCIATION

By:
Name:
Title:

Escrow Agreement

EXHIBIT A

ESCROW AGENT FEE SCHEDULE

Set-Up Fee:	$500.00

Tax Reporting Set-up Fee:	$500.00

Annual Administration Fee:	$2,000.00

Wire or Check Disbursement Fee	$20.00

Outside Counsel Pre-Closing:	N/A

THE SET-UP FEES AND FIRST YEAR’S ANNUAL ADMINISTRATION FEES ARE DUE UPON EXECUTION OF THE ESCROW AGREEMENT.

*	After the initial twelve (12) month period, the Annual Administration will be invoiced in advance on a six-month basis. Wire and check disbursement fees will be invoiced on a quarterly basis.

With respect to any investment not listed on Schedule I, the Escrow Agent will, on a quarterly basis, invoice an Administrative Services Fee in an amount equal to twenty five (25) basis points per annum on the value of the investment.

All out-of-pocket expenses will be billed at the Escrow Agent’s cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

[AN “EXHIBIT B” MUST BE COMPLETED AND EXECUTED FOR EACH PARTY TO THE AGREEMENT]

EXHIBIT B

Escrow Agreement dated as of [date] by and among DSW Group Holdings, LLC, Crestview DSW

Investors, L.P. and Bank of America, National Association

Certificate of Authorized Representatives – DSW Group Holdings, LLC

Name:	Name:

Title:	Title:

Phone:	Phone:

Facsimile:	Facsimile:

E-mail:	E-mail:

Signature:	Signature:

Fund Transfer / Disbursement Authority Level:	Fund Transfer / Disbursement Authority Level:

☐ Initiate	☐ Initiate
☐ Verify transactions initiated by others	☐ Verify transactions initiated by others

Name:	Name:

Title:	Title:

Phone:	Phone:

Facsimile:	Facsimile:

E-mail:	E-mail:

Signature:	Signature:

Fund Transfer / Disbursement Authority Level:	Fund Transfer / Disbursement Authority Level:

☐ Initiate	☐ Initiate
☐ Verify transactions initiated by others	☐ Verify transactions initiated by others

The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the person or persons identified above including without limitation, to initiate and verify funds transfers as indicated.

DSW Group Holdings, LLC:

By:
Name:
Title:
Date:

[AN “EXHIBIT B” MUST BE COMPLETED AND EXECUTED FOR EACH PARTY TO THE AGREEMENT]

EXHIBIT B

Escrow Agreement dated as of [date] by and among DSW Group Holdings, LLC, Crestview DSW

Investors, L.P. and Bank of America, National Association

Certificate of Authorized Representatives – Crestview DSW Investors, L.P.

Name:	Name:

Title:	Title:

Phone:	Phone:

Facsimile:	Facsimile:

E-mail:	E-mail:

Signature:	Signature:

Fund Transfer / Disbursement Authority Level:	Fund Transfer / Disbursement Authority Level:

☐ Initiate	☐ Initiate
☐ Verify transactions initiated by others	☐ Verify transactions initiated by others

Name:	Name:

Title:	Title:

Phone:	Phone:

Facsimile:	Facsimile:

E-mail:	E-mail:

Signature:	Signature:

Fund Transfer / Disbursement Authority Level:	Fund Transfer / Disbursement Authority Level:

☐ Initiate	☐ Initiate
☐ Verify transactions initiated by others	☐ Verify transactions initiated by others

The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the person or persons identified above including without limitation, to initiate and verify funds transfers as indicated.

Crestview DSW Investors, L.P.

By:	Crestview DSW GP, LLC,
its General Partner

By:
Name:
Title:
Date:

EXHIBIT C

FORM OF TERMINATION NOTICE

[Date]

Bank of America, National Association

Global Custody and Agency Services

135 South LaSalle Street

IL4-135-14-01

Chicago, Illinois 60603

Attention: [—]

Fax: (312) 992-9833

NOTICE OF TERMINATION

Ladies and Gentlemen:

We refer you to that certain Escrow Agreement (the “Agreement”), dated as of [—], by and among DSW Group Holdings, LLC, Crestview DSW Investors, L.P. and Bank of America, National Association, as Escrow Agent, a photocopy of which is attached hereto. Capitalized terms used but not defined in this letter shall have the meanings given them in the Agreement.

We hereby notify you, in accordance with the terms and provisions of Article VI(a) of the Agreement, that we are terminating the Agreement. Accordingly, we request that you terminate the Agreement as of [—]1. Those undertakings that, under the provisions of the Agreement, shall survive termination of the Agreement shall continue as provided therein. All Escrowed Funds or items of property thereafter on deposit or held in the Escrow Account or by the Escrow Agent pursuant to the Agreement shall, concurrently with the termination of the Agreement, be delivered by, as applicable, federal wire transfer or nationally recognized overnight courier service as follows:

[Describe escrowed property or funds amount to be delivered]:

To [Designate Party], at: [insert fed wire instructions or physical address for overnight courier delivery].

Very truly yours,

Seller:	Parent:
DSW GROUP HOLDINGS, LLC	CRESTVIEW DSW INVESTORS, L.P.

	By:	Crestview DSW GP, LLC,
its General Partner

By:	By:
Name:	Name:
Title:	Title:

[1]	Date should be not fewer than 2 Business Days after the date of this Notice.

SCHEDULE I

ESCROW ACCOUNT INVESTMENT SELECTION FORM

INFORMATION AND DISCLOSURES REGARDING INVESTMENTS

Institutional Deposit Account:

U.S and non U.S. Corporate and Institutional Investor Use Only

The Institutional Deposit Account is a Money Market Deposit Account held at Bank of America, N.A. For more complete information about IDA, please refer to the terms and conditions and fact sheet. You should read and review this information carefully before investing. Past performance is no guarantee of future results. Funds deposited in IDA are insured to the maximum extent permitted by law and regulation by the Federal Deposit Insurance Corporation. IDA has a normal cutoff time of 4:00PM (central time) and any cash received after that time will not be invested until the next business day.

Repurchase Agreement Account:

U.S Corporate and Institutional Investor Use Only

The Repurchase Agreement Account (“RAA”) is a Repurchase Agreement with Bank of America, National Association (“Bank”) and is available with the establishment of an account with Global Custody and Agency Services, a division of Bank acting on your behalf (“GCAS”). For more complete information about RAA, please refer to the terms and conditions and fact sheet. You should read and review this information carefully before investing. Past performance is no guarantee of future results. Repurchase Agreements are not deposits within the meaning of the Federal Deposit Insurance Act (12 U.S.C. 1813(l)), are not insured or guaranteed by the U.S. Government, the FDIC or any other government agency, and involve investment risk, including possible loss of principal. If a receiver were appointed for Bank of America, the client would have an ownership interest in the securities sold to the client that are described in the applicable trade confirmation received by GCAS on behalf of all clients investing in RAA or, if the transaction were deemed to be a loan, the client would be a secured creditor and have a perfected interest in such securities. RAA has a normal cutoff time of 1:00PM (central time) and any cash received after that time will not be invested until the next business day.

Money Market Funds:

U.S Corporate and Institutional Investor Use Only

For more complete information about a money market fund listed in this form, including expenses, investment objectives, and past performance, please refer to the prospectus. You should read and review this information carefully before investing. Past performance is no guarantee of future results. Investments in money market mutual funds are neither insured nor guaranteed by Bank of America, N.A. and its affiliates, or by any Government Agency. There can be no assurance that the funds can maintain a stable net asset value of $1.00 per share. Bank of America, N. A. typically has a normal cut-off time of one hour prior to the money market mutual fund’s stated cut off time and any cash received after that time will not be invested until the next Business Day.

The parties to the agreement understand and agree that the Escrow Agent may receive certain revenue associated with money market fund investments. These revenues take one of two forms:

Shareholder Servicing Payments: The Escrow Agent may receive shareholder servicing payments commensurate with the shareholder services provided for the money market fund company. Shareholder services typically provided by Bank of America, N.A. include the maintenance of shareholder ownership records, distributing prospectuses and other shareholder information materials to investors and handling proxy-voting materials. Typically shareholder servicing payments are paid under a money market fund’s 12b-1 distribution plan and impact the investment performance of the fund by the amount of the fee. The shareholder servicing fee payable from any money market fund is detailed in the fund’s prospectus provided to you.

Revenue Sharing Payments: The Escrow Agent may receive revenue sharing payments from a money market fund company. These payments represent a reallocation to the Escrow Agent of a portion of the compensation payable to the fund company in connection with a money market fund investment. Revenue sharing payments constitute a form of fee sharing between the fund company and the Escrow Agent and do not, as a general rule, result in any additional charge or expense in connection with a money market fund investment, are not paid under a 12b-1 plan, and do not impact the investment performance of the fund. The amount of any revenue share, if any, payable to the Escrow Agent with respect to your account’s investments is available upon request.

In the event that a money market fund has been designated as the investment, the parties hereto acknowledge delivery of the prospectus for such fund. The Parties hereto acknowledge that money market funds and other non-deposit investments are not deposits in or obligations of, or guaranteed by, Bank of America Corporation or any of its affiliates and are not insured by the FDIC or any government agency. Investments in money market funds involve investment risks, including possible loss of principal.

Acknowledged and agreed to this      day of             , 20    :

DSW GROUP HOLDINGS, LLC

By:
Name:
Title:

ESCROW ACCOUNT INVESTMENT SELECTION FORM (Con’t)
X	CUSIP	TICKER	INTERNAL

Bank of America Institutional Deposit Account (IDA) (a Money Market Deposit Account at Bank of America, N.A.)	N/A	N/A	999100845

Repurchase Agreement Account (“RAA”) (a Repurchase Agreement with Bank of America, N.A.)	N/A	N/A	9998SF748

BofA Cash Reserves - Daily Share	19765K605	NSHXX	999301229

BofA Government Reserves - Daily Share	19765K761	NRDXX	999301195

BofA Treasury Reserves - Daily Share	19765K282	NDLXX	999301138

BofA Municipal Reserves Daily	097100416	NMDXX	999301161
BOFA Tax Exempt Reserves - Daily Share	097100192	NEDXX	999301153

Please indicate a selection by placing an “X” to the left of the investment name.

DSW GROUP HOLDINGS, LLC

By:

Name:

Title:

Date:

ANNEX I

FORM OF JOINT INSTRUCTIONS

[Date]

Bank of America, National Association

Global Custody and Agency Services

135 South LaSalle Street

IL4-135-14-01

Chicago, Illinois 60603

Attention: [—]

Fax: (312) 992-9833

JOINT INSTRUCTIONS

Ladies and Gentlemen:

We refer you to that certain Escrow Agreement (the “Agreement”), dated as of [—], by and among DSW Group Holdings, LLC, Crestview DSW Investors, L.P. and Bank of America, National Association, as Escrow Agent. Capitalized terms used but not defined in this letter shall have the meanings given them in the Agreement.

Pursuant to the provisions of the Agreement, you are hereby directed to disburse funds held in the Escrow Account as follows:

(i) [the amount to be disbursed],

(ii) [the date of disbursement],

(iii) [the recipient of the disbursement, and]

(iv) [the manner of disbursement and delivery instructions (including wiring instructions if applicable.]

Very truly yours,

Seller:	Parent:
DSW GROUP HOLDINGS, LLC	CRESTVIEW DSW INVESTORS, L.P.

	By:	Crestview DSW GP, LLC,
its General Partner

By:	By:
Name:	Name:
Title:	Title: